                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA

                                                12 Months        Eight Months
                                              Ended Aug. 31,    Ended Aug. 31,          Year Ended Dec. 31,
(Dollars in millions, except per share and   ----------------  ----------------  ----------------------------------
  pro forma share amounts)                    2004     2003     2003     2002     2002     2001     2000     1999
                                             -------  -------  -------  -------  -------  -------  -------  -------
OPERATING RESULTS:
Net sales(1,2)                               $ 5,433  $ 4,930  $ 3,383  $ 3,131  $ 4,678  $ 5,463  $ 5,481  $ 5,193
Income from operations                           613      682      488      153      348      685      591      649
Income from continuing operations                266       98       --       48      146      318      196      175
Income (loss) on discontinued operations(2)        1      (18)     (11)     (11)     (17)     (23)     (21)     (25)
Cumulative effect of a change in accounting
  principle(1,3,4)                                --      (12)     (12)  (1,822)  (1,822)      --      (26)     --
Net income (loss)                                267       68      (23)  (1,785)  (1,693)     295      149      150

BASIC EARNINGS (LOSS) PER SHARE AND PER PRO
  FORMA SHARE:(5)
Income from continuing operations            $  1.01  $  0.37  $    --  $  0.18  $  0.56  $  1.23  $  0.76  $  0.68
Loss on discontinued operations(2)                --    (0.06)   (0.04)   (0.04)   (0.07)   (0.09)   (0.08)   (0.10)
Cumulative effect of accounting
  change(1,3,4)                                   --    (0.05)   (0.05)   (7.00)   (6.99)      --    (0.10)      --
Net income (loss)                               1.01     0.26    (0.09)   (6.86)   (6.50)    1.14     0.58     0.58

DILUTED EARNINGS (LOSS) PER SHARE AND PER
  PRO FORMA SHARE:(5)
Income from continuing operations            $  0.99  $  0.37  $    --  $  0.18  $  0.56  $  1.21  $  0.76  $  0.68
Loss on discontinued operations(2)                --    (0.06)   (0.04)   (0.04)   (0.07)   (0.09)   (0.08)   (0.10)
Cumulative effect of accounting
  change(1,3,4)                                   --    (0.05)   (0.05)   (6.92)   (6.94)      --    (0.10)      --
Net income (loss)                               0.99     0.26    (0.09)   (6.78)   (6.45)    1.12     0.58     0.58

FINANCIAL POSITION AT END OF PERIOD:
Total assets(6)                              $ 9,164  $ 9,536  $ 9,536  $ 9,175  $ 8,949  $11,454  $11,731  $11,101
Working capital(6,7)                           3,037    2,920    2,920    2,804    2,537    2,373    2,213    2,323
Current ratio(6,7)                            2.60:1   2.45:1   2.45:1   2.62:1   2.36:1   1.99:1   1.80:1   2.36:1
Long-term debt                                 1,075    1,258    1,258    1,148      851      893      962    4,278
Debt-to-capital(8)                                22%      23%      23%      27%      19%      19%      19%      48%

OTHER DATA (APPLICABLE FOR PERIODS
  SUBSEQUENT TO IPO):(9)
Dividends per share(10,11)                   $  0.68  $  0.49  $  0.25  $  0.24  $  0.48  $  0.48  $  0.09      N/A
Stock price per share:
  High                                       $ 38.50  $ 26.35  $ 26.35  $ 33.29  $33.290  $38.800  $27.380      N/A
  Low                                        $ 23.08  $ 13.55  $ 13.55  $ 13.01  $13.010  $26.875  $19.750      N/A
  End of period                              $ 36.60  $ 25.71  $ 25.71  $ 18.37  $19.130  $33.800  $27.060      N/A
Basic shares outstanding                       264.4    261.6    261.7    260.3    260.7    258.1    258.0      N/A
Diluted shares outstanding                     269.2    261.8    262.1    263.2    262.6    263.6    258.5      N/A
Employees (at end of period)                  12,600   13,200   13,200   14,000   13,700   14,600   14,700      N/A
                                             -------  -------  -------  -------  -------  -------  -------  -------

See Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- for information regarding the factors that have affected or may affect our business results. In July 2003, Monsanto's board of directors approved a change in the company's fiscal year end from December 31 to August 31. Accordingly, data presented in this report for the period from Jan. 1, 2003, through Aug. 31, 2003, is otherwise known as the transition period. For all periods except the 12 months ended Aug. 31, 2003, and the eight months ended Aug. 31, 2002, the operating results data, earnings (loss) per share and per pro forma share data, and financial position data set forth above are derived from Monsanto Company's audited consolidated financial statements. For the 12-month period ended Aug. 31, 2003, and the eight-month period ended Aug. 31, 2002, this data is derived from unaudited consolidated financial statements.

                                                                    EXHIBIT 99.1

(1) In 2000, Monsanto adopted the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. Monsanto's adoption of SAB 101 primarily affected its recognition of license revenues from biotechnology traits sold through third-party seed companies. Monsanto adopted the provisions of SAB 101 as an accounting change, recognizing as a cumulative effect of a change in accounting principle a loss of $26 million aftertax ($0.10 per basic and diluted pro forma share) effective Jan. 1, 2000. Assuming SAB 101 was applied retroactively, net income and basic and diluted earnings per pro forma share would have been higher by these amounts in 2000, and lower by these same amounts in 1999.

(2) In second quarter 2005, the company committed to a plan to sell the environmental technologies businesses. As part of the fiscal year 2004 restructuring plan, Monsanto announced plans to: (1) exit the European breeding and seed business for wheat and barley, and (2) discontinue the plant-made pharmaceuticals program. In the fourth quarter of fiscal year 2004, Monsanto finalized the sale of assets associated with the company's European wheat and barley business. Accordingly, these businesses have been presented as discontinued operations in the Statement of Consolidated Operations for all periods presented above.

(3)   In 2002, Monsanto adopted Statement of Financial Accounting Standards
      (SFAS) No. 142, Goodwill and Other Intangible Assets. In connection with the adoption of this new accounting standard, Monsanto recognized a transitional goodwill impairment charge of $1.8 billion aftertax effective Jan. 1, 2002.

(4) In 2003, Monsanto adopted SFAS No. 143, Accounting for Asset Retirement Obligations. In connection with the adoption of this new accounting standard, Monsanto recorded a cumulative effect of accounting change of $12 million aftertax ($0.05 per basic and diluted share) effective Jan. 1, 2003.

(5) Diluted earnings per pro forma share for 2000 were calculated using 258 million weighted-average common shares outstanding plus the effect of dilutive common share equivalents totaling 0.5 million, consisting of outstanding stock options. For all periods prior to 2000, basic and diluted earnings per pro forma share were calculated using 258 million weighted-average common shares, the number of common shares outstanding immediately after the IPO in October 2000.

(6) Certain prior-year amounts have been reclassified to conform with the current-year presentation.

(7) Working capital is total current assets less total current liabilities; current ratio represents total current assets divided by total current liabilities.

(8) Debt-to-capital is the total of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners' equity. Fluctuations in our debt-to-capital ratio from December 31 to August 31 were affected by the seasonality of our business.

(9) Prior to Sept. 1, 2000, Monsanto was the agricultural business of Pharmacia Corporation and was not a separate corporate entity with shares outstanding or employees.

(10) The dividend of $0.09 per share on the company's common stock declared in the fourth quarter of calendar year 2000 is prorated. It was based on a quarterly dividend rate of $0.12 per share, which reflected a policy adopted by the board of directors following Monsanto's IPO. The board of directors increased the company's dividend rate in April 2003 to $0.13 and in May 2004 to $0.145.

(11) In fiscal year 2004, there were five dividends declared. In first and second quarters of 2004, the company declared a dividend of $0.13 per share. In the third quarter of 2004, Monsanto declared two dividends of $0.13 per share and $0.145 per share, totaling $0.275 per share. In the fourth quarter of 2004, the company declared a dividend of $0.145 per share. Refer to footnote 10 to this table for an explanation of the dividend rate increase in fiscal year 2004.

                                                                    EXHIBIT 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

BACKGROUND

Monsanto Company is a leading global provider of agricultural products and integrated solutions for farmers. We produce leading seed brands, including DEKALB and ASGROW, and we develop biotechnology traits that assist farmers in controlling insects and weeds. We provide other seed companies with genetic material and biotechnology traits for their seed brands. We also make ROUNDUP herbicide and other herbicides. Our seeds, related biotechnology trait products and herbicides can be combined to provide growers with integrated solutions that improve productivity and reduce the costs of farming. We also provide lawn-and-garden herbicide products for the residential market and animal agricultural products focused on improving dairy cow productivity and swine genetics.

We manage our business in two segments: Seeds and Genomics, and Agricultural Productivity. The Seeds and Genomics segment consists of the global seeds and related traits businesses, and genetic technology platforms. The Agricultural Productivity segment consists of the crop protection products (ROUNDUP and other glyphosate-based herbicides and selective chemistries), animal agriculture businesses and lawn-and-garden herbicide products. More than 46 percent of our sales, 37 percent of our Seeds and Genomics segment's sales, and 53 percent of our Agricultural Productivity segment's sales were made outside the United States during fiscal year 2004. In second quarter 2005, we committed to a plan to sell the environmental technologies businesses. In October 2003, we announced plans to exit the European breeding and seed business for wheat and barley and to discontinue the plant-made pharmaceuticals program. As a result of these exit plans, financial data for these businesses has been presented as discontinued operations as outlined below. The financial statements have been recasted and prepared in compliance with the provisions of SFAS 144. Accordingly, for fiscal year 2004, the eight months ended Aug. 31, 2003, and calendar years ended Dec. 31, 2002 and 2001, the Statement of Consolidated Operations has been conformed to this presentation. In the fourth quarter of 2004, we finalized the sale of assets associated with our European wheat and barley business. Refer to Item 8 -- Note 27 -- Discontinued Operations -- for further details. The European wheat and barley business and the plant-made pharmaceuticals program were previously reported as part of the Seeds and Genomics segment, and the environmental technologies businesses were previously reported as part of the Agricultural Productivity segment.

As discussed in Item 1 -- "Business," Monsanto comprises the operations, assets and liabilities that were previously the agricultural business of Pharmacia, which is now a subsidiary of Pfizer. Beginning Sept. 1, 2000, the consolidated financial statements reflect the results of operations, financial position, and cash flows of the company as a separate entity responsible for procuring or providing for itself the services and financing previously provided by Pharmacia. The consolidated financial statements also include the costs of services purchased from Pharmacia and the reimbursement for services provided to Pharmacia pursuant to a transition services agreement.

Certain prior-period amounts have been reclassified to conform with the current-year presentation. These reclassifications include a net sales and cost of goods sold reclassification related to outward freight costs. We typically pay the freight costs for transporting finished products to customers and have historically recorded these costs as a reduction of net sales. Following the guidance of Emerging Issues Task Force Issue 00-10, Accounting for Shipping and Handling Fees and Costs, the company has reclassified outward freight on sales, resulting in an increase in previously reported net sales with a corresponding increase in cost of goods sold for all periods reported herein.

MD&A should be read in conjunction with Monsanto's consolidated financial statements and the accompanying notes. Unless otherwise indicated, "earnings
(loss) per share" and "per share" mean diluted earnings (loss) per share. In the tables, all dollar amounts are expressed in millions, except per share amounts. Unless otherwise indicated, trademarks owned or licensed by Monsanto or its subsidiaries are shown in all capital letters. Unless otherwise noted, all amounts and analyses are based on continuing operations.

CHANGE IN FISCAL YEAR END

In July 2003, Monsanto's board of directors approved a change to Monsanto's fiscal year end from December 31 to August 31. This change aligned our fiscal year more closely with the seasonal nature of our business. In view of this change,

                                                                    EXHIBIT 99.1

MD&A compares the consolidated financial statements as of and for the 12 months ended Aug. 31, 2004, with the consolidated financial statements as of and for the 12 months ended Aug. 31, 2003. References to 2004 refer to the fiscal year ended Aug. 31, 2004. MD&A also compares the consolidated financial statements as of and for the eight months ended Aug. 31, 2003 (the transition period) with the consolidated financial statements as of and for the eight months ended Aug. 31, 2002. Although this report does not present the consolidated financial statements for the 12 months ended Aug. 31, 2003, and as of and for the eight months ended Aug. 31, 2002, we have included summary information in MD&A for these periods for comparability purposes because of the seasonality of our business. We are also including a discussion and analysis of our financial statements for calendar years ended Dec. 31, 2002 and 2001.

Throughout MD&A, data for all periods except for the 12 months ended Aug. 31, 2003, and as of and for the eight months ended Aug. 31, 2002, are derived from our audited consolidated financial statements, which appear in this report. All data for the 12 months ended Aug. 31, 2003, and as of and for the eight months ended Aug. 31, 2002, are derived from our unaudited consolidated financial statements, which are not presented herein. Summary financial information for the eight-month period ended Aug. 31, 2002, can be found in Item 8 -- Note 4 -- Change in Fiscal Year End.

FINANCIAL MEASURES

EBIT is defined as earnings before interest and taxes. Earnings is intended to mean net income (loss) as presented in the Statement of Consolidated Operations under generally accepted accounting principles. EBIT is the primary operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by Monsanto management in determining resource allocations within the company. See Note 23 -- Segment and Geographic Data -- for a reconciliation to net income (loss) for fiscal year 2004, the eight months ended Aug. 31, 2003, and calendar years ended Dec. 31, 2002 and 2001.

We also provide information regarding free cash flow, an important liquidity measure for Monsanto. We define free cash flow as the total of net cash provided or required by operations and provided or required by investing activities. We believe that free cash flow is useful to investors and management as a measure of the ability of our business to generate cash. This cash can be used to meet business needs and obligations, to reinvest into the company for future growth, or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used by management as one of the performance measures in determining incentive compensation.

The presentation of EBIT and free cash flow information is intended to supplement investors' understanding of our operating performance and liquidity. Our EBIT and free cash flow measures may not be comparable to other companies' EBIT and free cash flow measures. Furthermore, these measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

EXECUTIVE SUMMARY

CONSOLIDATED OPERATING RESULTS -- Net sales increased 10 percent to $5.4 billion in fiscal year 2004 from $4.9 billion in the comparable 2003 12-month period. Sales increased 21 percent, or $400 million, in the Seeds and Genomics segment and 3 percent, or $103 million, in the Agricultural Productivity segment. We experienced sales improvements in corn and soybean traits in the United States, corn seed in the United States, Europe and Brazil, and cotton traits in the United States and India. Sales of ROUNDUP and other glyphosate-based herbicides increased in all world areas outside the United States. Despite somewhat higher volumes, mix continued to shift to lower-priced glyphosate products and market share declined in our U.S. glyphosate business in line with our expectations. Consistent with results for the comparable 2003 12-month period, the gross profit contribution of our Seeds and Genomics segment surpassed the gross profit contribution of our glyphosate business. Fiscal 2004 operating expenses increased 20 percent, or $327 million, and were driven by higher selling, general and administrative expenses, net restructuring charges, and a 2004 goodwill impairment. See the "Restructuring and Other Special Items" section of MD&A, which outlines the fiscal year 2004 restructuring program and related goodwill impairment. In the comparable 2003 12-month period, we participated in a global settlement, which included Solutia and Pharmacia, relating to certain polychlorinated biphenyl (PCB) litigation in Alabama. This global settlement resulted in a $396 million pretax net expense. Fiscal year 2004 net income of $267 million, or $0.99 per share, improved from $68 million, or $0.26 per share, in the comparable 2003 12-month period. For further details, see the "Results of Operations," "Seeds and Genomics Segment," and "Agricultural Productivity Segment" sections of MD&A.

                                                                    EXHIBIT 99.1

FINANCIAL CONDITION, LIQUIDITY, AND CAPITAL RESOURCES -- As of Aug. 31, 2004, the balance of cash and cash equivalents was more than $1.0 billion. In fiscal year 2004, we contributed $400 million toward the PCB litigation settlement, purchased $266 million of our shares, and made $215 million in voluntary pension contributions. For fiscal year 2004, net cash provided by operations was $1,261 million, compared with $1,128 million in the comparable prior-year period. Net cash required by investing activities was $262 million in 2004 and $482 million in the comparable 2003 12-month period. As a result, our free cash flow as defined in the "Financial Measures" section above was $999 million in fiscal year 2004 compared with $646 million in the comparable 2003 12-month period. The increase in free cash flow was driven by improved trade accounts receivable collections globally and the timing of short-term investments, which were partially offset by the PCB litigation settlement payment net of PCB insurance proceeds and higher voluntary pension contributions in fiscal year 2004. Total debt outstanding remained consistent between Aug. 31, 2004, and Aug. 31, 2003, at approximately $1.5 billion. See the "Financial Condition, Liquidity, and Capital Resources" section of MD&A for a more detailed discussion.

OUTLOOK -- We are continuing to evolve to a company led by its strengths in seeds and biotechnology traits as a means of delivering solutions to our customers. We aim to continually improve our products to maintain market leadership and to support near-term performance. We are focused on solving problems in new ways for farmers and bringing second-generation traits to the market, such as BOLLGARD II, and pipeline products in advanced stages, such as ROUNDUP READY Flex cotton. We are also focused on providing farmers with multiple solutions in one seed, or "stacking" more than one trait in a seed. Our second-generation products are being introduced before the competition has delivered its first-generation products. Our capabilities in biotechnology research are generating a rich product pipeline that is expected to drive long-term growth. We aspire to bring new solutions to our customers' unmet needs, for example crops with improved oil and protein composition and drought-tolerant crops. The viability of our product pipeline depends in part on the speed of regulatory approvals globally. As a key determinant of our ability to launch new products, we have focused on aspects of the process we can control. This has resulted in programs such as the Brazil value capture system, which makes it possible to collect a royalty on our ROUNDUP READY soybean invention even though the longer-term regulatory system there is still evolving. Concurrent to this activity in the Seeds and Genomics segment, we are focused on reducing the costs associated with our agricultural chemistry business as that sector matures globally. ROUNDUP remains the market leader; however, the mix of our glyphosate products reflects the increased competitive dynamics of the marketplace.

We are required to indemnify Pharmacia for Solutia's Assumed Liabilities, to the extent that Solutia fails to pay, perform or discharge those liabilities. Prior to and following its filing for bankruptcy protection, Solutia has disclaimed responsibility for Solutia's Assumed Liabilities. It is reasonably possible that our obligation to indemnify Pharmacia for Solutia's Assumed Liabilities could result in a material adverse effect on our financial position, profitability and/or liquidity; however, that effect cannot be reasonably estimated at this time. See Item 3 -- Legal Proceedings and Item 8 -- Note 22 -- Commitments and Contingencies for further details.

Refer to the "Outlook" section of MD&A for a more detailed discussion of the opportunities, challenges and risks we have identified for our business.

In October 2004, we announced that return on capital would be a new financial measure for fiscal year 2005. We intend to improve return on capital through continued optimization of the ROUNDUP business while accelerating the seeds and traits businesses. Additionally, we expect our compounded annual earnings per share growth rate to somewhat increase in fiscal year 2005 from the fiscal year 2004 earnings per share base, excluding for both years restructuring charges, the goodwill impairment and discontinued operations. We expect the earnings per share growth to be driven by greater acreage penetration of biotech traits, the use of more than one trait per acre, and pricing flexibility in our global seeds and traits businesses. The factors described in the "Cautionary Statements: Risk Factors Regarding Forward-Looking Statements" section of MD&A represent continuing risks to this expectation.

                                                                    EXHIBIT 99.1

RESULTS OF OPERATIONS

OVERVIEW OF FINANCIAL PERFORMANCE (12 months ended Aug. 31, 2004, compared with 12 months ended Aug. 31, 2003)

We recognized net income of $267 million during fiscal year 2004, and net income of $68 million during the comparable period in 2003. In addition to the discussion that follows the table below, see the "Overview -- Executive Summary" section of MD&A for an overview of our results of operations for these periods.

                                                                                  12 Months
                                                                               Ended Aug. 31,
                                                                             -------------------
                                                                              2004        2003
                                                                             -------     -------
NET SALES                                                                    $ 5,433     $ 4,930
GROSS PROFIT                                                                   2,537       2,279
OPERATING EXPENSES:
  Selling, general and administrative expenses                                 1,128       1,018
  Bad-debt expense                                                               106          66
  Research and development expenses                                              509         482
  Impairment of goodwill                                                          69          --
  Restructuring charges -- net                                                   112          31
                                                                             -------     -------
TOTAL OPERATING EXPENSES                                                       1,924       1,597
                                                                             -------     -------
INCOME FROM OPERATIONS                                                           613         682
  Interest expense -- net                                                         67          69
  PCB litigation settlement expense -- net                                        --         396
  Other expense -- net                                                           152          75
                                                                             -------     -------
Income from Continuing Operations Before Income Taxes                            394         142
  Income tax provision                                                           128          44
                                                                             -------     -------
INCOME FROM CONTINUING OPERATIONS                                                266          98
DISCONTINUED OPERATIONS:
    Loss from operations of discontinued businesses                               (6)        (28)
    Income tax benefit                                                            (7)        (10)
                                                                             -------     -------
Income (Loss) on Discontinued Operations                                           1         (18)
                                                                             -------     -------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                             267          80
Cumulative Effect of a Change in Accounting Principle, Net of Tax Benefit         --         (12)
                                                                             -------     -------
NET INCOME                                                                   $   267     $    68
                                                                             -------     -------
DILUTED EARNINGS (LOSS) PER SHARE:
  Income from continuing operations                                          $  0.99     $  0.37
  Loss on discontinued operations                                                 --       (0.06)
  Cumulative effect of accounting change                                          --       (0.05)
                                                                             -------     -------
Net Income                                                                   $  0.99     $  0.26
                                                                             =======     =======

NET SALES increased 10 percent in fiscal year 2004 from the same period a year ago. We experienced sales growth in both segments. Our Seeds and Genomics segment net sales improved 21 percent, and sales for our Agricultural Productivity segment increased 3 percent. Ideal weather conditions in almost every world area in fiscal year 2004 contributed to the sales improvements for both segments. Sales of corn, soybean and cotton traits in the United States, and corn seed in the United States, Europe and Brazil drove the Seeds and Genomics segment net sales increase. Sales of ROUNDUP and other glyphosate-based herbicides increased in all world areas outside the United States, with Brazil providing the largest contribution to the fiscal year 2004 sales increase. The Agricultural Productivity segment was negatively affected by a sizable sales decline of ROUNDUP and other glyphosate-based herbicides in the United States because of a mix shift to lower-tier glyphosate products and a market share decline of several share points in line with our expectations. For a more detailed discussion of the factors affecting the net sales comparison, see the "Seeds and Genomics Segment" and the "Agricultural Productivity Segment" sections.

GROSS PROFIT increased 11 percent in fiscal year 2004, which was consistent with the 10 percent net sales increase. Total company gross profit as a percentage of sales was 47 percent in fiscal year 2004 and 46 percent in the comparable prior-year 12-month period. Consistent with the results of the 12 months ended Aug. 31, 2003, gross profit of our Seeds and Genomics segment in 2004 surpassed the gross profit contribution of our glyphosate business. We expect this trend to continue in fiscal year 2005 and beyond. Restructuring expenses recorded in cost of goods sold totaled $35 million in fiscal year 2004 and $7 million in the comparable prior-year period.

                                                                    EXHIBIT 99.1

Gross profit as a percent of sales increased 3 percentage points for the Seeds and Genomics segment to 59 percent, and declined 2 percentage points for the Agricultural Productivity segment to 38 percent in fiscal year 2004. The strength of our Seeds and Genomics segment more than offset the decline in our glyphosate business. Gross profit as a percent of sales for the Seeds and Genomics segment improved because of higher average net selling price for branded corn seed, particularly in the United States, and lower U.S. cost of goods sold due to improved corn yields for seed production. Additionally, gross profit improved from stacking more than one biotech trait in corn and increased corn trait penetration. Gross profit also benefited from an increase in ROUNDUP READY soybean trait prices in the United States. The decline in Agricultural Productivity gross profit as a percent of sales was primarily because of the U.S. mix shift to lower-priced ROUNDUP and other glyphosate-based herbicides and a U.S. market share decline of several share points, both of which were in line with our expectations.

OPERATING EXPENSES increased 20 percent, or $327 million, in fiscal year 2004 from the prior-year comparable period. We experienced increases in each of the five expense line items that are part of operating expenses. Selling, general and administrative (SG&A) expenses increased 11 percent, or $110 million, for the 12-month comparison. The largest driver of the SG&A expense increase was higher accrued incentive compensation. These accrued incentive levels are commensurate with our improved operational results this year. SG&A expenses also increased because of higher expense associated with the institution of a royalty system for ROUNDUP READY soybeans in Brazil (see "Outlook" in MD&A for additional details), and higher agency fee expense as a result of increased fiscal year 2004 net sales for the lawn-and-garden herbicide business compared with the same period in the prior year. As discussed in the "Restructuring and Other Special Items" section of MD&A, we estimated approximately $40 million in fiscal 2004 aftertax savings as a result of the fiscal year 2004 restructuring plan. These savings benefited SG&A, and, to a lesser extent, research and development expenses. The SG&A savings primarily resulted from the 2004 restructuring actions in Europe, and were nearly offset by the unfavorable effect of exchange rates on European SG&A expenses in 2004. As a percent of net sales, SG&A expenses (including bad-debt expense) was 23 percent in fiscal year 2004 and 22 percent in the comparable prior-year 12-month period.

Bad-debt expense increased 61 percent, or $40 million, in fiscal year 2004 compared with the same period a year ago. We recorded $45 million in higher bad-debt expense from the same period a year ago for exposures related to potential uncollectible Argentine accounts receivable. Lower bad-debt expenses in Europe somewhat offset the increase. In fiscal year 2004, we continued to restructure our Argentine business model. This redesign focused on streamlining distribution, improving working capital management, and rationalizing our product portfolio. These changes, coupled with the continued economic and business challenges, led to increased credit exposure. We increased the allowance for estimated uncollectible receivables in Argentina after performing a thorough review of our past-due trade receivables. Although we cannot determine with certainty how government actions and economic conditions in Argentina will affect the value of net receivables outstanding, we continue to pursue customer collections aggressively to minimize exposure. The increase in Argentine bad-debt expense also included a reserve for trade receivables related to two minor crops that were exited during fiscal 2004, an action which has resulted in a lower probability of collection. Fiscal year 2004 also had higher Argentine bad-debt expense incurred in the normal course of business.

Research and development (R&D) expenses increased 6 percent, or $27 million, in fiscal year 2004 from the comparable prior-year period. Higher employee-related costs and expenses associated with a third-party software license were the largest drivers of the fiscal 2004 increase. As a percent of net sales, R&D expenses decreased 1 percentage point to 9 percent in fiscal year 2004.

In fiscal year 2004, we recognized a $69 million noncash pretax ($64 million aftertax) goodwill impairment related to our global wheat business. Our decision to exit the European wheat business required us to re-evaluate the goodwill related to the wheat reporting unit for impairment.

Restructuring charges -- net were recorded in both 12-month periods. Restructuring charges recorded in 2004 for the fiscal year 2004 restructuring plan were $118 million, which were reduced by $6 million of restructuring reversals related to our prior restructuring plans. During the prior-year comparable period, we recognized $48 million of restructuring charges in operating expenses related to our 2002 restructuring plan. These restructuring charges were offset by $17 million of restructuring reversals related to the 2000 and 2002 restructuring plans. Thus, net restructuring charges were $112 million in fiscal year 2004 and $31 million in the comparable prior-year period. For a further discussion, see the "Restructuring and Other Special Items" section of MD&A.

                                                                    EXHIBIT 99.1

INTEREST EXPENSE -- NET decreased $2 million in fiscal year 2004 to $67 million. Interest expense increased $4 million in fiscal year 2004 to $91 million, primarily because we had a higher average amount of variable-rate medium-term notes in Brazil outstanding in fiscal year 2004 compared with the comparable 2003 12-month period. We issued approximately $100 million of additional medium-term notes in Brazil in fiscal 2004 (see Item 8 -- Note 12 -- Debt and Other Credit Arrangements -- for further details). Interest income increased $6 million in fiscal year 2004 to $24 million because of larger overnight cash deposits, which resulted from improved operational cash flow in the United States and Brazil. Further, interest income increased $2 million in 2004 from the accretion of the discount related to the PCB insurance receivables (see the following paragraph).

We recorded $396 million of PCB LITIGATION SETTLEMENT EXPENSE -- NET in the prior-year 12-month period. The pretax charge of $396 million ($252 million aftertax, reflecting a tax benefit of $144 million) was recorded in August 2003. The net charge includes $1 million of related legal expenses. In August 2003, we participated in a global settlement, which included Solutia and Pharmacia, relating to certain Solutia PCB litigation in Alabama. Our strong cash-generating capabilities allowed us to contribute to this settlement, thereby mitigating the longer-term litigation risk associated with our contractual obligations related to Solutia. We paid a portion ($150 million) of our share of the cash settlement in August 2003, and the remaining $400 million was paid in September 2003. We recorded miscellaneous receivables of $155 million as of Aug. 31, 2003, for the anticipated insurance reimbursement from Pharmacia's commercial insurance; however, this amount was adjusted by increasing other expense -- net by $5 million in fiscal 2004 to reflect the discounted effect as a result of the three-year payment schedule to which we agreed ($2 million was accreted to interest income in fiscal 2004, and an additional $3 million will be accreted in future periods). In August 2004, we and the insurer responsible for approximately $140 million of the reimbursement resolved the mediation of a dispute regarding the amount due and we received net proceeds of $72 million in August 2004. Miscellaneous receivables of $80 million remain recorded as of Aug. 31, 2004, for the anticipated insurance reimbursement ($15 million was recorded in miscellaneous receivables and $65 million was recorded in other assets). The insurer agreed to pay the remainder in quarterly installments over three calendar years beginning in March 2005.

In consideration of our participation in the settlement, Solutia agreed to issue warrants to us for the purchase of 10 million shares of Solutia stock. Solutia did not execute a final warrant agreement or issue or deliver the warrants prior to its Chapter 11 filing in December 2003, and Monsanto expects that Solutia's obligation to issue warrants will be discharged in the Chapter 11 proceeding. Monsanto has not recorded the warrants in its financial statements, in either period, because they were not received.

OTHER EXPENSE -- NET increased $77 million during fiscal year 2004. In fiscal year 2004, we recorded $58 million ($36 million aftertax) for the advancement of funds to pay for Solutia's Assumed Liabilities in light of Solutia's refusal to pay for those liabilities and for legal and other expenses related to the Solutia bankruptcy. See Item 8 -- Note 22 -- Commitments and Contingencies -- for further details on Solutia's Assumed Liabilities. Additionally, other expenses were higher in fiscal year 2004 because of increased hedging losses and foreign-currency transaction losses. Hedging losses were $7 million in fiscal 2004 compared to hedging gains of $1 million in the comparable 2003 12-month period. Net foreign-currency transaction losses increased $7 million to $29 million. We recognized $9 million of other income during fiscal year 2004 related to gains that were realized upon the sale of equity securities. Our equity affiliate expense decreased $5 million to $36 million in fiscal year 2004, and was primarily related to our Renessen LLC (Renessen) joint venture. Renessen expenses declined in 2004 because of lower payroll costs as a result of a reorganization that occurred in the prior year, and improved cost management. This joint venture is owned and funded 50-50 with Cargill, Incorporated. It was formed to develop and market products for the grain processing and animal feed industries.

INCOME TAX PROVISION for fiscal year 2004 increased $84 million from the prior-year comparable period. The effective tax rate increased to 32 percent, an increase of 1 percent over the comparable 2003 12-month period. The goodwill impairment in fiscal year 2004 and the PCB litigation settlement in the prior year significantly affected the effective tax rate comparison. Without the goodwill impairment, the 2004 effective tax rate would have been 29 percent, and without the PCB litigation settlement, the 2003 effective tax rate would have been 35 percent. Thus, without these items, the 2004 effective tax rate would have been a reduction of 6 percent versus the prior-year period. This improvement was driven primarily by a favorable adjustment to our income tax reserve resulting from a settlement reached with the Internal Revenue Service on a number of issues and, to a lesser extent, a realignment of the company's European business operations. Income tax expense for 2004 also includes two adjustments for valuation allowances against our deferred tax assets in Argentina and Brazil. In Argentina, we established a valuation allowance of $107 million primarily as a result of the recent history of losses, the continued uncertain economic conditions in Argentina (discussed in the "Outlook" section of MD&A) and the limited tax carryforward period of five years. In Brazil, we reassessed the need for a valuation allowance and reversed the existing valuation allowance

                                                                    EXHIBIT 99.1

of $90 million, primarily as a result of the improved operating results in Brazil and the improvements in the Brazilian economy. For further details of these deferred tax adjustments, please refer to the "Critical Accounting Policies and Estimates" section of MD&A and Item 8 -- Note 11 -- Income Taxes.

As discussed in Note 11, the sale of the European wheat and barley business generated a tax loss deductible in either the United Kingdom or the United States. As of Aug. 31, 2004, a deferred tax asset had not been recorded for the tax loss incurred in the United States because of the existence of a number of uncertainties. These uncertainties were substantially diminished with the enactment of the "American Jobs Creation Act of 2004" on Oct. 22, 2004. As a result, we will record a deferred tax benefit of approximately $105 million, or $0.39 per share, in the first quarter of fiscal year 2005. The recognition of this tax benefit in the United States will effectively preclude Monsanto from claiming any U.K. benefit for the U.K. tax loss. Accordingly, the U.K. deferred tax asset of $68 million, which had a full valuation allowance against it, will be written off. The American Jobs Creation Act of 2004 also contains a number of tax provisions which we are in the process of evaluating their impact. While management does not believe these provisions will have a material impact on fiscal year 2005, they may have a material impact in subsequent years.

The factors above explain the change in INCOME FROM CONTINUING OPERATIONS. The INCOME ON DISCONTINUED OPERATIONS was $1 million in fiscal year 2004 and a loss of $18 million was recorded in the same period a year ago. The aftertax income of $1 million included $2 million related to restructuring charges recorded in discontinued operations and $3 million of income from operations of the discontinued businesses. SG&A and R&D expenses related to the discontinued businesses were lower in fiscal year 2004 than in the comparable period a year ago because we were exiting those businesses. Fiscal 2004 also included a benefit from the write-off of a deferred tax liability of $7 million associated with the European wheat and barley business. Pretax restructuring expenses of $11 million offset the lower expenses and tax benefit.

Additionally, in the 12 months ended Aug. 31, 2003, we adopted a new accounting standard relating to asset retirement obligations, which negatively affected our net income by $12 million aftertax, or $0.05 per share.

OVERVIEW OF FINANCIAL PERFORMANCE (transition period compared with eight months ended Aug. 31, 2002)

We recognized a net loss of $23 million during the transition period, and a net loss of $1.8 billion during the comparable prior-year period. The following factors affected the eight-month comparison:

2003:

      - An aftertax charge of $252 million in 2003 related to the settlement of certain Solutia PCB litigation

      - An aftertax charge of $12 million effective Jan. 1, 2003, upon adoption of a new accounting standard relating to asset retirement obligations

2002:

      - A $1.8 billion aftertax transitional goodwill impairment charge, upon adoption of a new accounting standard relating to goodwill

      - Establishment of a $100 million aftertax, bad-debt reserve in 2002 related to Argentine receivables

      - Actions in 2002 to reduce risks in Latin America, due to economic and market uncertainties, that negatively affected results

      - Aftertax charges of $49 million relating to our 2002 restructuring plan net of prior plan reversals

      - Gain from sales of certain assets for use in certain ex-U.S. markets in 2002, which contributed approximately $20 million aftertax of other income

On an ongoing business basis, our results in the transition period were affected by lower volumes and lower average net selling prices of ROUNDUP herbicides in the United States. However, stronger sales of our seeds and traits in the United States mitigated this shortfall. During the transition period, our Seeds and Genomics segment delivered a greater gross profit

                                                                    EXHIBIT 99.1

contribution than that of the ROUNDUP and other glyphosate-based herbicides. This milestone demonstrates the increasing contribution of that segment to our results.

                                                                                  Eight Months
                                                                                 Ended Aug. 31,
                                                                              ---------------------
                                                                                2003         2002
                                                                              --------     --------
NET SALES                                                                     $ 3,383      $ 3,131
GROSS PROFIT                                                                    1,557        1,428
OPERATING EXPENSES:
  Selling, general and administrative expenses                                    724          702
  Bad-debt expense                                                                 38          176
  Research and development expenses                                               312          334
  Restructuring charges -- net                                                     (5)          63
                                                                              -------      -------
TOTAL OPERATING EXPENSES                                                        1,069        1,275
                                                                              -------      -------
INCOME FROM OPERATIONS                                                            488          153
  Interest expense -- net                                                          46           35
  PCB litigation settlement expense -- net                                        396            -
  Other expense -- net                                                             67           51
                                                                              -------      -------
Income (Loss) from Continuing Operations Before Income Taxes                      (21)          67
    Income tax provision (benefit)                                                (21)          19
                                                                              -------      -------
INCOME FROM CONTINUING OPERATIONS                                                   -           48
DISCONTINUED OPERATIONS:
    Loss from operations of discontinued businesses                               (17)         (17)
    Income tax benefit                                                             (6)          (6)
                                                                              -------      -------
Loss on Discontinued Operations                                                   (11)         (11)
                                                                              -------      -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                       (11)          37
Cumulative Effect of a Change in Accounting Principle, Net of Tax Benefit         (12)      (1,822)
                                                                              -------      -------
NET LOSS                                                                      $   (23)     $(1,785)
                                                                              =======      =======
DILUTED EARNINGS (LOSS) PER SHARE:
  Income from continuing operations                                           $     -         0.18
  Loss on discontinued operations                                               (0.04)       (0.04)
  Cumulative effect of accounting change                                        (0.05)       (6.92)
                                                                              -------      -------
Net Loss                                                                      $ (0.09)     $ (6.78)
                                                                              =======      =======

NET SALES for the transition period increased 8 percent over the comparable period in the prior year. Both of our operating segments benefited from improved performance in Latin America. In the eight-month period in the prior year, net sales were negatively affected by difficult economic conditions in that region, as well as the operational changes we made to our business to address the uncertainties there. In the Seeds and Genomics segment, U.S. seed and trait sales continued their strong growth in the transition period, with seed and trait sales for all crops increasing during the eight-month period. Sales in the Agricultural Productivity segment declined because of the continued shift toward lower-priced ROUNDUP and other glyphosate-based herbicides and lower U.S. ROUNDUP volumes in the postpatent glyphosate market. Sales of our selective herbicides also declined. For a more detailed discussion of the factors affecting the net sales comparison, see "Seeds and Genomics Segment" and "Agricultural Productivity Segment" for the transition period.

GROSS PROFIT for the transition period increased 9 percent, which was consistent with the 8 percent increase in net sales. Increases in Seeds and Genomics gross profit were partly offset by declines in Agricultural Productivity gross profit, as the continued growth of our Seeds and Genomics segment improved our margins in the transition period. Better financial results in Latin America also improved the margin comparison in the transition period, as the market factors in Latin America and our actions in response to those factors negatively affected our margins in the comparable period in 2002. Collectively, these items improved the eight-month gross profit comparison. They more than mitigated the effect of the shift in ROUNDUP and other glyphosate-based herbicide sales in the United States to lower-priced products. During the eight-month period, the gross profit of our Seeds and Genomics segment surpassed the gross profit contribution of our glyphosate business. As a percent of net sales, gross profit was flat at 46 percent in both eight-month periods.

OPERATING EXPENSES decreased 16 percent for the eight-month comparison. In June 2002, we increased our allowance for doubtful trade receivables by $154 million because of the economic turmoil and related market conditions in Argentina. We also recorded $63 million of net operating expenses related to the restructuring plan approved in 2002. These and other operating expenses in the prior year eight-month period were partially offset by a $25 million reduction in SG&A costs

                                                                    EXHIBIT 99.1

stemming from the sale of certain Monsanto herbicide assets in Japan to Nissan Chemical Industries (Nissan). SG&A expenses in the transition period also reflected a reduction, to a lesser extent, in costs related to agreements that are part of our ongoing business. During the transition period, our bad-debt expense was significantly lower, and our operating expenses were reduced by $5 million in restructuring reversals related to our past restructuring plans. However, higher employee-related costs, primarily accrued incentive compensation, drove SG&A expenses higher in the transition period. Continued cost management helped offset some of this increase and also decreased R&D expenses by 7 percent. We also continued to see the benefits from our restructuring programs through lower R&D expenses.

In August 2003, we participated in a global settlement, which included Solutia and Pharmacia, relating to certain Solutia PCB litigation in Alabama. We paid a portion ($150 million) of our share of the cash settlement in August 2003, and the remaining $400 million was paid in September 2003. We expected to receive approximately $155 million in reimbursement from Pharmacia's commercial insurance. As a result, we recorded a pretax charge of $396 million ($252 million aftertax, reflecting a tax benefit of $144 million) during the transition period. The net charge includes $1 million of related legal expenses. See the fiscal year 2004 "Results of Operations" discussion in MD&A for more details of the PCB litigation settlement expense.

OTHER EXPENSE (NET) increased to $67 million during the transition period. Net other expense in the transition period consisted primarily of equity affiliate expense and foreign-currency transaction losses. Our equity affiliate expense of $26 million is primarily related to our Renessen joint venture. During the eight months ended Aug. 31, 2002, we recorded approximately $20 million of other income related to sales of certain herbicide assets for use in ex-U.S. markets, including the Nissan transaction in Japan and a smaller transaction with Nufarm Australia Ltd. (Nufarm) in the Australia and New Zealand markets. We also recognized $10 million of other income during the 2002 eight-month period related to gains that were realized upon the sale of equity securities. These gains were slightly offset by net currency losses reflecting the devaluation of our net assets denominated in Argentine pesos.

NET INTEREST EXPENSE increased $11 million to $46 million during the transition period. Although our debt levels during the transition period were significantly lower than debt levels during the comparable period in 2002, higher interest rates associated with our long-term senior notes led to overall higher interest expense. With the issuance of these notes, our debt mix has shifted from primarily commercial paper toward longer-term borrowings, which carry higher interest rates.

We recognized an income tax benefit of $21 million during the transition period on a pretax loss of $21 million. During the same period in 2002, we recognized an income tax provision of $19 million on $67 million of pretax income. The Solutia PCB litigation settlement expense in 2003 and the Argentine bad-debt expense in 2002 significantly affected the eight-month effective tax rate comparison. Without these items, the effective tax rate for both eight-month periods would have been 33 percent.

The factors above explain the change in INCOME FROM CONTINUING OPERATIONS. Income from continuing operations was zero for the transition period and $48 million in the same period in the prior year.

DISCONTINUED OPERATIONS related to the European wheat and barley business and plant-made pharmaceuticals program generated an aftertax loss of $13 million in the eight months ended Aug. 31, 2003, and an aftertax loss of $10 million in the comparable prior-year period. Discontinued operations related to the environmental technologies businesses generated an aftertax gain of $2 million in the eight months ended Aug. 31, 2003, and a $1 million aftertax loss in the comparable prior-year period.

On Jan. 1, 2002, we adopted SFAS 142, Goodwill and Other Intangible Assets, pursuant to which we no longer amortize goodwill. In connection with the adoption of this new accounting standard, we recognized a transitional goodwill impairment charge of $1.8 billion aftertax.

REVIEW OF CALENDAR YEAR FINANCIAL PERFORMANCE (calendar year 2002 compared with calendar year 2001)

                                                           Year Ended Dec. 31,
                                                          ---------------------
                                                            2002         2001
                                                          --------     --------
Net Sales                                                 $ 4,678      $ 5,463
Income from Continuing Operations                         $   146      $   318
Loss on Discontinued Operations                           $   (17)     $   (23)
Cumulative Effect of a Change in Accounting Principle     $(1,822)     $     -
Net Income (Loss)                                         $(1,693)     $   295
Income from Continuing Operations Earnings per Share      $  0.56      $  1.21

                                                                    EXHIBIT 99.1

We recognized a net loss of $1.7 billion, or $6.45 per share, in 2002. This net loss included a $1.8 billion aftertax ($6.94 per share) goodwill impairment upon the adoption of a new goodwill accounting standard. In 2001, we recognized net income of $295 million, or $1.12 per share. The factors that affected the year-to-year comparison are discussed below.

Net sales declined 14 percent to $4.7 billion in 2002 from $5.5 billion in 2001. Sales declined in both the Agricultural Productivity segment and, to a lesser extent, the Seeds and Genomics segment. In the Agricultural Productivity segment, continued competitive pressures on ROUNDUP resulted in U.S. market share loss, and unfavorable weather conditions in key planting regions contributed to lower U.S. sales of ROUNDUP. The effect of a shift in mix to lower-priced glyphosate products also lowered U.S. sales of ROUNDUP by decreasing the average net selling price. The Seeds and Genomics segment experienced higher seed sales in the United States. Higher corn seed sales were partly offset by lower soybean sales. Trait revenues in the United States increased in 2002, even though 2001 results included trait sales for more than one season because of our switch in 2001 to a royalty payment system for licensed traits in corn and soybeans.

Both segments were affected in 2002 by economic conditions in Latin America (including the economic crisis that began in Argentina at the end of 2001), by operational changes we made to our business model to address the continued economic uncertainty and unfavorable market conditions there, and by the actions we took in conjunction with our customers in Argentina. Although these changes and actions significantly affected both segments' EBIT through lower sales in Latin America and higher product returns in Argentina, they were intended to reduce investments in working capital and our credit risk and other exposures in Argentina and Brazil. Currency losses in Argentina also affected earnings in 2002 and, to a lesser extent, in 2001. In 2001, higher-than-anticipated returns of corn seed in Latin America -- primarily in Brazil -- negatively affected sales. For a more detailed discussion of these and other factors affecting net sales in 2001 and 2002, see "Seeds and Genomics Segment" and "Agricultural Productivity Segment."

Cost of goods sold declined 12 percent to $2.5 billion for 2002, reflective of lower sales. Cost of goods sold included $21 million and $82 million of restructuring expenses in 2002 and 2001, respectively. We were able to keep the unit manufacturing costs of ROUNDUP and other glyphosate-based herbicides flat, despite lower ROUNDUP production volumes, which led to unfavorable cost of goods sold manufacturing variances. These costs were offset by cost management efforts and lower raw material and energy prices. Lower seed inventory costs in the United States were offset by higher seed obsolescence in Latin America. The combination of the aforementioned net sales and cost of goods sold factors resulted in a 17 percent decline in gross profit. As a percent of sales, gross profit declined 2 percentage points. The gross profit effect of lower ROUNDUP average net selling prices was slightly mitigated by increased sales of higher-margin seed traits.

Operating expenses in 2002 declined 6 percent from 2001, as a significant increase in Argentine bad-debt expense was offset by the benefit of no longer amortizing goodwill, and by a decline in our expenses. SG&A expenses for 2002 declined 10 percent from 2001. These lower spending levels reflected cost management, lower employee incentives and other employee-related costs, and an approximate $25 million reduction of costs stemming from the Nissan transaction in Japan.

In 2002, we recorded $203 million of bad-debt expense, the majority of which related to estimated uncollectible trade receivables in Argentina. The allowance for doubtful trade receivables included $154 million ($100 million aftertax) recorded in the second quarter because of the economic turmoil and market conditions in that country. The remaining bad-debt expense in 2002 was in line with our historical experience.

R&D expenses in 2002 decreased 7 percent from 2001, as we continued to focus our spending on seed breeding, plant biotechnology and genomics. The restructuring of our early genomics programs also contributed to the savings.

Operating results in 2002 included the positive effect of our adoption of SFAS 142 on Jan. 1, 2002. In comparison, we recorded $103 million ($72 million, or $0.27 per share aftertax) of amortization and impairment of goodwill in continuing operations in 2001.

Both 2002 and 2001 included charges relating to our restructuring plans. Results in 2002 included charges for our 2002 restructuring plan, and 2001 results included charges for our 2000 restructuring plan. Net pretax charges in continuing operations (including those recorded within cost of goods sold) related to our restructuring plans were $121 million in 2002, and $213 million in 2001. For further details on both plans, see "Restructuring and Other Special Items" in MD&A.

Interest expense, net of interest income and capitalized interest, declined $14 million in 2002. We benefited from lower commercial paper interest rates during most of the year, as well as lower average borrowing levels. These benefits were

                                                                    EXHIBIT 99.1

partially offset by higher interest rates associated with our long-term senior notes issued in August 2002. In 2001, higher interest capitalized on construction ($30 million in 2001 versus $8 million in 2002) reduced net interest expense, primarily associated with the construction of our Camacari, Brazil, facility, which was completed in late 2001.

Other expense (net) in 2002 decreased significantly from other expense (net) in 2001. In both periods, other expense included equity affiliate expense of $41 million associated with our Renessen joint venture. Both 2001 and 2002 included gains realized upon the sale of equity securities (approximately $10 million in both years). On a year-to-year comparison, other expense (net) was affected by a number of items. In 2002, these factors included the following: currency losses from net assets in Argentina, only partially offset by currency gains in Brazil; approximately $20 million of other income related to the Nissan and Nufarm transactions; and other expense related to a settlement of litigation matters with DuPont and DuPont's Pioneer subsidiary. In 2001, we recognized $127 million of other expense (net). Three separate legal matters affected other expense in 2001, resulting in a net charge of $60 million, as described in Note 24 -- Other Expense -- Net. In addition to these legal matters, we recognized $15 million of other expense in 2001 to reflect the devaluation of the Argentine peso, $8 million in impairments of equity investments, and a loss of $4 million related to the early retirement of Employee Stock Ownership Plan (ESOP) debt. The effects of these higher expenses in 2001 were slightly offset by other income from a deferred payout provision related to a past business divestiture and gains on the sale of equity securities.

Income taxes in 2002 decreased significantly from 2001, despite an increase in the effective tax rate from 34 percent in 2001 to 37 percent in 2002. The decline in income taxes was consistent with the lower pretax income in 2002. The absence of goodwill amortization had a favorable effect on the effective tax rate in 2002 because the majority of our historical goodwill amortization was not deductible for tax purposes. However, this improvement was more than offset by higher tax expense in certain ex-U.S. jurisdictions, particularly in Latin America, and an increase in the relative cost of state income taxes.

Discontinued operations related to the European breeding and seed business for wheat and barley and the plant-made pharmaceuticals program generated an aftertax loss of $12 million in 2002 and an aftertax loss of $26 million in 2001. The fluctuation was primarily related to goodwill amortization. We had $17 million in goodwill amortization expense in 2001 and no goodwill amortization expense in 2002 because FAS 142 was effective on Jan. 1, 2002 (see Note 2 of our consolidated financial statements for further details). Discontinued operations related to the environmental technologies businesses generated an aftertax loss of $5 million in 2002 and aftertax income of $3 million in 2001. Lower net sales coupled with higher restructuring and bad-debt expense contributed to the year-over-year profit decline.

                                                                    EXHIBIT 99.1

SEEDS AND GENOMICS SEGMENT

THE SEEDS AND GENOMICS SEGMENT CONSISTS OF OUR GLOBAL SEEDS AND RELATED TRAIT BUSINESSES, AND OUR GENETIC TECHNOLOGY PLATFORMS. WE PRODUCE LEADING SEED BRANDS, INCLUDING DEKALB AND ASGROW, AND WE DEVELOP BIOTECHNOLOGY TRAITS THAT ASSIST FARMERS IN CONTROLLING INSECTS AND WEEDS. WE ALSO PROVIDE GENETIC MATERIAL AND BIOTECHNOLOGY TRAITS TO OTHER SEED COMPANIES FOR THEIR SEED BRANDS.

                                            12 Months                Eight Months
                                          Ended Aug. 31,             Ended Aug. 31,         Year Ended Dec. 31,
                                       --------------------      ---------------------     ----------------------
                                         2004        2003         2003          2002         2002         2001
                                       -------      -------      -------      --------     ---------     --------
NET SALES
  Corn seed and traits                 $ 1,146      $   960      $   592      $   366      $    734      $   688
  Soybean seed and traits                  699          591          270          251           572          670
  All other crops seeds and traits         476          370          322          247           295          375
                                       -------      -------      -------      -------      --------      -------
TOTAL NET SALES                        $ 2,321      $ 1,921      $ 1,184      $   864      $  1,601      $ 1,733
                                       =======      =======      =======      =======      ========      =======

GROSS PROFIT
  Corn seed and traits                 $   639      $   505      $   282      $   117      $    341      $   298
  Soybean seed and traits                  429          334          127          103           310          384
  All other crops seeds and traits         302          234          213          156           176          174
                                       -------      -------      -------      -------      --------      -------
TOTAL GROSS PROFIT(1)                  $ 1,370      $ 1,073      $   622      $   376      $    827      $   856
                                       -------      -------      -------      -------      --------      -------
EBIT(2)                                $   197      $   182      $    17      $(2,254)     $ (2,088)     $  (241)
                                       =======      =======      =======      =======      ========      =======

(1) Includes any net restructuring charges for the segment that were recorded within cost of goods sold. See Note 5 to our consolidated financial statements and "Restructuring and Other Special Items" in MD&A for further details.

(2) EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level. See Note 23 to our consolidated financial statements and the "Overview -- Financial Measures" section of MD&A for further details and the reconciliation of EBIT to net income (loss) for fiscal year 2004, the transition period, calendar year 2002 and calendar year 2001. In the 12 months ended Aug. 31, 2003, total company EBIT of $164 million less net interest expense of $69 million and less income tax provision of $27 million equaled net income of $68 million. In the eight months ended Aug. 31, 2002, total company EBIT of ($1,899) million less net interest expense of $35 million and plus income tax benefit of $149 million equaled net loss of ($1,785) million.

SEEDS AND GENOMICS FINANCIAL PERFORMANCE FOR FISCAL YEAR 2004

In fiscal year 2004, net sales in the Seeds and Genomics segment improved 21 percent, or $400 million, and gross profit improved 28 percent, or $297 million, from the comparable prior-year period. The 2004 sales increase reflects gains in all crops. Gross profit as a percentage of sales for the Seeds and Genomics segment increased 3 points, to 59 percent, because of higher average net selling prices for branded corn seed, particularly in the United States, and lower U.S. cost of goods sold due to improved corn yields for seed production. Gross profit also improved from stacking more than one biotech trait in corn, increased corn trait penetration, and the 2004 ROUNDUP READY soybean trait price increase in the United States.

In fiscal 2004, corn seed and trait net sales increased 19 percent, or $186 million, from the comparable 2003 12-month period. We experienced higher corn seed and trait sales in the United States, and increased corn seed sales in Europe and Brazil. The increase in U.S. corn seed was because of stronger market performance and increased average net selling prices. Our branded corn business increased to 14 share points this year, a one-point improvement over the prior year. Sales of U.S. corn traits increased primarily because of growth in stacked traits and higher corn trait penetration. The higher-value stacked trait products deliver herbicide tolerance and insect protection in a single seed. The number of U.S. acres that growers chose to plant with stacked corn traits in 2004 has increased significantly. European corn seed sales increased because of favorable exchange rates, market share gains and a favorable product mix. Overall, corn seed market share in Europe increased 2 percentage points with gains in five European countries. Corn seed net sales in Brazil increased because of improved market conditions, which included a fiscal year 2004 price increase and a mix shift to higher value products in comparison to the 2003 12-month period. A decrease in Brazil's branded corn seed volume because of reduced planted area slightly offset the price and mix upside.

Soybean seed and trait net sales increased 18 percent, or $108 million, in fiscal year 2004 from the comparable period a year ago. This increase was primarily driven by a fiscal 2004 price increase for ROUNDUP READY soybean traits in the United States, which resulted in both higher trait royalties from licensees and branded trait revenues. To a lesser extent, U.S. licensed trait volumes increased. These U.S. soybean trait sales increases were somewhat offset by higher marketing program expenses. We expect to benefit from a price increase in fiscal 2005 for ROUNDUP READY soybean traits in the United States.

                                                                    EXHIBIT 99.1

All other crops seed and trait sales increased 29 percent, or $106 million, in fiscal year 2004 from the comparable prior-year period. The increase in all other crops was fueled by higher cotton trait revenues in the United States and India. U.S. cotton trait revenues increased because of higher average net selling prices, a higher percentage of stacked traits in 2004 and the introduction of BOLLGARD II with ROUNDUP READY cotton. Fiscal year 2004 cotton trait revenues in India improved from the comparable period a year ago primarily because of increased acreage planted with BOLLGARD cotton traits. In the prior year, farmers realized the crop protection benefits of our cotton traits, which were approved in calendar year 2002. As a result, more farmers began using or increased the acreage they planted with BOLLGARD traits in 2004.

EBIT for the Seeds and Genomics segment increased 8 percent in fiscal year 2004 from the prior-year comparable period primarily because of the year-over-year gross profit improvement we experienced for corn seed and traits, and soybean and cotton traits, which was almost entirely offset by higher operating expenses. In addition to improved pricing and stacking as described in this section, the growth of our trait businesses was also linked to our advances in breeding and improvement in the overall quality of our products. Operating expenses increased primarily because of higher SG&A expenses and the $69 million global wheat goodwill impairment. SG&A expenses increased because a higher percentage of certain expenses was allocated to this segment in fiscal 2004 versus the same period a year ago based on the Seeds and Genomics segment's increasing contribution to total Monsanto operations. The allocation percentages were changed at the beginning of fiscal 2004. Our allocation methodology is primarily based on the ratio of sales of the Seeds and Genomics segment to total Monsanto sales, and is consistent with our historical practice. SG&A expenses also increased in fiscal 2004 because of higher accrued incentive compensation and higher expenses associated with the institution of a royalty system for ROUNDUP READY soybeans in Brazil (see the "Outlook" section in MD&A). To a lesser extent, this segment also had higher R&D, restructuring and bad-debt expenses in fiscal 2004.

SEEDS AND GENOMICS FINANCIAL PERFORMANCE FOR THE TRANSITION PERIOD

Sales in the Seeds and Genomics segment improved by $320 million, with all crops experiencing gains in seed and trait sales. The largest gains were in Latin America and the United States. In Latin America, seed sales were depressed for the comparable period in the prior year, when we recorded additional return accruals in Argentina in response to the contracting market that was affected by that country's economic crisis. We saw higher corn seed sales and less seed obsolescence there during the transition period. This lower return and obsolescence experience in the region stemmed from improved market conditions, coupled with the benefits of the operational changes we instituted in 2002. However, the primary sales activity in Argentina occurs at the beginning of our new fiscal year in September, when the predominant planting season starts, and is therefore not reflected in the eight-month results. In Brazil, the sales season begins during the fourth quarter of our fiscal year (which starts in June). Favorable currency effects and strong market performance in Europe also contributed to corn seed growth. Our operations in France led the strong performance in that region, delivering a market share gain during the transition period.

Continued growth of our stacked corn and cotton traits drove U.S. sales higher. Canola trait revenues also increased in the eight-month comparison. An increasing percentage of our seed sales contain a biotechnology trait, demonstrating continued growth in demand for our biotechnology products. U.S. trait acreage continued to experience double-digit growth, with particularly strong performance by ROUNDUP READY corn and stacked corn and cotton traits. U.S. corn seed sales also increased. The quality of Monsanto's corn seed portfolio was evidenced by another market share gain on top of the prior year's gain in the United States.

The Seeds and Genomics segment delivered positive EBIT of $17 million for the transition period. This is a significant improvement over the negative EBIT of $2.3 billion in the same period in the prior year, which included a cumulative effect of a change in accounting principle of $2.0 billion. Gross profit as a percent of sales increased 9 percentage points. Although these gains primarily reflected improved Latin American operations in the transition period, they also demonstrated the Seeds and Genomics segment's increased contribution to Monsanto's results. Segment EBIT for the eight months ended Aug. 31, 2002, included charges for restructuring and additional bad-debt expense related to Argentine receivables. The transition period EBIT reflected higher SG&A expenses, as the effects of higher incentive accruals and other employee-related costs were partially offset by reductions in other SG&A and R&D costs.

SEEDS AND GENOMICS FINANCIAL PERFORMANCE FOR CALENDAR YEAR 2002

Net sales for the Seeds and Genomics segment declined to $1.6 billion in 2002. Sales in Latin America were negatively affected by the adverse market and economic conditions described below. The Latin American net sales decline was partially offset by strong U.S. sales and market performance of our branded corn seed. Trait revenues also increased from 2001 to

                                                                    EXHIBIT 99.1

2002, despite the fact that 2001 trait revenues included an additional $0.34 per share from a timing change in revenue recognition. Grower acceptance of our biotechnology traits continued to rise, as demonstrated by the growth in total acres planted with our traits. In 2002, we estimated that acreage planted with Monsanto's technology traits grew by 13 percent in the United States and by 14 percent globally. Also contributing to the increased trait revenues was the benefit and growth of new agreements with key licensees.

Seeds and Genomics segment results in 2002 were significantly affected by events in Latin America. In 2002, we changed our business model in Latin America in order to reduce working capital levels and reduce our credit risk and exposure in Argentina and Brazil as a result of the continued economic uncertainty in that region. Results were also affected by adverse market conditions in 2002 and 2001. In Argentina, we experienced approximately $75 million of higher-than-anticipated seed returns (primarily corn seed) in 2002 because of the economic crisis that began at the end of 2001 and the flooding in that same year. In 2001, we experienced approximately $120 million of higher-than-anticipated returns of high-priced corn seed, primarily in Brazil. In 2002, the continued deterioration of the Brazilian corn market negatively affected sales. Farmers had switched more land to soybeans because of their lower input costs. Since Monsanto has less of a presence in the Brazilian soybean market, sales were lower during that period.

Our Latin American grain sales program also affected the year-to-year comparison. Results in 2001 included approximately $65 million of net sales and related cost of goods sold associated with this program. During 2002, we changed the way we account for the program to no longer record revenues and cost of goods sold of essentially the same amount. Under the revised program, we no longer take ownership of the grain, thereby eliminating the associated inventory risk. Although this change affects our net sales and cost of goods sold comparison, the effect on the EBIT year-to-year comparison is minimal.

Corn seed and corn biotechnology trait revenues in the United States increased, reflecting an increase in planted corn acreage in 2002 and strong market performance by our DEKALB and ASGROW brands during the 2002 selling season. Our branded corn seed gained market share in 2002. Monsanto's ROUNDUP READY and YIELDGARD corn traits -- both the single-trait and the stacked-trait versions -- performed exceptionally well. A decline in U.S. soybean seed and soybean trait revenues, which stemmed from the reduced planting area, slightly offset these corn seed and trait sales increases. However, despite the market dynamics of lower acres and an increased supply of seed, our soybean brands maintained their price in 2002, and held most of the market share gains achieved in 2001. Even though there were fewer planted acres of soybeans in 2003, U.S. soybean trait revenues in late 2002 (in preparation for the upcoming 2003 season) increased as a higher percentage of our branded seed sales contained a biotechnology trait.

The Seeds and Genomics segment had negative EBIT in 2002 of $2.1 billion, which included a cumulative effect of a change in accounting principle of $2.0 billion, compared with negative EBIT in 2001 of $241 million. Excluding the cumulative effect of a change in accounting principle, EBIT in 2002 improved over the same period in the prior year and was achieved despite an overall decline in sales for the segment. Most of our goodwill relates to our acquired seed businesses, so this segment's EBIT benefited from no longer amortizing goodwill in 2002. In 2001, this segment's EBIT loss included $102 million of goodwill amortization expense. In 2002, Seeds and Genomics EBIT was negatively affected by a portion of the increase in bad-debt expense related to estimated uncollectible accounts receivable in Argentina. Lower seed inventory costs in the United States were mostly offset by higher seed obsolescence in Latin America. However, gross profit as a percentage of sales increased. Sales gains in high-margin traits more than offset the Latin American gross profit declines.

Lower operating expenses had a positive effect on EBIT. SG&A spending was lower as a result of our continued focus on cost management and lower employee-related costs. R&D expenses also declined, reflecting savings from the restructuring of our early genomics programs.

Several items affected other expense (net) in both years, including litigation matters and other income related to gains that were realized upon the sale of equity securities. For more details, see Note 24 -- Other Expense -- Net.

                                                                    EXHIBIT 99.1

AGRICULTURAL PRODUCTIVITY SEGMENT

THE AGRICULTURAL PRODUCTIVITY SEGMENT CONSISTS OF OUR CROP PROTECTION PRODUCTS (ROUNDUP AND OTHER GLYPHOSATE-BASED HERBICIDES AND SELECTIVE CHEMISTRIES), OUR ANIMAL AGRICULTURE BUSINESSES, AND LAWN-AND-GARDEN HERBICIDES PRODUCTS. WE ARE A LEADING WORLDWIDE DEVELOPER, PRODUCER AND MARKETER OF CROP PROTECTION PRODUCTS, INCLUDING ROUNDUP HERBICIDE.

                                                       12 Months                Eight Months
                                                     Ended Aug. 31,             Ended Aug. 31,         Year Ended Dec. 31,
                                                  ---------------------     --------------------      --------------------
                                                   2004         2003         2003          2002        2002          2001
                                                  -------      --------     --------     -------      -------      -------
NET SALES
ROUNDUP and other glyphosate-based herbicides     $ 2,011      $ 1,847      $ 1,352      $ 1,393      $ 1,888      $ 2,488
All other agricultural productivity products        1,101        1,162          847          874        1,189        1,242
                                                  -------      -------      -------      -------      -------      -------
    Total Net Sales                               $ 3,112      $ 3,009      $ 2,199      $ 2,267      $ 3,077      $ 3,730
                                                  =======      =======      =======      =======      =======      =======
GROSS PROFIT
ROUNDUP and other glyphosate-based herbicides     $   709      $   698      $   536      $   661      $   823      $ 1,234
All other agricultural productivity products          458          508          399          391          500          513
                                                  -------      -------      -------      -------      -------      -------
    Total Gross Profit(1)                         $ 1,167      $ 1,206      $   935      $ 1,052      $ 1,323      $ 1,747
                                                  =======      =======      =======      =======      =======      =======
EBIT(2)                                           $   258      $   (18)     $   (28)     $   355      $   366      $   773
                                                  -------      -------      -------      -------      -------      -------


(1) Includes any net restructuring charges for the segment that were recorded within cost of goods sold. See Note 5 to our consolidated financial statements and "Restructuring and Other Special Items" in MD&A for further details.

(2) EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level. See Note 23 to our consolidated financial statements and the "Overview -- Financial Measures" section of MD&A for further details and the reconciliation of EBIT to net income (loss) for fiscal year 2004, the transition period, calendar year 2002 and calendar year 2001. In the 12 months ended Aug. 31, 2003, total company EBIT of $164 million less net interest expense of $69 million and less income tax provision of $27 million equaled net income of $68 million. In the eight months ended Aug. 31, 2002, total company EBIT of ($1,899) million less net interest expense of $35 million and plus income tax benefit of $149 million equaled net loss of ($1,785) million.

AGRICULTURAL PRODUCTIVITY FINANCIAL PERFORMANCE FOR FISCAL YEAR 2004

Net sales for the Agricultural Productivity segment increased 3 percent, or $103 million, to $3.1 billion in fiscal year 2004 from $3.0 billion in the comparable prior-year period. The 9 percent, or $164 million, increase in ROUNDUP and other glyphosate-based herbicides net sales was somewhat offset by a 5 percent, or $61 million, decrease in all other agricultural productivity products net sales. ROUNDUP and other glyphosate-based herbicides net sales increased in all world areas outside of the United States. Weather conditions in fiscal year 2004 were ideal in almost every world area. In fiscal 2004, the supply of generic glyphosate from China continued to grow somewhat, but was constrained because of major energy and raw material shortages and accompanying price increases. The tight supply and higher Chinese prices provided greater pricing flexibility outside of the United States to everyone in the industry. Fiscal year 2004 gross profit for this segment decreased 3 percent, or $39 million, from the comparable period a year ago. As a percent of sales, gross profit declined 2 percentage points for this segment primarily because of the mix shift to lower-priced glyphosate products and a market share decline of several share points in the United States. The mix shift in the United States was more than offset by improved market conditions in other world areas, particularly Brazil. Higher year-over-year restructuring charges of $20 million were recorded in all other agricultural productivity products cost of goods sold, which also contributed to the gross profit decline.

Brazil was the most significant contributor to the sales improvement, with a sales volume increase of approximately 65 percent from the comparable period a year ago. Sales volumes in Brazil increased because of an increase in non-branded contracts entered into in fiscal 2004 and strong overall market growth. Brazil's fiscal year 2004 net sales also benefited from improved pricing conditions, a mix shift to higher-priced branded products, our operational changes that took place in the prior 12-month period, and the favorable effect of the Brazilian real exchange rate. To a lesser extent, sales increased in Asia and Argentina. Fiscal year 2004 net sales of ROUNDUP and other glyphosate-based herbicides in Asia increased because of stronger market demand, which resulted from generic glyphosate pricing as previously mentioned and a return to normal weather from drought conditions in the prior year, and favorable exchange rates. ROUNDUP pricing in Argentina improved in fiscal year 2004 over the comparable prior-year period. Also, as of Aug. 31, 2004, there were lower inventory levels of ROUNDUP and other glyphosate-based herbicides in the distribution channel in Argentina because of our strategic decisions compared with Aug. 31, 2003. Argentine sales in the first three months of the 12-month period ended Aug. 31, 2003, included the effect of actions taken in conjunction with our customers during a time of economic and market turmoil. A one-time exception to our policy regarding crop protection product returns reduced sales for the 12-month period in 2003 by approximately $60 million. Excluding the prior-year actions and despite the increase in ROUNDUP pricing, Argentine net sales decreased in fiscal year 2004 because of the continued reduction in distribution-channel inventory, competitive conditions and dry weather.

                                                                    EXHIBIT 99.1

Fiscal 2004 sales of ROUNDUP in the United States decreased approximately 26 percent compared with the prior-year comparable period and were somewhat offset by an increase in non-branded sales. During fiscal year 2004, we continued to experience competitive pressures and a shift of sales volume to our lower-priced branded products, particularly ROUNDUP ORIGINAL MAX, and non-branded products. On the other hand, our U.S. sales volume of ROUNDUP and other glyphosate-based herbicides rose 15 percent year-over-year. Market share of ROUNDUP herbicides in the United States declined several share percentage points in fiscal 2004. We believe we will lose several additional market share points between fiscal 2004 and fiscal 2005. The expectation for market share to continue to decline is consistent with the amount of product purchased by distributors in August 2004. As of Aug. 31, 2004, ROUNDUP inventories in the U.S. distribution channel were down compared with those as of Aug. 31, 2003, and they included a higher percentage of our mid-tier glyphosate products compared to high-tier glyphosate products as of Aug. 31, 2003.

The net sales decrease for all other agricultural productivity products was primarily because of reduced sales in the animal agriculture business and exiting the triallate herbicide business. These factors were somewhat offset by net sales increases in our lawn-and-garden herbicide products. Sales of animal agriculture products decreased because of the POSILAC product allocation resulting from corrections and improvements being made by Sandoz GmbH at its manufacturing facility in Austria. Sandoz manufactures the finished dose formulation of POSILAC and is our sole supplier of the finished dose formulation until we receive U.S. Food and Drug Administration (FDA) approval at our Augusta, Georgia facility. These changes are being made in response to issues raised by the FDA during and following a November 2003 inspection of Sandoz's facility and further identified in a March 2004 FDA warning letter to Sandoz. In second quarter fiscal year 2004, we notified our customers that supplies of POSILAC would be temporarily limited while Sandoz completes the corrections and improvements at its facility in response to issues identified by the FDA. This limitation has temporarily reduced volumes of POSILAC available for sale and required us to allocate available supplies. We expect the supply of POSILAC to be limited well into 2005 with incremental increases in supply occurring over time. This allocation is expected to have a material adverse effect on POSILAC revenues as long as it continues. Year-over-year sales also decreased because of triallate herbicide sales as we gradually exited the business in fiscal year 2004. We signed a definitive agreement to sell certain triallate intellectual property assets in the third quarter of 2004.

Lawn-and-garden herbicide net sales increased because of strong market performance in the United States and favorable exchange rates in Europe. U.S. sales benefited from the introduction of a private-label product at a large national retailer in fiscal 2004 and from a favorable product mix. We are party to an agency and marketing agreement with Scotts with respect to our lawn-and-garden herbicide business. For additional details, see "Our Agreement with Scotts," at the end of this section.

EBIT for the Agricultural Productivity segment increased substantially to $258 million in fiscal year 2004, up from negative $18 million in the prior-year 12-month period. The 2003 period included a $396 million charge related to the settlement of Solutia's PCB litigation. Despite this segment's sales improvement, gross profit declined $39 million, which negatively impacted EBIT in 2004. The Agricultural Productivity segment had higher restructuring charges and net other expense in fiscal year 2004 compared with the same period in the prior year. Total restructuring charges, net of reversals, recorded in fiscal year 2004 were $98 million compared with $23 million in the prior-year period. In 2004, net other expense increased primarily because of the advancement of funds to pay for Solutia's Assumed Liabilities in light of Solutia's refusal to pay for those liabilities and for legal and other expenses related to the Solutia bankruptcy of $58 million. On the other hand, Agricultural Productivity SG&A expenses slightly declined in 2004 from the comparable period a year ago, while total company SG&A expenses increased 11 percent. Please refer to the fiscal year 2004 discussion in the "Seeds and Genomics Segment" section of MD&A for further explanation of the change in allocation of SG&A expenses between segments.

AGRICULTURAL PRODUCTIVITY FINANCIAL PERFORMANCE FOR THE TRANSITION PERIOD

EBIT for the Agricultural Productivity segment declined to a loss of $28 million, from positive EBIT of $355 million for the similar eight-month period of 2002. The largest driver of this segment's EBIT decline was the $396 million Solutia PCB settlement. Improved operations in Latin America and lower costs more than offset reduced U.S. sales.

Agricultural Productivity net sales in the transition period declined 3 percent from the comparable period in 2002. Lower U.S. sales of ROUNDUP were partially offset by sales gains for ROUNDUP and other glyphosate-based herbicides elsewhere. As expected, in the postpatent U.S. market, we continued to experience competitive pressures and a shift of sales volumes to our lower-priced branded and non-branded glyphosate products. As a result, the average net selling price of ROUNDUP branded products in the United States during the transition period was about 24 percent lower than it was during the comparable period in the previous year. In addition, volumes sold to distributors during the transition period were less than end-user usage, which also reduced our net sales. Volumes of branded ROUNDUP declined 9 percent in the transition

                                                                    EXHIBIT 99.1

period. In the comparable period in 2002, adverse weather conditions reduced the amount of glyphosate used in the U.S. over-the-top market.

Improved performance of glyphosate-based herbicides outside the United States partially offset the U.S. net sales decline. Worldwide, volumes of ROUNDUP and other glyphosate-based herbicides grew. ROUNDUP sales in Latin America improved from sales in the comparable period in 2002, when the economic crisis in Argentina and the operational changes we made in the region caused sales to be lower for that period. We also benefited from increased demand from supply customers -- other herbicide producers to whom we sell glyphosate, capitalizing on our manufacturing economies of scale. The Asia-Pacific region also experienced higher sales volumes during the transition period, led by increased demand from supply customers and by more favorable weather conditions in Australia. However, these gains in Asia-Pacific were partly offset by a net sales decrease in Japan, because of our 2002 sale of certain herbicide assets to Nissan.

Net sales of our other Agricultural Productivity products declined $27 million during the transition period. Selective herbicide sales were down, primarily because of lower sales in the U.S. acetanilide market. This trend reflects the competitive nature of this market and continued adoption of ROUNDUP READY corn traits. Sales in the transition period were also negatively affected by wet weather, which led to some of this season's acetanilide applications being lost. Distributors were conservatively managing their inventories, which also lowered our sales this period. The animal agriculture business reported moderately lower sales of POSILAC bovine somatotropin in an extremely weak milk price environment during the transition period.

Higher sales of lawn-and-garden herbicides partially offset these sales declines, as the business benefited from favorable early-season weather in the western United States and favorable exchange rates outside the United States. Lawn-and-garden sales were also higher because of an increase in the number of retail outlets and continued communication of product benefits via national television advertising.

As noted earlier, EBIT for the segment was down for the transition period. Significantly lower restructuring costs in the transition period and unusually high bad-debt expense in Argentina in the comparable period in 2002, as well as improved operations in Latin America, partially offset the ROUNDUP sales decline and the PCB settlement. Continued cost management also helped lessen the EBIT effect of the lower sales of ROUNDUP, though SG&A expenses were slightly higher overall because of higher employee-related costs. Segment results in 2002 also included gains from the Nissan transaction.

AGRICULTURAL PRODUCTIVITY FINANCIAL PERFORMANCE FOR CALENDAR YEAR 2002

The 2002 decline in Agricultural Productivity segment net sales was largely attributable to lower sales of ROUNDUP and other glyphosate-based herbicides. Lower sales of these products was driven by a decline in both volumes and average net selling prices, with the largest declines in the United States and Argentina.

In the United States, 2002 net sales of ROUNDUP and other glyphosate-based herbicides were down 26 percent from 2001 net sales. Market share loss because of continued competitive pressures in the burndown market, and to a lesser extent the over-the-top market, contributed to the lower volumes. In addition, adverse weather conditions in the second and third quarters of 2002 reduced the amount of glyphosate used in the over-the-top, fallow, and postharvest markets. As a result, the overall growth of the U.S. market was lower than expected, with sales volumes of ROUNDUP in the United States declining 17 percent. In 2002, average net selling prices of branded ROUNDUP in the United States declined approximately 10 percent from 2001 average net selling prices. The lower average net selling prices included the effect of continued competitive pressures and a shift in mix to lower-priced glyphosate products. Year-end distribution channel inventory levels of ROUNDUP in the United States were roughly flat compared with 2001 year-end levels. In 2002, we launched ROUNDUP WEATHERMAX, a new high-performance formulation of ROUNDUP that provides consistent weed control in a variety of less-than-ideal weather conditions.

Poor economic conditions and the operational decisions we made to reduce our risk of doing business in Latin America negatively affected sales of ROUNDUP in 2002. These operational changes included working with our customers in Argentina during this difficult time to maintain our long-term customer relationships, thereby reducing risks for both parties. Because of the economic conditions in Argentina brought on by the economic crisis that began late in 2001 and continued into 2002, we allowed some crop protection product returns on a case-by-case basis. This one-time exception to our policy regarding crop protection product returns reduced sales of ROUNDUP and other glyphosate-based herbicides by approximately $60 million in 2002. ROUNDUP sales in Brazil declined as well, as distribution inventory levels decreased in

                                                                    EXHIBIT 99.1

that country. In Latin America, we intend to keep our distribution inventories at the lower levels achieved in 2002. In Asia, competitive pricing of generic products decreased sales early in 2002. In addition, sales in Asia declined for the year as a result of the mid-year Nissan transaction.

Overall sales of our other Agricultural Productivity businesses declined, though sales in our lawn-and-garden herbicides and animal agriculture businesses increased. Sales of our U.S. acetanilide products declined because of the adverse weather conditions discussed above and competitive conditions. This decline was slightly mitigated by growth in our animal agriculture business, which was led by an 8 percent increase in sales volumes of POSILAC. The lawn-and-garden herbicide business delivered strong sales growth, resulting from growth in the market and from market share gains driven by new product introductions and stronger advertising.

These factors led to an overall decline in EBIT for the segment in 2002, with the most notable effects coming from declines in the United States and Latin America, driven primarily by the lower sales discussed previously. Lower production volumes of ROUNDUP led to unfavorable cost of goods sold manufacturing volume variances, but these effects were offset by cost-management efforts and lower prices for raw materials and energy. Segment EBIT was negatively affected by the increase in bad-debt expense relating to estimated uncollectible accounts receivable in Argentina. Also, our environmental technologies businesses, whose financial results were recorded in discontinued operations, contributed to the year-over-year EBIT decline. Lower operating expenses slightly mitigated these margin shortfalls. The sales of certain herbicide assets to Nissan and Nufarm for use in Asia-Pacific markets reduced SG&A expenses and provided other income. These EBIT gains were partially offset by lower herbicide sales in Asia. SG&A expenses also declined because of continued cost management and lower employee-related expenses. In addition, our R&D spending was lower in 2002, as we continued to focus our spending. We were able to reduce the cost of goods sold for our POSILAC business, even while animal agriculture sales increased.

OUR AGREEMENT WITH SCOTTS

In 1998, Pharmacia (f/k/a Monsanto Company) entered into an agency and marketing agreement with The Scotts Miracle-Gro Company (f/k/a The Scotts Company) (Scotts) with respect to the lawn-and-garden herbicide business, which was transferred to us in connection with our separation from Pharmacia. Scotts acts as our principal agent to market and distribute our lawn-and-garden herbicide products. The agreement has an indefinite term except for certain countries in the European Union, where the agreement related to those countries terminates on Sept. 30, 2008, and may be extended for up to 10 years by the mutual agreement of both parties. Under the agreement, beginning in the fourth quarter of 1998, Scotts is obligated to pay us a $20 million fixed fee each year for the length of the contract to defray costs associated with the lawn-and-garden herbicide business (the annual payment). We record the annual payment from Scotts as a reduction of SG&A expenses ratably over the year to which the payment relates. Of the total fixed fee that was owed for the first three years of the agreement, Scotts deferred $40 million and is contractually required to repay this amount in full, with interest. We are accruing interest on the deferred amounts owed by Scotts monthly and including it in interest income. Beginning in program year 2003 (program year is defined as October 1 to September 30), Scotts began paying these deferred amounts ($5 million per year for both the deferred portion of the fixed fee and interest in monthly installments). In addition, if certain earnings thresholds are achieved, starting with program year 2001, recovery of the deferred amount is accelerated through additional payments. The total amount owed by Scotts, including accrued interest, was $49 million as of Aug. 31, 2004, $50 million as of Aug. 31, 2003, and $50 million as of Dec. 31, 2002.

We are obligated to pay Scotts an annual commission based on the earnings of the lawn-and-garden herbicide business (before interest and income taxes). The amount of the commission due to Scotts varies depending on whether or not the earnings of the lawn-and-garden herbicide business exceed certain thresholds that vary by program year. The commission due to Scotts is accrued monthly and included in SG&A expenses. The commission expense included in SG&A expenses was $57 million in fiscal year 2004, $43 million in the transition period, $39 million in calendar year 2002 and $37 million in calendar year 2001(the commission expense presented herein is not netted with any payments received from Scotts).

RESTRUCTURING AND OTHER SPECIAL ITEMS

Our results include restructuring activities and other special items that significantly affected net income. See Note 5 -- Restructuring and Other Special Items -- for further details. Restructuring and other special items were recorded in the Statement of Consolidated Operations as follows:

                                                                    EXHIBIT 99.1

                                                              12 Months Ended   Eight Months Ended
                                                                  Aug. 31,           Aug. 31,       Year Ended Dec. 31,
                                                              ----------------  ------------------  -------------------
(Dollars in millions)                                           2004     2003     2003      2002      2002       2001
------------------------------------------------------------  --------  ------  -------  ---------  --------  ---------
Cost of goods sold(1,2)                                       $   (35)  $  (7)  $    3   $    (12)  $   (21)  $    (82)
Amortization and impairment of goodwill                           (69)     --       --         --        --         (2)
Selling, general and administrative expenses                       --      --       --         --        --         (1)
Restructuring (charges) reversals -- net(1,2)                    (112)    (31)       5        (63)     (100)      (122)
Other expense -- net                                               --      --       --         --        --         (6)
                                                              -------   -----   ------   --------   -------   --------
Income (Loss) from Continuing Operations Before Income Taxes     (216)    (38)       8        (75)     (121)      (213)
Income tax benefit (provision)                                     54      14       (3)        26        42         76
                                                              -------   -----   ------   --------   -------   --------
Income (Loss) from Continuing Operations                         (162)    (24)       5        (49)      (79)      (137)
Loss from operations of discontinued  businesses (3)              (11)     (3)      --         --        (3)        --
Income tax benefit                                                  9       1       --         --         1         --
                                                              -------   -----   ------   --------   -------   --------
Loss on discontinued operations                                    (2)     (2)      --         --        (2)        --
                                                              -------   -----   ------   --------   -------   --------
Net Income (Loss)                                             $  (164)  $ (26)  $    5   $    (49)  $   (81)  $   (137)
                                                              =======   =====   ======   ========   =======   ========

(1) Restructuring charges include reversals related to prior plans of $7 million and $20 million in fiscal year 2004 and the comparable 2003 12-month period, respectively. Further, of the 2004 reversals, $1 million was recorded in cost of goods sold and $6 million was recorded in net restructuring charges, and of the 12-month 2003 reversals, $3 million was recorded in cost of goods sold and $17 million was recorded in net restructuring charges. Restructuring reversals of $8 million and $1 million were recorded in the transition period and the comparable 2002 eight-month period, respectively. Restructuring reversals of $13 million and $8 million were recorded in calendar years 2002 and 2001, respectively. See Note 5 to our consolidated financial statements for further details of restructuring reversals related to the 2000 and/or 2002 restructuring plans recorded in fiscal year 2004, the transition period, and calendar years 2002 and 2001.

(2) In fiscal year 2004, the $35 million of restructuring charges recorded in cost of goods sold was split by segment as follows: $9 million in Seeds and Genomics and $26 million in Agricultural Productivity. Also, in fiscal year 2004, the $112 million recorded in restructuring charges -- net was split by segment as follows: $40 million in Seeds and Genomics and $72 million in Agricultural Productivity.

(3) Fiscal year 2004, the 12 months ended Aug. 31, 2003, and calendar year 2002 contain restructuring charges related to discontinued businesses (see
      Note 27 to the consolidated financial statements). The fiscal year 2004 restructuring charges recorded in discontinued operations were related to the European wheat and barley business (see the next table in this section for more details). Restructuring charges in the 12 months ended Aug. 31, 2003, and calendar year 2002 were reclassified to discontinued operations and were related to the environmental technologies businesses.

FISCAL YEAR 2004 RESTRUCTURING PLAN: In October 2003, we announced plans to continue to reduce costs primarily associated with our agricultural chemistry business as that segment matures globally. Total restructuring actions approved under the fiscal year 2004 restructuring plan were estimated to be $289 million pretax. These plans included: (1) reducing costs associated with our ROUNDUP herbicide business, (2) exiting the European breeding and seed business for wheat and barley, and (3) discontinuing the plant-made pharmaceuticals program. These actions were originally expected to require restructuring charges of up to $220 million pretax ($155 million aftertax) in fiscal year 2004. Additionally, the approved plan included the $69 million impairment of goodwill in the global wheat business ($64 million aftertax; see Note 9 -- Goodwill and Other Intangible Assets). Total restructuring charges related to these actions were $165 million pretax ($105 million aftertax) in 2004. Charges relating to work force reductions were approximately $20 million lower than originally estimated, primarily because of fewer headcount reductions as resources were reallocated to support the seeds and traits businesses. Charges relating to asset impairments were approximately $30 million lower than previously estimated because of the favorable results from the sale of the European wheat and barley business. We expect to incur charges of up to $5 million pretax in fiscal year 2005 to complete the restructuring actions. We are following accounting standards SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits; SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets; and SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities; to record these actions.

Work force reduction and facility closure charges were cash charges. Asset impairments were noncash charges. The following table outlines the pretax restructuring charges related to our fiscal year 2004 restructuring plan recorded by segment in continuing operations and discontinued operations for fiscal 2004 (before restructuring reversals related to prior-year plans of $7 million):

                                                                    EXHIBIT 99.1

                                Work Force   Facility      Asset
                                Reductions   Closures   Impairments   Total
                                ----------   --------   -----------   -----
Continuing Operations:
   Seeds and Genomics             $ 27         $  --       $ 23        $ 50
   Agricultural Productivity        71             5         28         104
                                  ----         -----       ----        ----
Total Continuing Operations         98             5         51         154

Discontinued Operations:
   Seeds and Genomics                6             3          2          11
   Agricultural Productivity        --            --         --          --
                                  ----         -----       ----        ----
Total Discontinued Operations        6             3          2          11

Total Segment:
   Seeds and Genomics               33             3         25          61
   Agricultural Productivity        71             5         28         104
                                  ----         -----       ----        ----
Total                             $104         $   8       $ 53        $165
                                  ====         =====       ====        ====

In fiscal year 2004, we recorded pretax restructuring charges of $104 million related to work force reductions. Work force reductions in continuing operations of $98 million were primarily in the areas of downsizing the regional structure in Europe, and sales and marketing, manufacturing, R&D, and information technology in the United States. Work force reduction charges of $6 million included in discontinued operations were related to employees of the plant-made pharmaceuticals program as well as incremental benefit plan costs for employees of the European wheat and barley business. Facility closure charges of $5 million in continuing operations primarily related to the shutdown of production lines and the disposal of discontinued agricultural chemical products in the United States. Facility closure charges of $3 million were also recorded in discontinued operations related to shutdown expenses resulting from the exit of the plant-made pharmaceuticals site. Asset impairments in continuing operations of $51 million included $34 million recorded in cost of goods sold and the remainder in restructuring charges (net). Property, plant and equipment impairments of $20 million were recorded in the United States, Canada and Asia for the shutdown of production lines and the disposal of equipment, and in Brazil for impairment of computer systems to be consolidated with a global system. We also recorded inventory impairments of $14 million related to discontinued agricultural chemical products and seed hybrids in Argentina, Brazil and Latin America; discontinued agricultural chemical products in the United States and Asia; and disposal of inventory at closed production sites in Canada. Asset impairments in restructuring charges (net) were $17 million, of which $11 million was for the closure of an office building in the United States. Discontinued operations asset impairments of $2 million consisted primarily of property, plant and equipment impairments associated with the plant-made pharmaceuticals program.

The actions relating to this restructuring plan resulted in aftertax savings of approximately $40 million in fiscal year 2004, and they are expected to produce aftertax savings of approximately $80 million to $95 million in fiscal year 2005, and approximately $90 million to $105 million in fiscal year 2006, with continuing savings thereafter. We expect that these actions will lower our costs, primarily SG&A, as a percent of sales.

2002 RESTRUCTURING PLAN (CHARGES RECORDED IN CALENDAR 2002): In 2002, Monsanto's management approved a restructuring plan. Under this plan, various R&D programs and sites were shut down in the United States and Europe. This restructuring plan also involved the closure and downsizing of certain agricultural chemical manufacturing facilities in Asia-Pacific and the United States as a result of more efficient production capacity installed at other Monsanto manufacturing sites. Certain seed sites were consolidated, and certain U.S. swine facilities were exited. Finally, the plan included work force reductions in addition to those related to the facility closures. These additional reductions were primarily marketing and administrative positions in Asia-Pacific, Europe-Africa, and the United States.

In connection with the 2002 restructuring plan, we recorded $132 million pretax of net charges in 2002. These restructuring costs primarily related to the closure of certain research and manufacturing sites, as well as work force reductions. Work force reductions of $64 million included involuntary employee separation costs for approximately 1,140 employees worldwide, including positions in marketing, manufacturing, R&D, and administration. As of Aug. 31, 2004, the planned employee separations were completed. Facility closures and other exit costs totaled $24 million: contract terminations ($8 million), equipment dismantling and disposal ($8 million), and other shutdown costs ($8 million) resulting from the exit of certain research and manufacturing sites. We also wrote off $45 million of property, plant and equipment and $6 million of inventories (recorded within cost of goods sold) associated with these exit activities.

                                                                    EXHIBIT 99.1

Restructuring reversals of $5 million offset these charges in 2002, as did a $2 million recoverable amount from a third party. The reversals stemmed primarily from facility closing costs that were lower than originally estimated and higher proceeds from disposed assets than originally estimated. Restructuring reversals were recorded for work force reductions, primarily because severance expenses were lower than originally estimated. The recoverable amount from a third party represents a portion of work force reduction and exit costs that will be reimbursed to Monsanto. Reversals of $5 million were recorded in the transition period because we were able to settle certain liabilities for less than originally estimated. We recorded $1 million in reversals in fiscal 2004 because of lower than anticipated severance expenses. As of Aug. 31, 2004, the reserve balance was depleted. We anticipate that the actions related to this plan will yield annual cash savings of more than $50 million.

2000 RESTRUCTURING PLAN (CHARGES RECORDED IN CALENDAR 2001 AND 2000): In 2000, Monsanto's management formulated a plan as part of our overall strategy to focus on certain key crops and to streamline operations. Restructuring and other special items, primarily associated with the implementation of this plan, were recorded in 2000 and 2001. These charges totaled $474 million pretax, with $261 million recorded in 2000, and $213 million recorded in 2001.

The 2001 net charges were primarily for the streamlining of manufacturing operations, the discontinuation of certain seed hybrids, the elimination of noncore activities, and the exit of certain research programs. This plan also involved the closure and downsizing of certain agricultural chemical manufacturing facilities to eliminate duplicate manufacturing capacity to formulate and package herbicides. Due to geographical location and cost considerations, improved technologies were installed at other Monsanto manufacturing sites. These sites, by incorporating technological advancements, have been able to increase their production capacity to meet current and expected future demand for ROUNDUP herbicide and other herbicides. The pretax charge of $213 million was partially offset by the reversal of $8 million of restructuring liabilities recorded during 2000 and 2001, primarily because severance expenses were lower than originally estimated. In addition, reversals of $4 million were recorded in 2001 primarily because severance expenses relating to the 1998 restructuring plan were lower than originally estimated.

The work force reduction charges in 2001 ($50 million) and 2000 ($61 million) included involuntary separation costs for approximately 1,500 employees worldwide, including positions in administration, R&D, and manufacturing. Facility closures and other exit costs in 2000 included contract termination costs ($5 million), equipment dismantling and disposal costs ($2 million), and other shutdown costs ($2 million). Facility closures and other exit costs in 2001 included contract termination costs ($28 million), property, plant and equipment dismantling and disposal costs ($18 million), and other shutdown costs ($3 million). The inventory write-offs in 2000 related to laureate oil, seed and other inventories. The inventory write-offs in 2001 related to discontinued seed hybrids ($31 million), unused raw materials at closed agricultural chemical manufacturing facilities ($6 million), and other inventories, including certain discontinued agricultural chemical products ($8 million). Inventory write-offs for both years, as well as $37 million in property, plant and equipment impairments in 2001, were recorded in cost of goods sold. The remaining $20 million in property, plant and equipment impairments in 2001 was recorded in restructuring charges, and was related to the consolidation of agricultural chemical distribution sites and various corporate assets. The intangible asset impairment in 2000 included a $79 million goodwill impairment associated with the decision to terminate certain nutrition programs.

The cost to carry out certain actions related to the 2000 restructuring plan was lower than originally anticipated. Accordingly, reserve balances were reduced by reversals of $3 million in fiscal 2004, $3 million in the transition period, and $8 million in each of the 12-month periods ended Dec. 31, 2002 and 2001.

These actions under the 2000 restructuring plan have yielded annual cash savings of more than $100 million. As of Aug. 31, 2004, there was no outstanding restructuring reserve balance related to this plan.

Also included in the 2000 plan were special items. In 2001, a total charge of $6 million was recorded in other expense (net) to reflect the impairment of equity investments caused by adverse business developments of the investees.

                                                                    EXHIBIT 99.1

FINANCIAL CONDITION, LIQUIDITY, AND CAPITAL RESOURCES

WORKING CAPITAL AND FINANCIAL CONDITION

                                                                    As of
                                         As of Aug. 31,            Dec. 31,
                               --------------------------------    --------
                                 2004        2003        2002        2002
                               --------    --------    --------    --------
Cash and cash equivalents      $  1,037    $    281    $    137    $    428
Short-term investments              300         230           1         250
Trade receivables -- net          1,663       2,272       2,425       1,734
Inventories                       1,154       1,207       1,266       1,254
Other current assets(1)             777         949         709         740
                               --------    --------    --------    --------
Total Current Assets           $  4,931    $  4,939    $  4,538    $  4,406
                               --------    --------    --------    --------
Short-term debt                $    433    $    269    $    771    $    393
Accounts payable                    326         290         291         275
Accrued liabilities(2)            1,135       1,460         672       1,201
                               --------    --------    --------    --------
Total Current Liabilities      $  1,894    $  2,019    $  1,734    $  1,869
                               --------    --------    --------    --------
Working Capital(3)             $  3,037    $  2,920    $  2,804    $  2,537
Current Ratio(3)                 2.60:1      2.45:1      2.62:1      2.36:1
                               ========    ========    ========    ========

(1) Includes miscellaneous receivables, current deferred tax assets and other current assets.

(2) Includes income taxes payable, Solutia PCB litigation settlement liability (only as of Aug. 31, 2003), accrued compensation and benefits, accrued marketing programs, deferred revenues, grower accruals and miscellaneous short-term accruals.

(3) Working capital is total current assets less total current liabilities; current ratio represents total current assets divided by total current liabilities.

Fiscal Year Analysis: Working capital increased $117 million between Aug. 31, 2003, and Aug. 31, 2004.

Working capital increased because of the following factors:

      - Our substantial cash position as of Aug. 31, 2004, reflects the continued strength of our balance sheet. Cash and cash equivalents increased $756 million between the respective periods. This is primarily attributable to an increase of approximately $960 million in accounts receivable collections year-over-year. For further details of trade accounts receivable collections, see the "Cash Flow" section. We increased our position in short-term investments by $70 million as of Aug. 31, 2004, to $300 million.

      - Accrued liabilities declined $325 million from year-ago levels primarily because of the PCB litigation settlement liability of $400 million that was recorded as of Aug. 31, 2003, and paid in first quarter 2004.

These working capital increases were partially offset by these factors:

      - Accounts receivable declined $609 million in the August-to-August comparison. Improved collections more than offset higher 2004 sales. Net trade receivables as a percent of sales was 31 percent in 2004 compared to 46 percent in the comparable 2003 12-month period. Days sales outstanding decreased from 168 in the 2003 12-month period to 112 in fiscal year 2004.

      - Short-term debt increased $164 million due to maturities of long-term debt, although total debt outstanding was approximately $1.5 billion in both periods.

      - Other current assets decreased $172 million between the respective periods. The largest driver was the net collection of $72 million of the receivable due from commercial insurance related to the PCB settlement in 2004.

Transition Period Analysis: Our balance sheet as of Aug. 31, 2003, reflected working capital of $3.0 billion. The August 2003 working capital grew from working capital levels as of December 2002 year end, consistent with the seasonality of our business. While trade accounts receivable balances are typically higher at this point in the U.S. growing season, certain liabilities are lower. For example, balances relating to deferred revenue and grower liabilities as of Aug. 31, 2003, were lower than balances as of Dec. 31, 2002.

For the August 2003 to August 2002 comparison, working capital levels grew because of the following factors:

      - Our cash position reflected the strength of our balance sheet. As of Aug. 31, 2003, we had more than $280 million of cash on hand. We also had more than $200 million invested in short-term debt securities since December 2002. We

                                                                    EXHIBIT 99.1

            used a mix of cash and short-term borrowings to fund the Solutia PCB litigation settlement payments made in September 2003.

      - Short-term debt levels declined from year-ago levels. Our strong cash position allowed us to reduce our reliance on short-term financing. The decline in short-term debt also reflected the change in our debt mix to longer-term borrowings.

These working capital increases were partially offset by these factors:

      - The effect of the Solutia PCB settlement decreased our August 2003 working capital levels, as increased accrued liabilities were largely offset by a receivable due from commercial insurance and deferred tax assets.

      - Improved operational performance drove accrued liabilities higher because of accruals for customer incentive programs, employee incentives, and income taxes. Our strong working capital management led to lower trade receivables -- despite higher sales levels -- and lower inventories, which also decreased net working capital levels.

Backlog: Inventories of finished goods, goods in process, and raw materials and supplies are maintained to meet customer requirements and our scheduled production. Consistent with the nature of the seed industry, we generally produce in one growing season the seed inventories we expect to sell in the following season. In general, we do not manufacture our products against a backlog of firm orders; production is geared primarily to projections of expected demand.

Customer Financing Program: Monsanto refers certain of its interested U.S. customers to a third-party specialty lender that makes loans directly to Monsanto's customers. This $500 million revolving financing program allows certain U.S. customers to finance their product purchases, royalties and licensing fee obligations, and allows us to reduce our reliance on commercial paper borrowings. We received $255 million during both fiscal year 2004 and the comparable 2003 12-month period from the proceeds of loans made to our customers through this financing program. These proceeds are included in the net cash provided by operations in the Statement of Consolidated Cash Flows. Monsanto originates these customer loans on behalf of the third-party specialty lender, a special purpose entity (SPE) that Monsanto consolidates, using Monsanto's credit guidelines approved by the lender. The loans are sold to multiseller commercial paper conduits through a nonconsolidated qualifying special purpose entity
(QSPE). We have no ownership interest in the lender, the QSPE, or the loans. We service the loans and provide a first-loss guarantee of up to $100 million.

As of Aug. 31, 2004, and Aug. 31, 2003, the customer loans held by the QSPE and the QSPE's liability to the conduits was $222 million and $198 million, respectively. The lender or the conduits may restrict or discontinue the facility at any time. If the facility were to terminate, existing loans would be collected by the QSPE over their remaining terms (generally 12 months or less), and we would revert to our past practice of providing these customers with direct credit purchase terms. Our servicing fee revenues from the program were not significant. As of Aug. 31, 2004, Monsanto's recorded guarantee liability was less than $1 million, based on our historical collection experience with these customers and our current assessment of credit exposure. Adverse changes in the actual loss rate would increase the liability.

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), and amended it by issuing FIN 46R in December 2003. The SPE is included in Monsanto's consolidated financial statements. Because QSPE's are excluded from the scope of FIN 46R and Monsanto does not have the unilateral right to liquidate the QSPE, this interpretation does not have an effect on Monsanto's accounting for the customer financing program.

                                                                    EXHIBIT 99.1

CASH FLOW

                                               12 Months Ended Aug. 31,    Eight Months Ended Aug. 31,     Year Ended Dec. 31,
                                               ------------------------    ---------------------------     -------------------
                                                 2004            2003       2003                2002        2002         2001
                                               --------        --------    ------              ------      -------      ------
Net Cash Provided (Required) by Operations     $  1,261        $  1,128    $ (214)             $ (233)     $ 1,108      $  616
Net Cash Required by Investing Activities          (262)           (482)     (124)               (112)        (469)       (433)
                                               --------        --------    ------              ------      -------      ------
FREE CASH FLOW(1)                                   999             646      (338)               (345)         639         183
Net Cash Provided (Required) by Financing
  Activities                                       (243)           (502)      191                 175         (518)         (7)
                                               --------        --------    ------              ------      -------      ------
Net Increase (Decrease) in Cash and Cash
  Equivalents                                       756             144      (147)               (170)         121         176
Cash and Cash Equivalents at Beginning of
  Period                                            281             137       428                 307          307         131
                                               --------        --------    ------              ------      -------      ------
Cash and Cash Equivalents at End of Period     $  1,037        $    281    $  281              $  137      $   428      $  307
                                               ========        ========    ======              ======      =======      ======

(1) Free cash flow represents the total of net cash provided or required by operations and provided or required by investing activities (see the "Financial Measures" section in MD&A for a further discussion).

Fiscal Year Analysis: Net cash provided by operations increased $133 million and net cash required by investing activities decreased $220 million in fiscal year 2004 compared with the 2003 12-month period. Therefore, free cash flow increased $353 million in fiscal 2004 compared with the comparable 2003 12-month period. The increase was driven by improved trade accounts receivable collections globally, the fluctuation in noncash deferred income taxes and the timing of short-term investments. Reductions to free cash flow included the impact of the PCB litigation settlement (discussed below) and higher voluntary contributions to our U.S. qualified pension plan in fiscal 2004. For the 12 months ended Aug. 31, 2004, and Aug. 31, 2003, we made voluntary pension contributions of $215 million and $131 million, respectively, which resulted in a higher use of cash of $84 million year-over-year. Pension contributions for 2005 are discussed in the next section, "Capital Resources and Liquidity."

The change in accounts receivable provided cash of $486 million in 2004 and $286 million in the same period a year ago. The improvement in worldwide collections more than offset the 2004 sales increase. Year-over-year collections improved by approximately $960 million and included increases in nearly all world areas with the largest drivers being the United States and Brazil. Collections improved in the United States because more customers chose not to take advantage of extended terms in fiscal 2004, and, to a lesser extent, more customers chose to prepay in 2004, both of which were primarily attributable to a stronger agriculture economy. Additionally, a higher amount of U.S. fourth quarter 2003 sales were collected in 2004 compared with fourth quarter 2004 sales that were collected in the same fiscal year as the sale. Year-over-year collections improved in Brazil primarily because of increased liquidity in the market, and to a lesser extent, because of favorable exchange rates. Collections in fiscal 2004 were significantly better than historical levels. We expect fiscal 2005 collections to be consistent with or slightly higher than our historical levels.

The net PCB litigation settlement (cash payments net of insurance proceeds) negatively impacted free cash flow in fiscal year 2004. In the 2003 12-month period, we used cash of $151 million to fund the PCB litigation settlement. Additionally, in the 2003 12-month period, a noncash pretax adjustment of $396 million less deferred taxes of $144 million to reconcile cash provided by operations was presented on the consolidated statement of cash flows. In fiscal year 2004, we used cash of $400 million to fund the PCB litigation settlement and received net insurance proceeds of $72 million, which resulted in a net use of cash of $328 million. The $400 million for the PCB litigation settlement was accrued in August 2003 and paid in September 2003. We also recorded insurance receivables of $155 million in August 2003 of which $72 million net was received in August 2004. In 2005, we expect to receive insurance proceeds of approximately $20 million related to the remaining insurance receivables from the PCB litigation settlement.

The deferred income tax line is a noncash adjustment to reconcile net income with those items that provided or required cash. Deferred income taxes were a noncash expense of $88 million in 2004 (an item that did not require cash) and a noncash credit of $194 million in the comparable prior-year period (an item that did not provide cash). The tax impact of the PCB litigation settlement of approximately $145 million was recorded in the current deferred tax asset account as of Aug. 31, 2003. In September 2003, after the PCB litigation settlement was funded, this amount was reclassified to current tax liability.

Net cash required by investing activities was $262 million for fiscal year 2004 compared with $482 million in the comparable prior-year period. The difference between the 12-month periods was primarily because of purchases and maturities of short-term investments. For the 12 months ended Aug. 31, 2003, we invested $250 million in short-term securities in December 2002, which matured in April and May of 2003, and in June 2003, we invested $230 million in short-term securities. The net impact to the 2003 12-month period was a use of cash of $230 million. In fiscal year 2004, short-term investments of $230

                                                                    EXHIBIT 99.1

million matured in October 2003, and we invested $250 million in short-term securities in December 2003. The December 2003 securities matured in March and April 2004, and we invested $300 million in August 2004. The net impact was a use of cash of $70 million. Other investments and property disposal proceeds exceeded the comparable 2003 12-month period by $62 million primarily because of the sale of assets associated with the European wheat and barley business, and the sale of land in Cambridge, U.K. Capital expenditures increased 2 percent, or $4 million, to $210 million from the comparable 2003 12-month level. We expect fiscal 2005 capital expenditures to increase from the 2004 level and to be in the range of $250 million to $300 million. The largest drivers of the 2005 increase are expected to be projects in R&D, manufacturing (includes the environmental projects discussed in Item 1 -- Business -- Environmental Matters), corporate facilities and information technology. We plan to fund the 2005 capital expenditures with net cash provided by operations.

Net cash required by financing activities decreased $259 million to $243 million in 2004 from $502 million in same period a year ago. The net change in cash provided from short-term financing (financing with terms less than 12 months) was $27 million in 2004 and the net change in cash required was $540 million in the comparable prior-year period. During 2004, we had strong cash flows, which reduced our need for seasonal borrowings. In the 12 months ended Aug. 31, 2003, we used our free cash flow to pay down our short-term borrowings. Commercial paper outstanding decreased approximately $620 million between Aug. 31, 2002, and Aug 31, 2003. No commercial paper was outstanding as of Aug. 31, 2003, and Aug. 31, 2004. Stock option exercises totaled $200 million during 2004 compared with $24 million in the prior-year comparable period. Long-term debt proceeds of $117 million in 2004 were primarily from our Brazil medium-term borrowings. During the prior-year period, we issued $250 million of 4% Senior Notes (the 4% notes) under our May 2002 shelf registration. There were no debt issuances under the shelf registration in fiscal 2004. Treasury share purchases totaled $266 million in fiscal year 2004 and there were no purchases in the comparable prior-year period. The share purchases are part of our three-year $500 million share purchase program, which was authorized by the Executive Committee of the board of directors on July 31, 2003. As of Aug. 31, 2004, $234 million was available for share purchase under the $500 million authorized amount. Dividend payments increased 10 percent, or $13 million, in fiscal 2004. In April 2003, the board of directors approved an increase in the quarterly dividend from 12 cents per share to 13 cents per share. In May 2004, the board of directors approved an increase in the quarterly dividend from 13 cents per share to 14.5 cents per share.

Transition Period Analysis: Net cash required by operations decreased $19 million and net cash required by investing activities increased $12 million in the transition period compared with the same eight-month period in 2002. Free cash flow was a negative $338 million for the transition period. Our negative free cash flow for the first eight months of calendar years 2003 and 2002 was consistent with our historical experience, as we used cash to fund the seasonal fluctuations in our business.

Even considering the $151 million cash payment made as partial payment of our share of Solutia's PCB litigation and an increase of $111 million of voluntary pension contributions in the transition period, our operations required slightly less cash during the transition period than in the comparable prior-year period. We continued to carefully manage our investments in trade receivables and inventories, and we benefited from strong collections. Our improved financial performance also drove accrued liabilities higher at the end of August 2003 than at August 2002. The $252 million aftertax charge related to our participation in the settlement of Solutia's PCB litigation was included in the net income (loss) component of the cash flow statement.

Net cash required by investing activities increased slightly. Proceeds from the sale of herbicide assets to Nissan in 2002 were offset by lower capital expenditures and investments in short-term debt securities in the transition period. Investments of $250 million matured throughout April and May of 2003, and following strong collections in the second calendar quarter, we invested $230 million in short-term debt securities.

In April 2003 our board of directors authorized an increase in the quarterly dividend.

Calendar Year 2002 Analysis: Net cash provided by operations increased $492 million and net cash required by investing activities increased $36 million in 2002 compared to 2001. Free cash flow totaled $639 million in 2002. This was a more than threefold increase from 2001 free cash flow of $183 million. Though net income was lower in 2002 than in 2001, our operations generated almost twice as much cash in 2002. This improvement was primarily a result of careful management of our investments in trade receivables and inventories. Capital expenditures declined 41 percent from 2001 to 2002, as we completed a number of significant capital projects during 2001. Cash required by investing activities increased slightly, to $469 million, reflecting the $250 million investment of excess cash, partially offset by the lower capital expenditures and by proceeds from asset sales. In 2002, we received $72 million of proceeds from the disposal of property and investments. This

                                                                    EXHIBIT 99.1

amount included the sale of herbicide assets to Nissan. We also received approximately $50 million from the long-term supply agreement with Nissan, which was included in cash flow from operations.

CAPITAL RESOURCES AND LIQUIDITY

                                                                  As of Dec.
                                      As of Aug. 31,                  31,
                            --------------------------------      ----------
                              2004        2003        2002           2002
                            --------    --------    --------      ----------
Short-term debt             $    433    $    269    $    771      $      393
Long-term debt                 1,075       1,258       1,148             851
Debt-to-capital ratio             22%         23%         27%             19%

A major source of our liquidity is operating cash flows, which are derived from net income. This cash-generating capability provides us with the financial flexibility we need to meet operating, investing and financing needs. To the extent that cash provided by operations was not sufficient to fund our cash needs, generally during the first half of the calendar year, short-term commercial paper borrowings were used to finance these requirements.

Our August 2004 debt-to-capital ratio was slightly lower than the August 2003 ratio, primarily because of higher shareowners' equity as of Aug. 31, 2004. Shareowners' equity increased because of fiscal 2004 net income of $267 million and $200 million in shares issued under employee stock plans. Offsetting these increases to shareowners' equity were treasury share purchases of $266 million and cash dividends of $179 million. Total debt outstanding was approximately $1.5 billion as of both Aug. 31, 2004, and Aug. 31, 2003. Because of the seasonality of our business, our August 2003 debt-to-capital ratio was higher than it was in December 2002, but declined from August 2002 levels. Our total debt outstanding as of Aug. 31, 2003, declined from Aug. 31, 2002, reflecting the strength of our balance sheet. Growth in the Seeds and Genomics segment will lessen the effect on liquidity caused by declining prices of ROUNDUP. However, even in the postpatent environment, ROUNDUP continues to be a strong cash contributor.

In May 2003, Monsanto issued $250 million of 4% Senior Notes under a $2.0 billion shelf registration filed in May 2002. As of Aug. 31, 2004, we had $950 million available for future debt issuances under this shelf registration. We also have in place a committed external borrowing facility amounting to $1.0 billion that was unused as of Aug. 31, 2004. This credit facility gives us the financial flexibility to satisfy short- and medium-term funding requirements. In June 2004, we finalized a new five-year, $1.0 billion revolving credit facility that expires in June 2009. This facility replaced two $500 million facilities that were available, but unused as of Aug. 31, 2003. Covenants under the $1.0 billion revolving credit facility are consistent with the two $500 million facilities it replaced.

We are continuing to make voluntary cash contributions to our U.S. qualified pension plan. In addition to contributing amounts if required by pension plan regulations, we may also make discretionary contributions if they are merited. Although contributions were not required, Monsanto contributed $215 million and $111 million to the U.S. qualified plan during fiscal year 2004 and the transition period, respectively. We also anticipate using a portion of our cash flow in fiscal year 2005 to continue to voluntarily contribute to the pension plan in order to maintain future contribution flexibility allowed by regulations. In September 2004, we voluntarily contributed $60 million to the U.S. qualified plan. Additional contributions outside of the $60 million September 2004 contribution are not planned. While the level of future contributions that would be required is unpredictable and depends heavily on plan asset experience and interest rates, we expect to continue to contribute to the plan on a regular basis in the near term.

In July 2003, the Executive Committee of the board of directors authorized the purchase of up to $500 million of our common stock over a three-year period. The plan expires on July 30, 2006. In 2004, we purchased $266 million of our common stock under the $500 million authorization.

CONTRACTUAL OBLIGATIONS

We have certain obligations and commitments to make future payments under contracts. Current estimates of our future payments under these obligations are shown in the following table. See Note 22 of the consolidated financial statements for a further description of our contractual obligations.

                                                                    EXHIBIT 99.1

                                                                         Payments Due in Fiscal Year Ending Aug. 31,
                                                            -----------------------------------------------------------------
                                                                                                                       2010
                                                                                                                        and
(Dollars in millions)                                        Total     2005      2006     2007      2008      2009    beyond
-------------------------------------------------           -------  --------  --------  -------  --------  --------  -------
Long-Term Debt                                              $ 1,075  $      -  $     23  $     4  $    250  $      1  $   797
Interest Payments Relating to Long-Term Debt(1)                 525        73        70       71        72        61      178
Operating Lease Obligations                                      50        19        11        6         4         3        7
Purchase Obligations:
  Uncompleted additions to property                              24        24         -        -         -         -        -
  Commitments to purchase inventories                           424       286        45       31        28        19       15
  Commitment to purchase breeding research                      363        45        52       45        45        45      131
  R&D alliances and joint venture obligations                   195        61        55       48        31         -        -
  Other purchase obligations                                    256        54        59       55        30        11       47
Other Liabilities Reflected on the Balance Sheet:
  Payments on other financing                                    19         7         7        5         -         -        -
                                                            -------  --------  --------  -------  --------  --------  -------
Total Contractual Obligations                               $ 2,931  $    569  $    322  $   265  $    460  $    140  $ 1,175
                                                            =======  ========  ========  =======  ========  ========  =======

(1) The total interest payments includes approximately $47 million estimated for payments associated with variable interest rates on the 4% notes.

CONTINGENT LIABILITIES RELATING TO SOLUTIA INC. (OFF-BALANCE SHEET ARRANGEMENT)

Under the Separation Agreement, we were required to indemnify Pharmacia for Solutia's Assumed Liabilities, to the extent that Solutia fails to pay, perform or discharge those liabilities. Those liabilities remain the present responsibility of Pharmacia. Solutia's Assumed Liabilities may include, among others, litigation, environmental remediation, and certain retiree liabilities relating to individuals who were employed by Pharmacia prior to the Solutia spinoff. Solutia and 14 of its U.S. subsidiaries have filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. In the Chapter 11 proceeding, Solutia is seeking relief from paying certain liabilities, including Solutia's Assumed Liabilities. Solutia has notified Pharmacia and Monsanto that it was disclaiming its obligations to defend pending or future litigation relating to Solutia's Assumed Liabilities. Solutia has also taken the position that the bankruptcy proceeding prevents it from continuing to perform its environmental obligations except within the boundaries of its current operations. If Solutia is discharged from all or a portion of Solutia's Assumed Liabilities, Monsanto may be required to indemnify Pharmacia for all or a portion of them. Under the rules of the SEC, these contingent liabilities are considered to be an off-balance sheet arrangement. Item 8 -- Note 22 -- Commitments and Contingencies includes further information regarding Solutia's Assumed Liabilities and the reasonable possibility of a material adverse effect on our financial position, profitability and/or liquidity. Also see Item 3 -- Legal Proceedings and Item 1 -- Relationships Among Monsanto Company, Pharmacia Corporation, Pfizer Inc. and Solutia Inc. for further information.

SEASONALITY

Our change in fiscal year end from December 31 to August 31 synchronized our quarterly and annual results with the natural flow of the agricultural cycle in our major markets. As a result, investors will gain a more complete picture of the North American and Latin American growing seasons in the same fiscal year. Sales by our Seeds and Genomics segment, and to a lesser extent, by our Agricultural Productivity segment, are seasonal. In fiscal year 2004, approximately 70 percent of our Seeds and Genomics segment sales occurred in the second and third quarters. This segment's seasonality is primarily a function of the purchasing and growing patterns in North America. Agricultural Productivity segment sales were more evenly spread across our fiscal year quarters in 2004, with approximately 60 percent of these sales occurring in the second half of 2004. Net income in 2004 was highest in second and third quarters, which correlated with the sales of the Seeds and Genomics segment and its gross profit contribution. Sales and income may shift somewhat between quarters depending on planting and growing conditions. Our inventory is at its lowest level at the end of our fiscal year, which is consistent with the agricultural cycles in our major markets. Additionally, our trade accounts receivable are at the lowest levels in November primarily because of prepayments received on behalf of both segments in the United States, and the seasonality of our sales as discussed above.

As is the practice in our industry, we regularly extend credit to enable our customers to acquire crop protection products and seeds at the beginning of the growing season. Because of the seasonality of our business and the need to extend credit to customers, we use short-term borrowings to finance working capital requirements. Our need for such financing will generally be the highest in the second half of the fiscal year and lowest in the first half of the fiscal year. However, in 2004 we had less reliance on commercial paper borrowings than we had in the past, which reduced our peak in working capital investment. We expect to continue to have less reliance on commercial paper borrowings in fiscal 2005, similar to fiscal 2004 levels, to support operations. Our customer financing program is also expected to continue to reduce our reliance on commercial paper borrowings.

                                                                    EXHIBIT 99.1

OUTLOOK

FOCUSED STRATEGY

Monsanto has established leadership in agricultural markets by applying advanced technology to develop high-value products ahead of its competitors, and by reinforcing strong brands and customer relationships. We continually improve our products to maintain market leadership and to support near-term performance. Our capabilities in biotechnology research are generating a rich product pipeline that is expected to drive long-term growth. We believe that our focused approach to our business and the value we bring to our customers will allow us to maintain an industry leadership position in a highly competitive environment.

Our strategic actions will allow us to focus on continued growth in our seeds and traits businesses, with the goal of ensuring that ROUNDUP and our other herbicides continue to make strong contributions to cash flow and income. Monsanto is continuing to evolve into a company led by its strengths in seeds and biotechnology traits as a means of delivering solutions to our customers. As we concentrate our resources on this growth sector of the agricultural industry, we are taking steps to reduce SG&A costs -- particularly those associated with our agricultural chemistry business as that sector matures globally. Monsanto remains the leading manufacturer of the best-selling herbicide, ROUNDUP, and maintains a very strong manufacturing cost position.

As part of this seed and technology-based strategic initiative, we are focusing on projects that we believe have the best commercial potential. Our research and marketing focuses on three crops grown on significant acreage: corn, soybeans and cotton. Following our announced exit from our European breeding and seed business for wheat and barley, we finalized the sale of assets associated with that business in 2004. In fiscal year 2004, we made the decision to realign our research and development investments to accelerate the development of new and improved traits in corn, cotton and oilseeds, which includes soybeans and canola. As part of this realignment, we are deferring all further efforts to introduce ROUNDUP READY wheat, until such time that other wheat biotechnology traits are introduced. This decision was reached after a comprehensive review of our research investment portfolio and extensive consultation with customers in the wheat industry.

We will also focus geographically on our top agricultural markets, where we can bring together a broad complement of our products and technologies, while pursuing ways to best participate in other markets. We have accordingly adopted different business models for different markets. These actions allow us to diversify our exposure to risk from changes in the marketplace.

Our financial strategy will continue to emphasize both earnings and cash flow, and we believe that Monsanto is positioned to sustain earnings growth and strong cash flow. We remain committed to returning cash to shareowners. Our board of directors increased our dividend rate in April 2003, and again in May 2004. We began our share repurchase program in fiscal year 2004. We expect to continue the share repurchase program until the earlier of July 2006 or such time as we have reached the $500 million amount authorized by the board of directors. We applied our strong cash position to participate in a settlement of Solutia's PCB litigation and continue to make voluntary contributions to our pension plan. We will continue to evaluate using our cash position for acquisition opportunities that meet the strategic needs of our core businesses or for technology arrangements that have the potential to increase the efficiency and effectiveness of our research and development efforts.

We have taken decisive steps to address key risks in our business position. These include the measures noted above, reducing costs in our agricultural chemistry business and pursuing the evolution of our business to an emphasis on seeds and traits. We have also taken steps to reduce risk and stabilize our business position in Latin America. We remain focused on cost and cash management both to support the progress we have made in managing our investment in working capital -- in particular, receivables and inventories -- and to realize the full earnings potential of our businesses. We will continue to seek additional external financing opportunities for our customers.

We implemented changes in how we approach our Argentine business that negatively impacted our sales and earnings in fiscal year 2004 and the comparable 2003 12-month period, but are intended to stabilize our business position in this important agricultural market. The actions we have taken with our customers were designed to reduce risk and to balance earnings and cash during a difficult economic period. We continue to follow through on business decisions made in recent years aimed at maintaining market leadership and restoring profitability in Argentina. Although economic and market uncertainties remain, we believe we are making progress. In addition, we continue to focus on reducing our working capital investment in Argentina.

                                                                    EXHIBIT 99.1

SEEDS AND GENOMICS

Monsanto has built a leading global position in seeds, and the successful integration of seed businesses acquired in the 1990s has allowed us to improve our seed portfolio. We continue to make improvements in our base seed business, as advanced breeding techniques combined with production practices and plant capital investments have significantly improved germplasm quality, yields and cost. The performance of Monsanto germplasm is reflected in market-share gains for both our branded and licensed seed businesses. We also use our genetic material to develop new varieties for other seed companies' brands.

Outstanding seed quality and leading germplasm provide a vehicle for delivering biotechnology seed traits, such as herbicide tolerance and insect protection. Biotechnology traits offer growers several benefits: lower costs, greater convenience and flexibility, higher yields, and the ability to adopt environmentally responsible practices such as conservation tillage and reduced pesticide use.

We invest more than 85 percent of our R&D in the areas of seeds, genomics and biotechnology. These are the fastest-growing segments of the agriculture industry. By shifting our focus to create value for farmers in seeds and traits, we have set Monsanto on a path of sustainable growth, as we expect increasing gross profit from seeds and traits to more than offset a declining contribution from agricultural chemicals. At the same time, we expect to continue to reduce seed production costs through higher yields on seed production acres and careful management of our seed product portfolio.

ROUNDUP and other glyphosate-based herbicides can be applied over the top of glyphosate-tolerant ROUNDUP READY crops, controlling weeds without injury to the crop. This integration of agricultural chemicals and enhanced seeds offers growers a cost-effective solution for weed control. To date, we have introduced ROUNDUP READY traits in soybeans, corn, canola and cotton. In addition, our insect-protection seed traits, such as YIELDGARD for corn and BOLLGARD and BOLLGARD II for cotton, serve as alternatives to certain chemical pesticides.

Key near-term growth opportunities in seeds and traits include:

      - Continued growth in Monsanto's branded and licensed seed market shares, through potential acquisitions, successful breeding of high-performance germplasm and continuous improvement in the quality of our seeds;

      - Continued growth in licensing of seed germplasm and biotechnology traits to other seed companies through our Holden's/Corn States business and Cotton States business;

      - Expansion of existing traits, especially in corn, and stacking of additional traits in current biotechnology products;

      - Ability to have flexibility to price our traits in line with the value growers have experienced and expect to continue to experience from our traits; and

      - The commercialization of second-generation traits, such as BOLLGARD II cotton.

We can achieve continued growth through stacking and increased penetration of traits in approved markets. Trait stacking is a key growth driver in our seeds and traits business because it allows Monsanto to earn a greater share of the farmer's expenditures on each acre. Our past successes provide a significant competitive advantage in delivering stacked-trait products and improved, second-generation traits. Stacked-trait cotton overtook single-trait cotton products in Monsanto's product mix in 2004 and 2003. We are seeing the same trend in our corn seed business, where higher-value, stacked-trait products represent a growing share of total seed sales.

We are in the process of completing the regulatory steps to obtain Japanese import approval for YIELDGARD Plus with ROUNDUP READY Corn 2, Monsanto's three-way stacked product that includes the YIELDGARD Corn Borer, YIELDGARD Rootworm and ROUNDUP READY Corn 2 biotech traits. The EPA has granted separate registrations for the traits and, once we receive the requisite Japanese approvals, we plan on launching this product in the United States in fiscal year 2005. Monsanto corn products designed to be tolerant to the active ingredient in ROUNDUP agricultural herbicides are currently marketed as ROUNDUP READY Corn 2 in the United States.

We are working toward developing products to generate long-term growth. We believe our strategic head start in first- and second-generation input traits will give us a leadership position in developing output traits that provide consumer benefits

                                                                    EXHIBIT 99.1

and create value for the food industry. We are working to achieve greater acceptance and to secure additional approvals for our existing biotechnology products globally, and toward the development and timely commercialization of additional products in our pipeline. We are prioritizing our efforts to gain approvals for biotechnology crops, and while we continue to gain new approvals in global markets, we are pursuing strategies that enable growth even with delays in some global regulatory approvals. The Brazilian government passed a measure, which legalized the planting of ROUNDUP READY soybeans in Brazil for the 2003-2004 crop year. In October 2004, this legislation was extended to the 2004-2005 crop year. Monsanto is working with the Brazilian grain industry to collect royalties for the use of our technology, as ROUNDUP READY grain is sold to grain handlers for export. We are continuing our efforts to obtain long-term approval for the planting of ROUNDUP READY soybeans in Brazil, and plan to continue to develop a royalty system, which matches the decisions made by the government of Brazil. More than 95 percent of the grain handlers in two southern Brazil states have signed contracts to collect this royalty upon the delivery and sale of the grain produced with ROUNDUP READY soybean technology. We have collected cash from grain handlers in these two southern states. The system had a slightly negative effect on our earnings in fiscal year 2004 because of start-up expenses and drought weather conditions. In fiscal year 2005, we expect the system to be a modest contributor to earnings. A similar grain-based system may also be applicable to other parts of Latin America. However, there is no certainty that royalties on ROUNDUP READY soybeans will be profitably collected in Brazil or other parts of Latin America.

Crop import restrictions in some key markets, most notably the European Union
(EU), reduce potential expansion of current and future biotechnology crops in the United States and other markets where they are approved. However, the development of effective systems to enable farmers growing crops in the United States to sell into elevator systems that do not export to the EU is mitigating the effect of these restrictions. Additionally, Monsanto is pursuing approvals to enable the importation of corn and processed corn products that contain the ROUNDUP READY and YIELDGARD Rootworm traits into the EU, including those traits as a part of various stacked-trait combinations, and has recently received approval from the EU for human consumption, and the import, processing and use in animal feed, of ROUNDUP READY Corn 2.

We are committed to addressing the concerns raised by consumers and by public interest groups and the questions from government regulators regarding agricultural and food products developed through biotechnology. We also continue to address concerns about the adventitious or certain unintended trace presence of biotechnology materials in seed, grain or feed and food products. We are responding to the issue of adventitious presence in several ways. These include seeking sound, science-based rules and regulations that clarify and allow for trace amounts, and providing industry leadership to establish the highest standards of purity reasonably achievable and to establish global standards for quality. We are also working with the seed industry to develop strategies on production interventions that may reduce the likelihood of adventitious presence.

AGRICULTURAL PRODUCTIVITY

In recent years, we have seen reduced revenues and earnings from ROUNDUP herbicides, which reflect both the overall decline in the agricultural chemicals market and the expiration of U.S. patent protection for the active ingredient in ROUNDUP in 2000. By aligning our infrastructure and costs with our expectations for the glyphosate herbicide market, however, we believe the ROUNDUP franchise can continue to be a significant and sustainable source of cash and income generation for Monsanto, even in the face of increased competition.

As expected, the market share and net average selling price of ROUNDUP herbicides in the United States have declined since the patent expired in 2000. Although prices may continue to decline in the future, we do not currently expect the decline in the future net average selling price to be as significant as it has been in recent years. We expect the net average selling price of ROUNDUP in the United States in fiscal 2005 to be slightly lower than the net average selling price for fiscal 2004. Further, we expect the U.S. ROUNDUP net average selling price in 2005 will start to settle in the range of historical pricing seen outside the United States. We also believe that we will be able to maintain our leadership position and continue to generate cash from this business. In postpatent markets around the world, ROUNDUP has maintained a leading market position and a price premium compared with generics. We will continue to support the market leadership of ROUNDUP with product innovations, superior customer service and logistics, low-cost manufacturing, and further expansion of ROUNDUP READY crops and the ROUNDUP Rewards program.

We have several patents on our glyphosate formulations and manufacturing processes in the United States and in other countries. We continue to differentiate ROUNDUP with innovations using proprietary technology. We also provide more concentrated formulations that provide greater convenience for farmers while reducing production and logistics costs. We offer a variety of products to meet farmers' needs. The U.S. launch of premium ROUNDUP WEATHERMAX was followed

                                                                    EXHIBIT 99.1

by the successful launch of ROUNDUP ORIGINAL MAX, which offers key brand advantages versus imitator products at a very competitive price.

Monsanto will support ROUNDUP through expansion of ROUNDUP READY crops and the ROUNDUP Rewards program. ROUNDUP Rewards offers added protection and reduced risk program elements for farmers who use certain Monsanto technologies and agricultural herbicides. Further penetration of ROUNDUP READY crops also enhances the market position of ROUNDUP as a brand-name product that farmers trust to avoid the risk of crop injury in over-the-top use on these crops.

Monsanto maintains strong distribution relationships and a unique bulk tank system to support retailers. Monsanto remains the primary global producer of glyphosate, the active ingredient in ROUNDUP, with agreements to supply glyphosate to many of our competitors. Our high volume combined with patented process technology allows us to maintain low unit costs. We continue to reduce production costs, and we are also achieving reductions in working capital through careful management of inventories. Several years ago, ROUNDUP distribution channel inventories had increased in the United States. However, U.S. ROUNDUP distribution channel inventory levels at the end of the 2003 transition period were slightly down from levels at the end of fiscal year 2002, and levels as of Aug. 31, 2004, declined compared with Aug. 31, 2003.

Like most chemical herbicides, Monsanto's selective herbicides face declining markets and increasing competitive pressures, but they continue to complement our ability to offer fully integrated solutions, particularly in ROUNDUP READY corn. While rapid penetration of ROUNDUP READY corn in the United States has also had a negative effect on sales of Monsanto's selective corn herbicides, increased gross profit from the ROUNDUP READY trait and the ROUNDUP used on these acres are significantly higher than the gross profit on lost selective herbicide sales.

Our lawn-and-garden herbicide business remains a strong cash generator and supports Monsanto's brand equity in the marketplace. Another key product in our Agricultural Productivity segment is POSILAC bovine somatotropin, which improves dairy cow productivity. The active ingredient for POSILAC is manufactured both at our new plant in Augusta, Georgia, and by Sandoz GmbH in Austria. Sandoz also manufactures the finished dose formulation of POSILAC, and is our sole supplier of the finished dose formulation until we obtain approval from the FDA to manufacture the finished dose formulation at Augusta. In second quarter of fiscal year 2004, we notified our customers that supplies of POSILAC would be temporarily limited while Sandoz completes corrections and improvements at its facility in response to issues identified by the FDA. This limitation has temporarily reduced volumes of POSILAC available for sale and required us to allocate available supplies. We expect the supply of POSILAC to be limited well into 2005 with incremental increases in supply occurring over time. The allocation is expected to have a material adverse effect on POSILAC revenues as long as it continues.

OTHER INFORMATION

As discussed in Item 8 -- Note 22 -- Commitments and Contingencies to the consolidated financial statements, Monsanto is involved in a number of lawsuits and claims relating to a variety of issues. Many of these lawsuits relate to intellectual property disputes. We expect that such disputes will continue to occur as the agricultural biotechnology industry evolves.

As mentioned in the "Overview -- Executive Summary" section of MD&A, we are required to indemnify Pharmacia for Solutia's Assumed Liabilities. Our obligation to indemnify Pharmacia for Solutia's Assumed Liabilities is discussed in Item 3 -- Legal Proceedings and Note 22.

For additional information on the outlook for Monsanto, see "Cautionary
Statements: Risk Factors Regarding Forward-Looking Statements."

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

In preparing our financial statements, we must select and apply various accounting policies. Our most significant policies are described in Item 8 --
Note 2 -- Significant Accounting Policies to the consolidated financial statements. In order to apply our accounting policies, we often need to make estimates based on judgments about future events. In making such estimates, we rely on historical experience, market and other conditions, and on assumptions that we believe to be reasonable. However, the estimation process is by its nature uncertain given that estimates depend on events over which we may not have control. If market and other conditions change from those that we anticipate, our financial condition, results of operations, or liquidity may be materially affected. In addition, if our assumptions change, we may need to revise our estimates, or to take other

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                                                                    EXHIBIT 99.1

corrective actions, either of which may also have a material effect on our financial condition, results of operations, or liquidity. Members of our senior management have discussed the development and selection of our critical accounting estimates, and our disclosure regarding them, with the audit and finance committee of our board of directors, and do so on a regular basis.

We believe that the following estimates have a higher degree of inherent uncertainty and require our most significant judgments. In addition, had we used estimates different from any of these, our financial condition, results of operations, or liquidity for the current period could have been materially different from those presented.

Goodwill: A majority of our goodwill relates to our seed company acquisitions. We are required to assess whether any of our goodwill is impaired. In order to do this, we apply judgment in determining our reporting units, which represent distinct parts of our business. The definition of our reporting units affects the results of our goodwill impairment analysis. Our annual goodwill impairment assessment involves estimating the fair value of a reporting unit and comparing it with its carrying amount. If the carrying value of the reporting unit exceeds its fair value, additional steps are required to calculate a potential impairment loss. Calculating the fair value of the reporting units requires significant estimates and long-term assumptions. Any changes in key assumptions about the business and its prospects, or any changes in market conditions, interest rates or other externalities, could result in an impairment charge. We estimate the fair value of our reporting units by applying discounted cash flow methodologies. In connection with the adoption of SFAS 142 in 2002, we recorded a $2.0 billion pretax transitional impairment charge relating to our corn and wheat reporting units. This charge reduced the carrying amount of our goodwill, and it resulted in a cumulative effect of accounting change, which reduced net income and shareowners' equity. The company's decision in October 2003 to exit the European wheat and barley business required a reevaluation for potential impairment of goodwill and other intangible assets related to the company's global wheat business, and resulted in a $69 million pretax impairment charge in fiscal year 2004. The $69 million pretax impairment to goodwill was recorded as an operating expense, which reduced net income and shareowners' equity. Future changes in the fair value of our reporting units could affect our goodwill and operating expenses and reduce shareowners' equity.

Litigation and Other Contingencies: We are involved in various patent, product liability, consumer, commercial, environmental and other litigation, claims and legal proceedings, for example proceedings relating to Solutia's Assumed Liabilities (see Item 8 -- Note 22 and Item 3 -- Legal Proceedings); environmental remediation; and government investigations. We routinely assess the likelihood of adverse judgments or outcomes to those matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, management considers many factors. These factors include, but are not limited to, past history, scientific and other evidence, and the specifics and status of each matter. If our assessment of the various factors changes, we may change our estimates. That may result in the recording of an accrual or a change in a previously recorded accrual. Predicting the outcome of claims and litigation, and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals.

Pensions and Other Postretirement Benefits: The actuarial valuations of our pension and other postretirement benefit costs, assets and obligations affects our financial position, results of operations and cash flows. These valuations require the use of assumptions and long-range estimates. These assumptions include, among others: assumptions regarding interest and discount rates, assumed long-term rates of return on pension plan assets, health care cost trends, and projected rates of salary increases. We regularly evaluate these assumptions and estimates as new information becomes available. Changes in assumptions (caused by conditions in the debt and equity markets, changes in asset mix, and plan experience, for example) could have a material effect on our pension obligations and expenses, and can affect our net income, intangible assets, liabilities, and shareowners' equity. In addition, changes in assumptions such as rates of return, fixed income rates used to value liabilities or declines in the fair value of plan assets, may result in voluntary decisions or mandatory requirements to make additional contributions to our qualified pension plan. Because of the design of our postretirement health care plans, our liabilities associated with these plans are not highly sensitive to assumptions regarding health care cost trends.

Because of the decline in the equity markets in recent years, the fair value of assets in the Monsanto U.S. qualified pension plan decreased in 2002. As a result, along with the effect of declining interest rates, we recorded additional minimum pension liability adjustments totaling $330 million during calendar year 2002. Although the equity markets improved during the transition period, interest rates continued to decline. As a result, we recorded a $106 million increase to the additional

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                                                                    EXHIBIT 99.1

minimum pension liability in our financial statements for the transition period. In fiscal year 2004, we recorded a $21 million increase to the additional minimum pension liability in our financial statements. The 2004 increase in the additional minimum pension liability was less than the increases recorded during the transition period and calendar year 2002 because of continued improvement of equity markets. These adjustments were necessary to keep the recorded pension liability at least equal to the unfunded accumulated benefit obligation for the plan. These noncash adjustments to increase the additional minimum pension liability decreased shareowners' equity, but did not affect our results of operations.

Fiscal year 2005 pension expense, which will be determined using Aug. 31, 2004, assumptions, is expected to be fairly consistent with pension expense recorded in fiscal year 2004. The company reduced its discount rate assumption as of Aug. 31, 2004, from 6.25 percent to 5.80 percent to reflect current economic conditions, which would be expected to increase pension expense in fiscal 2005. However, the expected return on additional cash contributions made in August and September 2004 to the plan will offset any increase in expense due to the lower discount rate. In determining the discount rate, we use yields on high-quality fixed-income investments (including among other things, Moody's Aa corporate bond yields) that match the duration of the pension obligations. To the extent the discount rate increases or decreases, our pension obligation is decreased or increased accordingly. Holding all other assumptions constant, we estimate that a half-percent decrease in the discount rate will decrease our fiscal year 2005 pretax income by approximately $4 million. Our salary rate assumption did not change between fiscal year 2004 and the transition period. Holding all other assumptions constant, we estimate that a half-percent decrease in the salary rate assumption would increase Monsanto's fiscal year 2005 pretax income $1 million.

Expected rate of return on pension assets is also an important element of plan expense. In the transition period, we reduced the rate of return on pension plan assets to 8.75 percent. To determine the rate of return, we consider the historical experience and expected future performance of the plan assets, as well as the current and expected allocation of the plan assets. The U.S. qualified pension plan's asset allocation as of Aug. 31, 2004, was approximately 65 percent equity investments, 31 percent fixed-income investments and 4 percent other investments, in line with policy ranges. We periodically evaluate the allocation of plan assets among the different investment classes to ensure that they are within policy guidelines and ranges. While we do not currently expect to further reduce the assumed rate of return in the near term, holding all other assumptions constant, we estimate that a half-percent decrease in the expected return on plan assets would lower Monsanto's fiscal year 2005 pretax income by approximately $6 million.

Deferred Income Tax Assets: Management regularly assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent management believes that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established. When a valuation allowance is established or increased, an income tax charge is included in the consolidated financial statements and net deferred tax assets are adjusted accordingly. Changes in tax laws, statutory tax rates, and estimates of the company's future taxable income levels could result in actual realization of the deferred tax assets being materially different from the amounts provided for in the consolidated financial statements. If the actual recovery amount of the deferred tax asset is less than anticipated, we would be required to write off the remaining deferred tax asset and increase the tax provision, resulting in a reduction of net income and shareowners' equity.

In fiscal 2004, we assessed the realizability of our deferred tax assets in Argentina and Brazil following completion of the crop season in these countries and the preparation of updated long-range financial projections for these countries. We concluded that it was more likely than not that the deferred tax assets of $107 million related to net operating loss carryforwards (NOLs) in Argentina will not be realizable prior to their expiration from 2006 to 2009 and established a valuation allowance for the entire amount in fiscal 2004. This conclusion was based on the recent history of losses, the continued uncertain economic conditions (see "Outlook" in MD&A) and the limited tax carryforward period of five years. Management is taking actions to attempt to realize such deferred tax assets; however, such actions are dependent, in part, on conditions that are not entirely in management's control. We also concluded that it is more likely than not that we will realize our deferred tax assets in Argentina that are not related to the NOLs noted above through future projected taxable income.

As of Aug. 31, 2003, Brazil had a valuation allowance of $90 million for deferred tax assets related to NOLs because management believed it was more likely than not that such deferred tax assets would not be realized. However, based on improvements in Brazil's operations related to business changes that we had begun implementing two crop seasons previously, and improvements over that period in Brazil's overall economy, and in particular the agricultural sector, management now believes it is more likely than not that such deferred tax assets will be realized. Accordingly, the previously recorded $90 million valuation allowance, related to NOLs which have an indefinite life, was reversed in fiscal 2004. We

                                                                    EXHIBIT 99.1

also concluded that it is more likely than not that we will realize our deferred tax assets in Brazil that are not related to the NOLs noted above through future projected taxable income.

Allowance for Doubtful Trade Receivables: We maintain an allowance for doubtful trade receivables. This allowance represents our estimate of accounts receivable that, subsequent to the time of sale, we have estimated to be of doubtful collectibility because our customers may not be able to pay. In determining the adequacy of the allowance for doubtful accounts, we consider historical bad-debt experience, customer creditworthiness, market conditions, and economic conditions. We perform ongoing evaluations of our allowance for doubtful accounts, and we increase the allowance as required. Increases in this allowance will reduce the recorded amount of our net trade receivables, net income and shareowners' equity, and increase our bad-debt expense. For example, in June 2002 we increased our allowance for estimated uncollectible trade receivables in Argentina by $154 million. This increase in the allowance was required because of the economic turmoil and market conditions there. Additionally, in fiscal year 2004, we increased our allowance for estimated uncollectible trade receivables in Argentina by approximately $45 million primarily because of changes to the Argentine business model and continued economic difficulty. See the 2004 "Results of Operations" discussion in MD&A for a detailed discussion of this increase.

Allowances for Returns and Inventory Obsolescence: Where the right of return exists in our seed business, sales revenues are reduced at the time of sale to reflect expected returns. In order to estimate the expected returns, management analyzes historical returns, economic trends, market conditions, and changes in customer demand. In addition, we establish allowances for obsolescence of inventory equal to the difference between the cost of inventory and the estimated market value, based on assumptions about future demand and market conditions. We regularly evaluate the adequacy of our return allowances and inventory obsolescence reserves. If economic and market conditions are different from those we anticipated, actual returns and inventory obsolescence could be materially different from the amounts provided for in our consolidated financial statements. If seed returns are higher than anticipated, our net sales, net trade receivables, net income and shareowners' equity for future periods will be reduced. If inventory obsolescence is higher than expected, our cost of goods sold will be increased, and our inventory valuations, net income and shareowners' equity reduced. Higher-than-anticipated seed returns affected our results of operations and financial condition in calendar years 2002 and 2001. In 2002, results were affected by higher-than-anticipated seed returns (primarily corn seed) in Argentina because of the economic crisis that originated at the end of 2001 and the flooding in that same year. In 2001, we experienced higher-than-anticipated returns of high-priced corn seed, primarily in Brazil because of an extremely unusual change in market conditions there.

NEW ACCOUNTING STANDARDS

In March 2004, the Emerging Issues Task Force (EITF) reached a consensus on recognition and measurement guidance previously discussed under EITF Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-01). The consensus clarifies the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method or the equity method. We adopted EITF 03-01 for the year ended Aug. 31, 2004. Adoption of EITF 03-01 did not have an impact on the company's consolidated financial position, results of operations or liquidity as of and for the year ended Aug. 31, 2004.

In January 2003, the FASB issued FIN 46, and amended it by issuing FIN 46R in December 2003. FIN 46R addresses the consolidation of business enterprises to which the usual condition of consolidation (ownership of a majority voting interest) does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that, in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to include the assets, liabilities and results of operations of the variable interest entity in its financial statements.

Monsanto adopted the provisions of FIN 46R for the quarter ended Feb. 29, 2004, for interests in variable interest entities that are considered to be special-purpose entities. Monsanto has an arrangement with a special-purpose entity to provide a financing program for selected Monsanto customers. See "Customer Financing Program" in MD&A and Note 7 to the consolidated financial for a description of this arrangement. This special-purpose entity is consolidated.

                                                                    EXHIBIT 99.1

As of May 31, 2004, the company adopted the provisions of FIN 46R for all other types of variable interest entities. The company has evaluated its relationships with two entities and has determined that, although the entities are variable interest entities and Monsanto holds variable interests in the entities, these investments are not required to be consolidated in the company's financial statements pursuant to FIN 46R as Monsanto is not the primary beneficiary. One entity is a biotechnology company focused on plant gene research, development and commercialization, in which the company had a 9 percent equity investment as of Aug. 31, 2004. Monsanto currently has an agreement in place under which Monsanto makes payments for research services and receives rights to intellectual property developed within funded research. The entity reported total assets of $33 million and total liabilities of $14 million as of Aug. 31, 2004, and revenues of $19 million for the 12 months ended Aug. 31, 2004. The second entity is a joint venture in which the company has a 49 percent equity investment. This joint venture packages and sells seeds, with a focus in corn and sunflower seeds, and also sells and distributes agricultural chemical products. The joint venture reported total assets of $22 million and total liabilities of $14 million as of Aug. 31, 2004, and revenues of $25 million for the 12 months ended Aug. 31, 2004. As of Aug. 31, 2004, Monsanto's total estimate of maximum exposure to loss as a result of its relationships with these entities was approximately $23 million, which represents Monsanto's equity investments in these entities.

In January 2004, the FASB issued FASB Staff Position No. 106-1 (FSP 106-1), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-1 permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), which was signed into law on Dec. 8, 2003. The Act introduced a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare. As permitted by FSP 106-1, we made a one-time election to defer accounting for the effect of the Act and, as a result, the amounts included in the consolidated financial statements related to our postretirement benefit plans do not reflect the effects of the Act. In May 2004, the FASB issued FSP No. 106-2 (FSP 106-2), which superseded FSP 106-1. FSP 106-2 provides authoritative guidance on the accounting for the federal subsidy and specifies the disclosure requirements for employers who have adopted FSP 106-2. Detailed regulations necessary to implement the Act have not been issued, including those that would specify the manner in which actuarial equivalency must be determined, the evidence required to demonstrate actuarial equivalency, and the documentation requirements necessary to be entitled to the subsidy. FSP 106-2 is effective for Monsanto's first quarter of fiscal year 2005. Monsanto has estimated a reduction in the postretirement benefit obligation of approximately $14 million. The amount of reduction in annual benefit cost is estimated to be approximately $2 million. Final authoritative guidance could require the company to change previously reported information.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, which enhanced the required disclosures about pension plans and other postretirement benefit plans, but did not change the measurement or recognition principles for those plans. The statement requires additional interim and annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required interim disclosures were effective for Monsanto in the third quarter of fiscal year 2004, and the required annual disclosures are effective for Monsanto's Form 10-K for the fiscal year ended Aug. 31, 2004. See Notes 14 and 15 to our consolidated financial statements for the required annual disclosures.

In December 2003, the SEC issued SAB No. 104, Revenue Recognition (SAB 104). SAB 104 updates portions of the interpretive guidance included in Topic 13 of the codification of Staff Accounting Bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The company believes that it is following the guidance of SAB 104.

Monsanto adopted SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS
143), on Jan. 1, 2003. SFAS 143 addresses financial accounting for and reporting of costs and obligations associated with legal obligations related to the retirement of tangible long-lived assets. Upon adoption of this standard, in accordance with Accounting Principles Board Opinion No. 20, Accounting Changes, we recorded an aftertax cumulative effect of accounting change of $12 million, or $0.05 per share. This noncash charge was recorded as of Jan. 1, 2003. In addition, as required by SFAS 143, as of Jan. 1, 2003, net property, plant and equipment was increased by $10 million, and asset retirement obligations (a component of noncurrent liabilities) of $30 million were recorded. Adoption of this standard did not affect Monsanto's liquidity.

In July 2002, the FASB issued SFAS 146. SFAS 146 replaced EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are actually incurred,

                                                                    EXHIBIT 99.1

rather than on the date the company commits itself to the exit or disposal plan. This statement is effective for any exit or disposal activities initiated after Dec. 31, 2002. We are following the guidance of SFAS 146 for the fiscal year 2004 restructuring plan. See "Restructuring and Other Special Items" in MD&A and
Note 5 to the consolidated financial statements for further details. The adoption of SFAS 146 had no effect on our 2002 and 2000 restructuring plans, which were both initiated prior to Dec. 31, 2002.

CAUTIONARY STATEMENTS: RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

In this report, and from time to time throughout the year, we share our expectations for our company's future performance. These forward-looking statements represent our best estimates and expectations at the time that we make those statements. However, by their nature, these types of statements are uncertain and are not guarantees of our future performance. Many events beyond our control will determine whether our expectations will be realized. In the interests of our investors, and in accordance with the "safe harbor" provisions of the U.S Private Securities Litigation Reform Act of 1995, this section of our report explains some of the important reasons that actual results may be materially different from those that we anticipate.

Our forward-looking statements include statements about: our business plans; the potential development, regulatory approval, and public acceptance of our products; our expected financial performance and the anticipated effect of our strategic actions; domestic or international economic, political and market conditions; and other factors that could affect our future operations or financial position. Any statements we make that are not matters of current reportage or historical fact should be considered forward-looking. Such statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," and similar expressions.

Our forward-looking statements are current only as of the date of this report. Circumstances change constantly, often unpredictably, and investors should not place undue reliance on these statements. We disclaim any current intention to revise or update any forward-looking statements, or the factors that may affect their realization, whether in light of new information, future events or otherwise, and investors should not rely on us to do so.

Competition for ROUNDUP Herbicides: We expect to face continued competition for our branded ROUNDUP herbicide product line. The extent to which we can realize cash and gross profit from these products will depend on our ability to control manufacturing and marketing costs without adversely affecting sales, to predict and respond effectively to competitor pricing, to provide marketing programs meeting the needs of our customers and of the farmers who are our end users, to maintain an efficient distribution system, and to develop new formulations with features attractive to our end users.

Regulation and Public Acceptance of Agricultural Biotechnology: Regulatory and legislative requirements affect the testing and planting of seeds containing our biotechnology traits, and the import of crops grown from those seeds. Obtaining testing, planting and import approvals can be lengthy and costly, with no guarantee of success. Planting approvals may also include significant regulatory requirements that can limit our sales. Lack of approval to import crops containing biotechnology traits into key markets can affect sales of our traits, even in jurisdictions where planting has been approved. Legislation or regulation may also require the tracking of biotechnology products and the labeling of food or feed products with ingredients grown from seeds containing biotechnology traits. Such traceability and labeling requirements may cause food processors and food companies to avoid biotechnology and select non-biotechnology crop sources, which can affect grower seed purchase decisions and the sale of our products. Some opponents of the technology actively agitate public concern with speculation about the potential for adverse effects of our biotechnology traits on other plants and on the environment, and about the potential for adverse effects of crops containing these traits on animals and human health. Such concerns can affect government approvals and may adversely affect sales of our traits, even after approvals are granted. In addition, opponents of agricultural biotechnology have attacked facilities used by agricultural biotechnology companies, and may launch future attacks against our field testing sites, and research, production, or other facilities.

Adventitious Presence of Biotechnology Traits: The detection of unintended but unavoidable trace amounts (sometimes called "adventitious presence") of commercial biotechnology traits in conventional (non-biotechnology) seed, or in the grain or products produced from conventional or organic crops, may negatively affect our business or results of operations. The detection of adventitious presence of traits not approved in the country where detected may result in the withdrawal of seed lots from sale, or in compliance actions such as crop destruction or product recalls. Some growers of organic and conventional crops have claimed that the adventitious presence of any biotechnology traits if present in their crops could cause them commercial harm. The potential for adventitious presence of biotechnology traits is a factor that can affect

                                                                    EXHIBIT 99.1

general public acceptance of these traits. Concern about adventitious presence could lead to increased regulation, which may include: requirements for labeling and traceability; liability transfer mechanisms which may include financial protection insurance; and possible restrictions or moratoria on testing, planting or use of biotechnology traits.

Regulation and Legislation Affecting Agricultural Products: In addition to regulation and legislation specifically affecting our seed biotechnology products, agricultural products and their manufacturers are subject to other government regulation, which affects our sales and profitability. These regulations affect the development, manufacture and distribution of our products, and non-compliance can affect our sales and profitability. Legislation encouraging or discouraging the planting of specific crops can affect our sales. In addition, claims that increased use of glyphosate herbicides increases the potential for the development of glyphosate-resistant weeds could result in restrictions on the use of glyphosate and of seeds containing our ROUNDUP READY traits and thereby reduce our sales.

Intellectual Property: Intellectual property rights are crucial to our business, and we endeavor to obtain and protect these rights in jurisdictions in which our products are produced or used and in jurisdictions into which our products are imported. Intellectual property rights are particularly important with respect to our Seeds and Genomics segment. However, we may be unable to obtain protection for our intellectual property in key jurisdictions. Even if protection is obtained, competitors, growers, or others in the chain of commerce may illegally infringe on our rights and such infringement may be difficult to prevent or detect. For example, the practice of saving seeds from non-hybrid crops (including, for example, soybeans, canola and cotton) containing our biotechnology may prevent us from realizing the full value of our intellectual property, particularly outside the United States. We must also protect our intellectual property against legal challenges by competitors. Efforts to protect our intellectual property rights against infringement and legal challenges can increase our costs and will not always succeed. In addition, because of the rapid pace of technological change, and the confidentiality of patent applications in some jurisdictions, competitors may be issued patents from applications that were unknown to us prior to issuance. These patents could reduce the value of our commercial or pipeline products. Because of the rapid pace of change and the complexity of the legal and factual issues involved, we could unknowingly rely on key technologies that are or become patent-protected by others, which would require that we seek to obtain licenses or cease using the technology, no matter how valuable to our business.

Research and Development: The continued development and commercialization of pipeline products is key to our growth. The ability to develop and bring new products to market, especially agricultural biotechnology products, requires adequately funded, efficient and successful research and development programs. Inadequate availability of funds, failure to focus R&D efforts efficiently, or lack of productivity in R&D, would hurt our future growth.

Competition in Plant Biotechnology: Many companies engage in plant biotechnology research. Their success could render our existing products less competitive. In addition, a company's speed in getting its new product to market can be a significant competitive advantage. We expect to see more competition in fiscal year 2005 and future years, from agricultural biotechnology firms and from major agrichemical, seed and food companies, some of which have substantially greater financial and marketing resources than we do.

Weather, Natural Disasters and Accidents: Our sales and profitability are subject to significant risk from weather conditions and natural disasters that affect commodity prices, seed yields and grower decisions about purchases of our products. Weather conditions also affect the quality, cost and volumes of the seed that we are able to produce and sell. Natural disasters or industrial accidents could also affect our own manufacturing facilities, our major suppliers or our major customers.

Manufacturing: Because we use hazardous and other regulated materials in our product development programs and chemical manufacturing processes, we are subject to risks of accidental environmental contamination, and therefore to potential personal injury claims and fines. We are also subject to regulation of air emissions, waste water discharges and solid waste. Compliance may be costly, and failure to comply may result in penalties and remediation obligations. In addition, lapses in quality or other manufacturing controls could affect our sales and result in claims for defective products.

Short-Term Financing: We regularly extend credit to our customers in certain areas of the world so that they can buy agricultural products at the beginning of their growing seasons. Because of these credit practices and the seasonality of our sales, we may need to issue short-term debt at certain times of the year to fund our cash flow requirements. The amount of short-term debt will be greater to the extent that we are unable to collect customer receivables when due, to repatriate funds from ex-U.S. operations, and to manage our costs and expenses. Any downgrade in our credit rating, or other limitation on our access to short-term financing or refinancing, would increase our interest cost and adversely affect our profitability.

                                                                    EXHIBIT 99.1

Litigation and Contingencies: We are involved in major lawsuits concerning contracts, intellectual property, biotechnology, antitrust allegations, and other matters. Adverse outcomes could subject us to substantial damages or limit our ability to sell our products. In addition, pursuant to the Separation Agreement, we are required to indemnify Pharmacia for Solutia's Assumed Liabilities, to the extent that Solutia fails to pay, perform or discharge those liabilities. Both prior to and since its Chapter 11 bankruptcy filing, Solutia has failed to perform obligations relating to some of Solutia's Assumed Liabilities including disclaiming its obligation to defend certain litigation proceedings and refusing to perform certain of its environmental obligations. In order to protect its and Pharmacia's interest, Monsanto has advanced, and expects to advance in the future, funds to pay for some of Solutia's Assumed Liabilities, in light of Solutia's refusal to pay for those liabilities, and for legal and other expenses related to Solutia's bankruptcy. If Solutia is discharged from all or a portion of these liabilities and obligations in its Chapter 11 proceeding, Monsanto may be required to indemnify Pharmacia for all or a portion of them. It is reasonably possible that such advancement of funds and/or obligation to indemnify Pharmacia will result in a material adverse effect on Monsanto's financial position, profitability and/or liquidity. Additional information about our relationship with Solutia and risks related to Solutia may be found in Item 8 -- Note 22 -- Commitments and Contingencies and in other sections of this report.

Product Distribution: To market our products successfully, we must estimate growers' future needs, and match our production and the level of product at our distributors to those needs. However, growers' decisions are affected by market and economic conditions that are not known in advance. Failure to provide distributors with enough inventory of our products will reduce our current sales. However, high product inventory levels at our distributors may reduce sales in future periods, as those distributor inventories are worked down. Large distributor inventories also diminish our ability to react to changes in the market, and increase the risk of obsolescence and seed returns. In addition, inadequate distributor liquidity could affect distributors' ability to pay for our products.

Commodity Prices: Fluctuations in commodity prices can affect our costs and our sales. We purchase our seed inventories from production growers at market prices and retain the seed in inventory until it is sold. We use hedging strategies to mitigate the risk of changes in these prices. In addition, the prices of our seeds and traits could be affected by commodity prices. Farmers' income, and therefore their ability to purchase our herbicides, seeds and traits, is also affected by commodity prices.

Accounting Policies and Estimates: Changes to our accounting policies could affect future results. In addition, changes to generally accepted accounting principles could require adjustments to financial statements for prior periods and changes to our policies for future periods. In addition, if actual experience differs from the estimates, judgments and assumptions that we used in order to prepare our financial statements, adjustments will need to be made in future periods, which may affect revenues and profitability. Finally, changes in our business practices may result in changes to the way we account for transactions, and may affect comparability between periods.

Operations Outside the United States: Sales outside the United States represent more than 46 percent of our revenues. In addition, we engage in manufacturing, seed production, sales, and/or research and development in many parts of the world. Although we have operations in virtually every region, our ex-U.S. sales are principally to external customers in Argentina, Brazil, Canada, France and Mexico. Accordingly, developments in those parts of the world generally have a more significant effect on our operations than developments in other places. Operations outside the United States are subject to special risks and limitations, including: fluctuations in currency values and foreign-currency exchange rates; exchange control regulations; changes in local political or economic conditions; import and trade restrictions; import or export licensing requirements and trade policy; restrictions on the ability to repatriate funds; and other potentially detrimental domestic and foreign governmental practices or policies affecting U.S. companies doing business abroad. Acts of terror or war may impair our ability to operate in particular countries or regions, and may impede the flow of goods and services between countries. Customers in weakened economies may be unable to purchase our products, or we may be unable to collect receivables; and imported products could become more expensive for customers to purchase in their local currency. Changes in exchange rates may affect our earnings, the book value of our assets outside the United States, and our shareowners' equity.

                                                                    EXHIBIT 99.1

ITEM 8.        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT REPORT

Monsanto Company's management is responsible for the fair presentation and consistency, in accordance with accounting principles generally accepted in the United States of America, of all the financial information included in this Form 10-K. Where necessary, the information reflects management's best estimates and judgments.

Management is also responsible for establishing and maintaining an effective system of internal control over financial reporting. The purpose of this system is to provide reasonable assurance that Monsanto's assets are safeguarded against material loss from unauthorized acquisition, use or disposition, that authorized transactions are properly recorded to permit the preparation of accurate financial information in accordance with generally accepted accounting principles, that records are maintained which accurately and fairly reflect the transactions and dispositions of the company, and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the company. This system of internal control over financial reporting is supported by formal policies and procedures, including a Business Conduct program designed to encourage and assist employees in living up to high standards of integrity, as well as a Code of Ethics for Chief Executive and Senior Financial Officers. The effectiveness of internal control over financial reporting is maintained by careful personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal reviews and audits.

Management believes that Monsanto's internal control over financial reporting as of Aug. 31, 2004, was effective and adequate to accomplish the objectives described above. Monsanto's consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors. Their audits were conducted in accordance with auditing standards generally accepted in the United States, and included a test of financial controls, tests of accounting records, and such other procedures as they considered necessary in the circumstances.

The audit and finance committee, composed entirely of outside directors, meets regularly with management, with the internal auditors and with the independent auditors to review accounting, financial reporting, auditing and internal control matters. The committee has direct and private access to the external and internal auditors.

/s/ Hugh Grant

Hugh Grant
Chairman, President and Chief Executive Officer

/s/ Terrell K. Crews

Terrell K. Crews
Executive Vice President and Chief Financial Officer

Nov. 3, 2004
This Management Report has not been updated to reflect any events that may have occurred since Nov. 3, 2004.

                                                                    EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners of Monsanto Company:

We have audited the accompanying statement of consolidated financial position of Monsanto Company and subsidiaries as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, and the related statements of consolidated operations, cash flows, shareowners' equity, and comprehensive income (loss) for the year ended Aug. 31, 2004, for the eight months ended Aug. 31, 2003, and each of the two years in the period ended Dec. 31, 2002. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Monsanto Company and subsidiaries as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, and the results of their operations and their cash flows for the year ended Aug. 31, 2004, for the eight months ended Aug. 31, 2003, and each of the two years in the period ended Dec. 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, in 2003 Monsanto Company changed its method of accounting for asset retirement obligations to conform to Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

As discussed in Note 9 to the consolidated financial statements, in 2002 Monsanto Company changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
Nov. 1, 2004, except for Notes 1, 2, 4, 5, 6, 7, 9, 11, 22, 23, 25, 26, and 27
as to which the date is May 23, 2005

                                                                    EXHIBIT 99.1

STATEMENT OF CONSOLIDATED OPERATIONS

                                                                Year Ended   Eight Months
                                                                  Aug. 31,   Ended Aug, 31,    Year Ended Dec. 31,
                                                                ----------   --------------    -------------------
(Dollars in millions, except per share amounts)                    2004           2003           2002       2001
-----------------------------------------------                 ----------   --------------    -------     -------
NET SALES                                                          $ 5,433          $ 3,383    $ 4,678     $ 5,463
  Cost of goods sold                                                 2,896            1,826      2,528       2,860
                                                                   -------          -------    --------    -------
GROSS PROFIT                                                         2,537            1,557      2,150       2,603
OPERATING EXPENSES:
  Selling, general and administrative expenses                       1,128              724        996       1,111
  Bad-debt expense                                                     106               38        203          41
  Research and development expenses                                    509              312        503         541
  Amortization and impairment of goodwill                               69               --         --         103
  Restructuring charges (reversals) -- net                             112               (5)       100         122
                                                                   -------          -------    --------    -------
Total Operating Expenses                                             1,924            1,069      1,802       1,918
INCOME FROM OPERATIONS                                                 613              488        348         685
  Interest expense                                                      91               57         81          99
  Interest income                                                       24               11         22          26
  PCB litigation settlement expense -- net                              --              396         --          --
  Other expense -- net                                                 152               67         58         127
                                                                   -------          -------    --------    -------
Income (Loss) from Continuing Operations Before Income Taxes           394              (21)       231         485
  Income tax provision (benefit)                                       128              (21)        85         167
                                                                   -------          -------    --------    -------
INCOME FROM CONTINUING OPERATIONS                                      266               --        146         318
                                                                   -------          -------    --------    -------
DISCONTINUED OPERATIONS (SEE NOTE 27):
  Loss from operations of discontinued businesses                       (6)             (17)       (28)        (26)
  Income tax benefit                                                    (7)              (6)       (11)         (3)
                                                                   -------          -------    --------    -------
Income (Loss) on Discontinued Operations                                 1              (11)       (17)        (23)
                                                                   -------          -------    --------    -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE            267              (11)       129         295
Cumulative Effect of a Change in Accounting Principle, Net of
  Tax Benefit of $7 in 2003 and $162 in 2002                            --              (12)    (1,822)         --
                                                                   -------          -------    --------    -------
NET INCOME (LOSS)                                                  $   267          $   (23)   $(1,693)    $   295
                                                                   =======          =======    ========    =======
BASIC EARNINGS (LOSS) PER SHARE:
  Income from continuing operations                                $  1.01          $    --    $  0.56     $  1.23
  Loss on discontinued operations                                       --            (0.04)     (0.07)      (0.09)
  Cumulative effect of accounting change                                --            (0.05)     (6.99)         --
                                                                   -------          -------    --------    -------
Net Income (Loss)                                                  $  1.01          $ (0.09)   $ (6.50)    $  1.14
                                                                   -------          -------    --------    -------
DILUTED EARNINGS (LOSS) PER SHARE:
  Income from continuing operations                                $  0.99          $    --    $  0.56     $  1.21
  Loss on discontinued operations                                       --            (0.04)     (0.07)      (0.09)
  Cumulative effect of accounting change                                --            (0.05)     (6.94)         --
                                                                   -------          -------    --------    -------
Net Income (Loss)                                                  $  0.99          $ (0.09)   $ (6.45)    $  1.12
                                                                   -------          -------    --------    -------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                    EXHIBIT 99.1

STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                                                                         As of Aug. 31,    As of Dec. 31,
                                                                                       -----------------   --------------
(Dollars in millions, except share amounts)                                              2004      2003         2002
-------------------------------------------                                            -------   -------   --------------
ASSETS
Current Assets:
  Cash and cash equivalents                                                            $ 1,037   $   281     $   428
  Short-term investments                                                                   300       230         250
  Trade receivables -- net (see Note 6)                                                  1,663     2,272       1,734
  Miscellaneous receivables                                                                316       461         407
  Deferred tax assets                                                                      397       430         260
  Inventories (see Note 8)                                                               1,154     1,207       1,254
  Other current assets                                                                      64        58          73
                                                                                       -------   -------   ---------
Total Current Assets                                                                     4,931     4,939       4,406
Property, Plant and Equipment:
  Land                                                                                      64        71          69
  Buildings                                                                                866       899         925
  Machinery and equipment                                                                3,106     3,091       3,042
  Computer software                                                                        282       267         258
  Construction in progress                                                                 286       283         292
                                                                                       -------   -------   ---------
Total Property, Plant and Equipment                                                      4,604     4,611       4,586
Less Accumulated Depreciation                                                            2,517     2,331       2,247
                                                                                       -------   -------   ---------
Net Property, Plant and Equipment                                                        2,087     2,280       2,339
Goodwill -- Net (see Note 9)                                                               720       768         757
Other Intangible Assets -- Net (see Note 9)                                                454       571         643
Noncurrent Deferred Tax Assets                                                             475       500         443
Other Assets                                                                               497       478         361
                                                                                       -------   -------   ---------
Total Assets                                                                           $ 9,164   $ 9,536     $ 8,949
                                                                                       =======   =======   =========
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities:
  Short-term debt                                                                      $   433   $   269     $   393
  Accounts payable                                                                         326       290         275
  Income taxes payable                                                                     122       191         101
  PCB litigation settlement liability                                                       --       400          --
  Accrued compensation and benefits                                                        158       140          73
  Accrued marketing programs                                                               419       396         312
  Deferred revenues                                                                         16        17         148
  Grower accruals                                                                            1        --          98
  Miscellaneous short-term accruals                                                        419       316         469
                                                                                       -------   -------   ---------
Total Current Liabilities                                                                1,894     2,019       1,869
Long-Term Debt                                                                           1,075     1,258         851
Postretirement Liabilities                                                                 687       837         817
Other Liabilities                                                                          250       266         232
Commitments and Contingencies (see Note 22)
Shareowners' Equity:
  Common stock (authorized: 1,500,000,000 shares, par value $0.01)
     Issued 272,682,836 in 2004, 262,681,253 in 2003 and 261,412,808 in 2002;
     Outstanding 264,413,343 in 2004, 262,678,753 in 2003 and 261,412,808 in 2002            3         3           3
  Treasury stock, 8,269,493 in 2004 and 2,500 in 2003, at cost                            (266)       --          --
  Additional contributed capital                                                         8,315     8,077       8,050
  Retained deficit                                                                      (1,645)   (1,733)     (1,645)
  Accumulated other comprehensive loss                                                  (1,132)   (1,168)     (1,202)
  Reserve for ESOP debt retirement                                                         (17)      (23)        (26)
                                                                                       -------   -------   ---------
Total Shareowners' Equity                                                                5,258     5,156       5,180
                                                                                       -------   -------   ---------
Total Liabilities and Shareowners' Equity                                              $ 9,164   $ 9,536     $ 8,949
                                                                                       =======   =======   =========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                    EXHIBIT 99.1

STATEMENT OF CONSOLIDATED CASH FLOWS

                                                                Year Ended   Eight Months
                                                                  Aug. 31,   Ended Aug, 31,    Year Ended Dec. 31,
                                                                ----------   --------------    -------------------
(Dollars in millions)                                              2004           2003          2002        2001
---------------------                                           ----------   --------------    -------     -------
OPERATING ACTIVITIES:
Net Income (Loss)                                                   $   267     $   (23)       $(1,693)    $   295
Adjustments to reconcile cash provided (required) by
  operations:
  Items that did not require (provide) cash:
   Pretax cumulative effect of change in accounting
    principle                                                            --          19          1,984          --
   Depreciation and amortization expense                                452         302            460         554
   Impairment of goodwill                                                69          --             --          --
   Impairment of assets included in discontinued operations               2          --             --          --
   Bad-debt expense                                                     109          40            208          42
   Noncash restructuring and other special items                         51          (2)            50         122
   Deferred income taxes                                                 88        (132)          (258)          5
   Gain on disposal of investments and property -- net                  (10)         --            (59)        (16)
   Equity affiliate expense -- net                                       36          26             43          41
   Write-off of retired assets                                            8          22             28          20
   PCB litigation settlement expense -- net                              --         396             --          --
   Other items that did not provide cash                                 (6)        (14)            --          --
  Changes in assets and liabilities that provided (required) cash:
   Trade receivables                                                    486        (647)           221        (224)
   Inventories                                                           70          85             74        (187)
   Accounts payable and accrued liabilities                             110          24             (3)       (194)
   PCB litigation settlement payments (net of insurance
    proceeds)                                                          (328)       (151)            --          --
   Pension contributions                                               (215)       (111)           (20)         --
   Related-party transactions                                            --           2            (46)        161
   Tax benefit on employee stock options                                 37           2             11          --
   Deferred revenue on supply agreements                                 --          --             42          --
   Net investment hedge proceeds (loss)                                 (17)        (26)            20          --
   Other items                                                           52         (26)            46          (3)
                                                                    -------     -------        -------     -------
NET CASH PROVIDED (REQUIRED) BY OPERATIONS                            1,261        (214)         1,108         616
                                                                    -------     -------        -------     -------
Cash Flows Provided (Required) by Investing Activities:
  Purchases of short-term investments                                  (550)       (230)          (250)         --
  Maturities of short-term investments                                  480         250             --          --
  Technology and other investments                                      (58)        (35)           (97)        (81)
  Capital expenditures                                                 (210)       (114)          (224)       (382)
  Other investments and property disposal proceeds                       76           5             72          10
  Loans with related party                                               --          --             30          20
                                                                    -------     -------        -------     -------
NET CASH REQUIRED BY INVESTING ACTIVITIES                              (262)       (124)          (469)       (433)
                                                                    -------     -------        -------     -------
Cash Flows Provided (Required) by Financing Activities:
  Net change in financing with less than 90-day maturities               23          94           (283)         71
  Short-term debt proceeds                                               24           5             55       2,706
  Short-term debt reductions                                            (20)         (2)          (706)     (2,405)
  Loans from related party                                               --          --           (254)       (226)
  Long-term debt proceeds                                               117         253            856          57
  Long-term debt reductions                                            (168)        (77)          (104)        (94)
  Debt issuance costs                                                    --          (2)           (10)         --
  Payments on other financing                                           (12)         (8)           (10)         --
  Treasury stock purchases                                             (266)         --             --          --
  Stock option exercises                                                200          24             63          --
  Dividend payments                                                    (141)        (96)          (125)       (116)
                                                                    -------     -------        -------     -------
NET CASH PROVIDED (REQUIRED) BY FINANCING ACTIVITIES                   (243)        191           (518)         (7)
                                                                    -------     -------        -------     -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    756        (147)           121         176
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                        281         428            307         131
                                                                    -------     -------        -------     -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $ 1,037     $   281        $   428     $   307
                                                                    =======     =======        =======     =======

See Note 21 -- Supplemental Cash Flow Information -- for further details.

The accompanying notes are an integral part of these consolidated financial statements.

                                                                    EXHIBIT 99.1

STATEMENT OF CONSOLIDATED SHAREOWNERS' EQUITY

                                                                                           Accumulated
                                                                   Additional   Retained      Other
                                                 Common  Treasury  Contributed  Earnings   Comprehensive      Reserve for
(Dollars in millions, except per share amounts)  Stock    Stock      Capital    (Deficit)  Income (Loss)(1)    ESOP Debt    Total
-----------------------------------------------  ------  --------  -----------  ---------  ----------------   -----------   -----
Balance as of Jan. 1, 2001                       $    3  $     --  $     7,853  $       2  $           (479)  $       (38)  $ 7,341
Net income                                           --        --           --        295                --            --       295
Net transactions with Pharmacia(2)                   --        --          201         --               (13)           --       188
Grants of restricted stock (45,500 shares)           --        --            2         --                --            --         2
Cash dividends of $0.48 per common share             --        --           --       (124)               --            --      (124)
Foreign currency translation                         --        --           --         --              (197)           --      (197)
Net unrealized loss on investments                   --        --           --         --               (24)           --       (24)
Accumulated derivative loss                          --        --           --         --                (8)           --        (8)
Allocation of ESOP shares                            --        --           --         --                --             5         5
Minimum pension liability                            --        --           --         --                 5            --         5
                                                 ------  --------  -----------  ---------  ----------------   -----------   -------
Balance as of Dec. 31, 2001                      $    3  $     --  $     8,056  $     173  $           (716)  $       (33)  $ 7,483
Net loss                                             --        --           --     (1,693)               --            --    (1,693)
Net transactions with Pharmacia(3)                   --        --          (83)        --                --            --       (83)
Grants of restricted stock (147,000 shares)          --        --            3         --                --            --         3
Issuance of shares under employee stock plans        --        --           63         --                --            --        63
Tax benefit on employee stock options                --        --           11         --                --            --        11
Cash dividends of $0.48 per common share             --        --           --       (125)               --            --      (125)
Foreign currency translation                         --        --           --         --              (273)           --      (273)
Minimum pension liability                            --        --           --         --              (202)           --      (202)
Net unrealized loss on investments                   --        --           --         --               (11)           --       (11)
Allocation of ESOP shares                            --        --           --         --                --             7         7
                                                 ------  --------  -----------  ---------  ----------------   -----------   -------
Balance as of Dec. 31, 2002                      $    3  $     --  $     8,050  $  (1,645) $         (1,202)  $       (26)  $ 5,180
Net loss                                             --        --           --        (23)               --            --       (23)
Grants of restricted stock (25,000 shares)           --        --            1         --                --            --         1
Issuance of shares under employee stock plans        --        --           24         --                --            --        24
Tax benefit on employee stock options                --        --            2         --                --            --         2
Cash dividends of $0.25 per common share             --        --           --        (65)               --            --       (65)
Foreign currency translation                         --        --           --         --               105            --       105
Minimum pension liability                            --        --           --         --               (71)           --       (71)
Net unrealized gain on investments                   --        --           --         --                 6            --         6
Accumulated derivative loss                          --        --           --         --                (6)           --        (6)
Allocation of ESOP shares                            --        --           --         --                --             3         3
                                                 ------  --------  -----------  ---------  ----------------   -----------   -------
Balance as of Aug. 31, 2003                      $    3  $     --  $     8,077  $  (1,733) $         (1,168)  $       (23)  $ 5,156
NET INCOME                                           --        --           --        267                --            --       267
TREASURY STOCK PURCHASES                             --      (266)          --         --                --            --      (266)
GRANTS OF RESTRICTED STOCK (31,500 SHARES)           --        --            1         --                --            --         1
ISSUANCE OF SHARES UNDER EMPLOYEE STOCK PLANS        --        --          200         --                --            --       200
TAX BENEFIT ON EMPLOYEE STOCK OPTIONS                --        --           37         --                --            --        37
CASH DIVIDENDS OF $0.68 PER COMMON SHARE             --        --           --       (179)               --            --      (179)
FOREIGN CURRENCY TRANSLATION                         --        --           --         --                58            --        58
MINIMUM PENSION LIABILITY                            --        --           --         --               (17)           --       (17)
NET UNREALIZED GAIN ON INVESTMENTS                   --        --           --         --                (1)           --        (1)
ACCUMULATED DERIVATIVE LOSS                          --        --           --         --                (4)           --        (4)
ALLOCATION OF ESOP SHARES                            --        --           --         --                --             6         6
                                                 ------  --------  -----------  ---------  ----------------   -----------   -------
BALANCE AS OF AUG. 31, 2004                      $    3  $   (266) $     8,315  $  (1,645) $         (1,132)  $       (17)  $ 5,258
                                                 ------  --------  -----------  ---------  ----------------   -----------   -------

(1) See Note 19 -- Comprehensive Income (Loss) -- for further details of the components of accumulated other comprehensive income (loss).

(2) Includes adjustments to reflect determination of deferred tax assets and accumulated foreign currency translation adjustments.

(3) Includes adjustment primarily associated with the assumed net pension liabilities and related deferred tax assets.

                                                                    EXHIBIT 99.1

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

                                                                Year Ended    Eight Months
                                                                  Aug. 31,   Ended Aug, 31,    Year Ended Dec. 31,
                                                                ----------   --------------    -------------------
(Dollars in millions)                                            2004             2003          2002        2001
---------------------                                           ----------   --------------    -------     -------
Net Income (Loss)                                               $   267         $   (23)       $(1,693)    $   295
Other Comprehensive Income (Loss):
  Foreign currency translation adjustments                           58             105           (273)       (197)
  Unrealized net holding gains (losses) (net of tax of $2
    in 2004, $5 in 2003, $(2) in 2002 and $(13) in 2001)              5               6             (4)        (20)
  Reclassification adjustment for holding gains included in
    income (net of tax of $(3) in 2004, $(5) in 2002 and $(2) in
    2001)                                                            (6)             --             (7)         (4)
  Accumulated derivative losses on cash-flow hedges not yet
    realized (net of tax of $(11) in 2004, $(9) in 2003,
    $(5) in 2002 and $(5) in 2001)                                  (18)            (14)            (8)         (8)
  Reclassification adjustment for derivative losses included in income (net of tax of $9 in 2004, $5 in 2003 and $5
    in 2002)                                                         14               8              8          --
  Additional minimum pension liability adjustment (net of
    tax of $7 in 2004, $38 in 2003, $(109) in 2002 and $3
    in 2001)                                                        (17)            (71)          (202)          5
                                                                -------      ----------    -----------     -------
Total Other Comprehensive Income (Loss)                              36              34           (486)       (224)
                                                                -------      ----------    -----------     -------
Total Comprehensive Income (Loss)                               $   303         $    11        $(2,179)    $    71
                                                                -------      ----------    -----------     -------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                    EXHIBIT 99.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1. BACKGROUND AND BASIS OF PRESENTATION

Monsanto Company, together with its subsidiaries, is a leading global provider of agricultural products and integrated solutions for farmers. Monsanto produces leading seed brands, including DEKALB and ASGROW, and develops biotechnology traits that assist farmers in controlling insects and weeds. Monsanto provides other seed companies with genetic material and biotechnology traits for their seed brands. The company also makes ROUNDUP herbicide and other herbicides. Monsanto's seeds, related biotechnology trait products, and herbicides can be combined to provide growers with integrated solutions that improve productivity and reduce the costs of farming. Monsanto also provides lawn-and-garden herbicide products for the residential market and animal agricultural products focused on improving dairy cow productivity and swine genetics.

Monsanto manages its business in two segments: Seeds and Genomics, and Agricultural Productivity. The Seeds and Genomics segment consists of the global seeds and related traits businesses and genetic technology platforms. The Agricultural Productivity segment consists of the crop protection products, animal agriculture businesses and lawn-and-garden herbicide products. In second quarter 2005, the company committed to a plan to sell the environmental technologies businesses. In 2004, the company announced plans to exit the European breeding and seed business for wheat and barley and to discontinue the plant-made pharmaceuticals program, and the assets associated with the company's European wheat and barley business were sold. As a result of these exit plans, financial data for these businesses has been presented as discontinued operations as outlined below. See Note 27 -- Discontinued Operations -- for further details. The financial statements have been recasted and prepared in compliance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS
144). Accordingly, for all periods presented herein, the Statement of Consolidated Operations has been conformed to this presentation. The European wheat and barley business and plant-made pharmaceuticals program were previously reported as part of the Seeds and Genomics segment, and the environmental technologies businesses were previously reported as part of the Agricultural Productivity segment.

In July 2003, Monsanto's board of directors approved a change to Monsanto's fiscal year end from December 31 to August 31. This change aligns the company's fiscal year more closely to the seasonal nature of its business. Accordingly, the company is presenting audited financial statements for the eight months ended Aug. 31, 2003 (the transition period). For comparative purposes, unaudited condensed results of operations data for the comparable period of the prior year is presented in Note 4 -- Change in Fiscal Year End. The Statement of Consolidated Operations for the 12 months ended Dec. 31, 2002 and 2001, will be referenced as calendar year 2002 and calendar year 2001, respectively. The Statement of Consolidated Financial Position is presented for Dec. 31, 2002 (year-end 2002).

Monsanto comprises the operations, assets and liabilities that were previously the agricultural business of Pharmacia, which is now a subsidiary of Pfizer. Monsanto was incorporated as a subsidiary of Pharmacia in February 2000. On Sept. 1, 2000, the assets and liabilities of the agricultural business were transferred from Pharmacia to Monsanto, pursuant to the terms of a separation agreement dated as of that date (the Separation Agreement). Beginning Sept. 1, 2000, the consolidated financial statements reflect the results of operations, financial position, and cash flows of the company as a separate entity responsible for procuring or providing the services and financing previously provided by Pharmacia. The consolidated financial statements include the costs of services purchased from Pharmacia and Pharmacia's reimbursement for services Monsanto provided it pursuant to a transition services agreement.

In October 2000, Monsanto sold approximately 15 percent of its common stock at $20 per share in an initial public offering (IPO). On Aug. 13, 2002, Pharmacia completed a spinoff of Monsanto by distributing its entire ownership interest via a tax-free dividend to Pharmacia's shareowners.

As described in Notes 14, 15, 16 and 17 to these consolidated financial statements, Monsanto employees and retirees participate in various pension, health care, savings, and other benefit plans. From Sept. 1, 2000, through Jan. 1, 2002, Monsanto employees were covered by pension and stock-based compensation plans sponsored either by Monsanto or

                                                                    EXHIBIT 99.1

Pharmacia. Since Jan. 1, 2002, Monsanto employees have participated in pension, health care, and other benefit plans sponsored by Monsanto.

Certain prior-period amounts have been reclassified to conform with the current-year presentation. These reclassifications include a net sales and cost of goods sold reclassification related to outward freight costs. The company typically pays the freight costs for transporting finished products to customers and has historically recorded these costs as a reduction of net sales. Following the guidance of Emerging Issues Task Force Issue 00-10, Accounting for Shipping and Handling Fees and Costs, the company has reclassified outward freight on sales, resulting in an increase in previously reported net sales with a corresponding increase in cost of goods sold.

Unless otherwise indicated, "Monsanto" and "the company" are used interchangeably to refer to Monsanto Company or to Monsanto Company and its consolidated subsidiaries, as appropriate to the context.

NOTE  2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States. These statements pertain to Monsanto and its controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Investments in other companies over which Monsanto has the ability to exercise significant influence (generally through an ownership interest greater than 20 percent) are included in the other assets item in the Statement of Consolidated Financial Position. Monsanto's share of these companies' net earnings or losses is included in other expense -- net in Monsanto's Statement of Consolidated Operations. Arrangements with other business enterprises are also evaluated, and those in which Monsanto is determined to have controlling financial interest are consolidated.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are adjusted to reflect actual experience when necessary. Significant estimates and assumptions affect many items in the financial statements, for example: allowance for doubtful trade receivables, sales returns and allowances, inventory obsolescence, income tax liabilities and assets and related valuation allowances, asset impairments, employee benefit plan liabilities, marketing program liabilities, grower accruals (an estimate of amount payable to farmers who grow seed for Monsanto), restructuring reserves, self-insurance reserves, environmental reserves, deferred revenue, contingencies, litigation, incentives, and the allocation of corporate costs to segments. Significant estimates and assumptions are also used to establish the useful lives of depreciable tangible and certain intangible assets. Actual results may differ from those estimates and assumptions, and such results may affect income, financial position, or cash flows.

REVENUE RECOGNITION

The company derives most of its revenue from three main sources: sales of branded conventional seed and branded seed with biotechnology traits; royalties and license revenues from licensed biotechnology traits and genetic material; and sales of agricultural chemical products.

Revenues from all branded seed sales are recognized when the title to the products is transferred, at which time the goods are deemed to have been delivered. When the right of return exists in the company's seed business, sales revenues are reduced at the time of sale to reflect expected returns. In order to estimate the expected returns, management analyzes historical returns, economic trends, market conditions, and changes in customer demand.

Revenues for agricultural chemical products are recognized when title to the products is transferred and the goods are deemed delivered to customers. The company recognizes revenue on products it sells to distributors when, according to the terms of the sales agreements, delivery has occurred, performance is complete, no right of return exists, and pricing is fixed or determinable at the time of sale.

                                                                    EXHIBIT 99.1

There are several additional conditions for recognition of revenue: that the collection of sales proceeds be reasonably assured based on historical experience and current market conditions, that pricing be fixed or determinable, and that there be no further performance obligations under the sale or the royalty or license agreement.

Monsanto follows Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, the Securities and Exchange Commission (SEC) interpretation of accounting guidelines on revenue recognition. SAB 104 primarily affects Monsanto's recognition of license revenues from corn and soybean biotechnology traits sold through third-party seed companies, which is recognized when a grower purchases seed.

Starting in the third quarter of calendar year 2001, Monsanto changed its marketing approach on certain trait fees. It replaced the technology fee paid by growers who plant YIELDGARD insect-protected corn, ROUNDUP READY corn and ROUNDUP READY soybeans, with a royalty paid by the seed companies that are licensed to market those products. This change resulted in trait revenues being recognized earlier -- from the first half of 2002 to the second half of 2001, which had a $0.34 positive effect on calendar year 2001 diluted earnings per share, or $90 million on net income, and a comparable negative effect on calendar year 2002 results. Royalties are now recorded when earned, usually when the third-party seed companies sell their seeds containing Monsanto traits. License revenues earned on certain traits, primarily cotton and canola biotechnology traits in certain geographic locations, are recognized when growers purchase the seed containing the Monsanto trait.

During calendar year 2001, to reduce credit exposure in Latin America, Monsanto began to collect payments on certain customer accounts in grain. In accordance with Emerging Issues Task Force (EITF) Issue 99-19, Reporting Revenue Gross As a Principal and Net As an Agent, the company recorded revenues of approximately $65 million in the Seeds and Genomics segment during the calendar year ended Dec. 31, 2001, for the sale of grain received as payment on account from customers. Revenue on the sale of grain was virtually offset by cost of sales; there was only a minimal contribution to gross profit. During calendar year 2002, the company changed this program so Monsanto no longer takes ownership of the grain, thereby eliminating the subsequent sale of grain and the associated inventory risk. Such payments in grain were negotiated at the time Monsanto's products were sold to the customers and were valued at the prevailing grain commodity prices on that day. By entering into forward sales contracts with grain merchants, Monsanto mitigates the commodity price exposure from the time a contract is signed with a customer until the time the grain is collected from the customer by a grain merchant on Monsanto's behalf.

SHIPPING AND HANDLING COSTS

Monsanto records outward freight, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs, and other costs of the company's distribution network in cost of goods sold as incurred.

MARKETING AND ADVERTISING COSTS

Marketing and advertising costs are expensed as incurred. Accrued marketing programs are based on specific performance criteria met by distributors, dealers and farmers, such as purchase volumes, promptness of payment, and market share increases. The associated cost of marketing programs is recognized as a reduction of gross sales in the Statement of Consolidated Operations. Advertising costs are included in selling, general and administrative expenses in the Statement of Consolidated Operations.

RESEARCH AND DEVELOPMENT COSTS

The company accounts for research and development costs in accordance with SFAS No. 2, Accounting for Research and Development Costs (SFAS 2). Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Acquired in-process research and development costs with no alternative future uses are expensed in the period acquired. The costs of purchased in-process research and development that have alternative future uses are capitalized and amortized over the estimated useful life of the asset. The costs associated with equipment or facilities acquired or constructed for research and development activities that have alternative future uses are capitalized and depreciated on a straight-line basis over the estimated useful life of the asset. The amortization and depreciation for such capitalized assets are charged to research and development expenses.

                                                                    EXHIBIT 99.1

INCOME TAXES

Until Aug. 13, 2002, Monsanto's operating results were included in the consolidated federal and state income tax returns filed by Pharmacia and its subsidiaries in various U.S. and ex-U.S. jurisdictions. Following completion of the IPO of Monsanto stock and through the spinoff on Aug. 13, 2002, as described in Note 1 -- Background and Basis of Presentation -- Monsanto continued to be included in the Pharmacia consolidated group because Pharmacia beneficially owned at least 80 percent of the total voting power and value of Monsanto's common stock. After the spinoff was complete, Monsanto was no longer included in the Pharmacia consolidated group. Monsanto now files its own income tax returns in all U.S. and ex-U.S. jurisdictions. The tax provisions reflected in Monsanto's Statement of Consolidated Operations were computed as if Monsanto had been a separate taxpayer for all periods presented.

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Management regularly assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent management believes that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established. When a valuation allowance is established, increased or decreased, an income tax charge or benefit is included in the consolidated financial statements and net deferred tax assets are adjusted accordingly. The net deferred tax assets as of Aug. 31, 2004, represent the estimated future tax benefits to be received from taxing authorities or future reductions of taxes payable.

CASH AND CASH EQUIVALENTS

All highly liquid investments (defined as investments with a maturity of three months or less when purchased) are considered cash equivalents. These cash equivalents include customer payments in transit at the end of the reporting period.

SHORT-TERM INVESTMENTS

Short-term investments consist primarily of U.S. Treasury bills, other government securities, and commercial paper. These investments are designated as available for sale and are stated at market value. For purposes of the Statements of Consolidated Financial Position and Consolidated Cash Flows, these short-term investments are not considered cash equivalents, because their original maturities are more than three months from the date of issuance.

ACCOUNTS RECEIVABLE

The company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions, and a review of the current status of each customer's trade accounts receivable.

LONG-TERM INVESTMENTS

Monsanto has long-term investments in equity securities, all of which are considered to be available for sale. They are classified as other assets in the Statement of Consolidated Financial Position, and they are carried at fair value, with unrealized gains and losses reported in the Statement of Consolidated Shareowners' Equity in accumulated other comprehensive income
(loss). Each security is reviewed regularly to evaluate whether it has experienced an other-than-temporary decline in fair value. If Monsanto believes that an other-than-temporary decline exists, the investment in question is written down to market value. The write-down is recorded in the Statement of Consolidated Operations as an impairment of securities.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The recorded amounts of cash, trade receivables, investments in securities, miscellaneous receivables, third-party guarantees, commodity futures contracts, accounts payable, grower accruals, accrued marketing programs, related-party receivables and payables, related-party loans, miscellaneous short-term accruals, and short-term debt approximate their fair values. Fair values are based on quoted market prices, estimates from brokers, and other appropriate valuation techniques. The fair value estimates do not necessarily reflect the values that could be realized in the current market on any one day. See Note 13 -- Financial Instruments -- for further details.

                                                                    EXHIBIT 99.1

INVENTORY VALUATION

Inventories are stated at the lower of cost or market. Inventories are valued as follows:

      - Seeds and Genomics: Actual cost is used to value raw materials such as treatment chemicals and packaging, as well as goods in process. Finished goods, which include the cost of carry-over crops from the previous year, are valued at weighted-average actual cost. Weighted-average actual cost includes field growing and harvesting costs, plant conditioning and packaging costs, and manufacturing overhead costs.

      - Agricultural Productivity: Actual cost is used to value raw materials and supplies. Standard cost, which approximates actual cost, is used to value finished goods and goods in process. Standard cost includes direct labor and raw materials, and manufacturing overhead based on practical capacity. The cost of the Agricultural Productivity segment inventories in the United States, excluding supplies (approximately one-third of total inventories as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002) is determined by using the last-in, first-out (LIFO) method, which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods. The cost of inventories outside of the United States, as well as supplies inventories in the United States, is determined by using the first-in, first-out (FIFO) method; FIFO is utilized outside of the United States because the requirements in the countries where Monsanto maintains inventories generally do not allow the use of the LIFO method. Inventories at FIFO approximate current cost.

GOODWILL

Monsanto follows the guidance of SFAS No. 141, Business Combinations, in recording the goodwill arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed.

Under SFAS No. 142, Goodwill and Other Intangible Assets, all goodwill amortization ceased effective Jan. 1, 2002. Goodwill is now subject only to impairment reviews. A fair-value-based test is applied at the reporting unit level, which is generally one level below the segment level. The test compares the fair value of the company's reporting units to the carrying value of those reporting units. This test requires various judgments and estimates. The fair value of goodwill is determined using an estimate of future cash flows of the reporting unit and a risk adjusted discount rate to compute a net present value of future cash flows. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair values of recognized and unrecognized assets and liabilities of the reporting unit. Goodwill is tested for impairment at least annually, or more frequently if events or circumstances indicate it might be impaired. Goodwill was last tested for impairment as of March 1, 2004. See Note 9 -- Goodwill and Other Intangible Assets -- for further discussion of the annual impairment test.

OTHER INTANGIBLE ASSETS

Other intangible assets consist primarily of acquired seed germplasm, acquired biotechnology intellectual property and trademarks. Seed germplasm is the genetic material used in new seed varieties. Germplasm is amortized on a straight-line basis over useful lives ranging from seven years for completed technology germplasm to a maximum of 30 years for certain core technology germplasm. Completed technology germplasm consists of seed hybrids and varieties that are commercially available. Core technology germplasm is the collective germplasm of inbred and hybrid seeds and has a longer useful life as it is utilized to develop new seed hybrids and varieties. Acquired biotechnology intellectual property includes intangible assets related to acquisitions and licenses through which Monsanto has acquired the rights to various research and discovery technologies. These encompass intangible assets such as enabling processes and data libraries necessary to support the integrated genomics and biotechnology platforms. These intangible assets have alternative future uses and are amortized over useful lives ranging from three to 17 years. The useful lives of acquired germplasm and acquired biotechnology intellectual property are determined based on consideration of several factors including the nature of the asset, its expected use, length of licensing agreement or patent and the period over which benefits are expected to be received from the utilization of the asset.

Monsanto has a broad portfolio of trademarks and patents including trademarks for ROUNDUP (for herbicide products), ROUNDUP READY, BOLLGARD, and YIELDGARD (for traits), DEKALB and ASGROW (for agricultural seeds), POSILAC (for dairy productivity products), and patents for our insect-protection traits, formulations used to make our herbicides and various manufacturing processes. The amortization period for trademarks and patents ranges from three to 30

                                                                    EXHIBIT 99.1
years. Trademarks are amortized on a straight-line basis over their useful lives. The useful life of a trademark is determined based on the estimated market-life of the associated company, brand or product. Patents are amortized on a straight-line basis over the period in which the patent is legally protected, the period over which benefits are expected to be received, or the estimated market-life of the product with which the patent is associated, whichever is less.

Also included in other intangible assets is a nonamortizing intangible asset associated with the recognition of minimum pension liabilities. In accordance with SFAS 144, all amortizable intangible assets are assessed for impairment whenever events indicate a possible loss. Such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the recorded value of the intangible asset, the carrying amount of the intangible is reduced by the estimated cash-flow shortfall on a discounted basis, and a corresponding loss is charged to the Statement of Consolidated Operations. See Note 9 -- Goodwill and Other Intangible Assets -- for further discussion of Monsanto's intangible assets.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is recorded at cost. Additions and improvements are capitalized; these include all material, labor, and engineering costs to design, install or improve the asset and interest costs on construction projects. These costs are carried as construction in progress until the asset is ready for its intended use, at which time the costs are transferred to land, buildings, or machinery and equipment. Routine repairs and maintenance are expensed as incurred. The cost of plant and equipment is depreciated using the straight-line method over the estimated useful life of the asset -- weighted-average periods of 25 years for buildings, and 10 years for machinery and equipment. In compliance with SFAS 144, long-lived assets are reviewed for impairment whenever in management's judgment conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its fair market value or, if fair market value is not readily determinable, to an estimated fair value based on discounted cash flows.

ENVIRONMENTAL REMEDIATION LIABILITIES

Monsanto follows Statement of Position 96-1, Environmental Remediation Liabilities, which provides guidance for recognizing, measuring and disclosing environmental remediation liabilities. Monsanto accrues these costs in the period when responsibility is established and when such costs are probable and reasonably estimable based on current law and existing technology. Postclosure and remediation costs for hazardous waste sites and other waste facilities at operating locations are accrued over the estimated life of the facility, as part of its anticipated closure cost.

LITIGATION AND OTHER CONTINGENCIES

Monsanto is involved in various patent, product liability, consumer, commercial, environmental and other litigation, claims and legal proceedings, for example, proceedings relating to Solutia's bankruptcy filing (see Note 22 -- Commitments and Contingencies); environmental remediation; and government investigations. Management routinely assesses the likelihood of adverse judgments or outcomes to those matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. In accordance with SFAS No. 5, Accounting for Contingencies, accruals for such contingencies are recorded to the extent that management concludes their occurrence is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, management considers many factors. These factors include, but are not limited to, past history, scientific and other evidence, and the specifics and status of each matter. If the assessment of the various factors changes, the estimates may change. That may result in the recording of an accrual or a change in a previously recorded accrual. Predicting the outcome of claims and litigation, and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals.

FOREIGN CURRENCY TRANSLATION

The financial statements for most of Monsanto's ex-U.S. operations are translated to U.S. dollars at current exchange rates. For assets and liabilities, the year-end rate is used. For revenues, expenses, gains and losses, the average rate for the period is used. Unrealized currency adjustments in the Statement of Consolidated Financial Position are accumulated in equity as a component of accumulated other comprehensive loss. The financial statements of ex-U.S. operations in highly inflationary

                                                                    EXHIBIT 99.1
economies are translated at either current or historical exchange rates, in accordance with SFAS No. 52, Foreign Currency Translation. These currency adjustments are included in net income. As of Sept. 1, 2003, Monsanto identified Turkey, Russia and Romania as hyperinflationary countries in which it has operations.

Significant translation exposures include the euro, the Brazilian real, and the Canadian dollar. For all periods presented, Monsanto designated the U.S. dollar as the functional currency in Argentina. In January 2002, Argentina formally abandoned the fixed exchange rate regime between the Argentine peso and the U.S. dollar, and the peso subsequently was devalued by approximately 70 percent. Argentina simultaneously imposed various banking and exchange controls, and the government has instituted additional controls since that time. Included in the net transaction loss were losses of $11 million for fiscal year 2004, $11 million for the transition period, $34 million for calendar year 2002, and $15 million for calendar year 2001. These amounts reflect the effect of this devaluation on Argentine peso-denominated transaction exposures (primarily value-added taxes and other taxes due to or recoverable by Monsanto). See Note 22 -- Commitments and Contingencies -- for further details on the Argentine devaluation. Currency restrictions, with a possible exception in Argentina, are not expected to have a significant effect on Monsanto's cash flow, liquidity, or capital resources.

DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

Monsanto uses financial derivative instruments to limit its exposure to changes in foreign currency exchange rates, commodity prices, and interest rates. Monsanto participated in a foreign currency risk management program sponsored by Pharmacia through the Aug. 13, 2002 spinoff. Since then, Monsanto has maintained a consistent strategy by working with third-party banks. Monsanto does not use financial derivative instruments for trading purposes, nor does it engage in foreign currency, commodity or interest rate speculation. Monsanto continually monitors its underlying market risk exposures and believes that it can modify or adapt its hedging strategies as needed.

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 149, Amendment of Statement 133 Derivative Instruments and Hedging Activities, all derivatives, whether designated for hedging relationships or not, are recognized in the Statement of Consolidated Financial Position at their fair value. At the time a derivative contract is entered into, Monsanto designates each derivative as (1) a hedge of the fair value of a recognized asset or liability (a fair-value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a cash-flow hedge), (3) a foreign-currency fair-value or cash-flow hedge (a foreign-currency hedge), (4) a foreign-currency hedge of the net investment in a foreign subsidiary, or (5) a derivative that does not qualify for hedge accounting treatment.

Changes in the fair value of a derivative that is highly effective as, and that is designated as and qualifies as a fair-value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, are recorded currently in earnings. Changes in the fair value of a derivative that is highly effective as, and that is designated as and qualifies as a cash-flow hedge, to the extent that the hedge is effective, are recorded in accumulated other comprehensive loss, until earnings are affected by the variability from cash flows of the hedged item. Any hedge ineffectiveness is included in current-period earnings. Changes in the fair value of a derivative that is highly effective as, and that is designated as and qualifies as a foreign-currency hedge, are recorded either in current-period earnings or in accumulated other comprehensive loss, depending on whether the hedging relationship satisfies the criteria for a fair-value or cash-flow hedge. Changes in the fair value of a derivative that is highly effective as, and that is designated as a foreign-currency hedge of the net investment in a foreign subsidiary, are recorded in the accumulated foreign currency translation. Changes in the fair value of derivative instruments not designated as hedges are reported currently in earnings.

Monsanto formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and its strategy for undertaking various hedge transactions. This includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges either to specific assets and liabilities on the balance sheet, or to firm commitments or forecasted transactions. Monsanto formally assesses a hedge at its inception and on an ongoing basis thereafter to determine whether the hedging relationship between the derivative and the hedged item is still highly effective, and whether it is expected to remain highly effective in future periods, in offsetting changes in fair value or cash flows. When derivatives cease to be highly effective hedges, Monsanto discontinues hedge accounting prospectively.

Monsanto uses interest rate swap agreements to reduce interest rate risk and to manage the interest rate sensitivity of its debt. By entering into these agreements, Monsanto changes the interest rate mix (fixed/variable) of its debt portfolio. During fiscal

                                                                    EXHIBIT 99.1
year 2004, the transition period and during calendar years 2002 and 2001, the company also used natural gas swaps to manage risk associated with energy input costs.

STOCK-BASED COMPENSATION

The company has employee stock option plans, which are described more fully in
Note 17 -- Stock-Based Compensation Plans. In December 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure (SFAS 148), which amends SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As permitted by both SFAS 148 and SFAS 123, Monsanto has elected to follow the guidance of APB Opinion No. 25, Accounting for Stock Issued to Employees, in measuring and recognizing its stock-based transactions with employees. Accordingly, no compensation expense was recognized in fiscal year 2004, in the transition period, or in calendar years 2002 and 2001 for any of the Monsanto or Pharmacia option plans in which Monsanto employees participate, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

The following table shows what the effect on net income (loss) and earnings
(loss) per share would have been if the fair-value-based method of accounting had been applied to all outstanding and unvested awards in each period. For purposes of this pro forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the option's vesting periods. See
Note 17 for a discussion of the assumptions used in the option-pricing model and estimated fair value of employee stock options.

                                                             Year Ended  Eight Months
                                                              Aug. 31,   Ended Aug. 31,   Year Ended Dec. 31,
                                                             ----------  --------------  ---------------------
      (Dollars in millions, except per share amounts)           2004          2003         2002        2001
-----------------------------------------------------------  ----------  --------------  ---------   ---------
Net Income (Loss):
 As reported                                                 $     267   $         (23)  $  (1,693)  $     295
 Add: Stock-based employee compensation expense included in
 reported Net Income (Loss), net of tax                              1               1           1          --
 Less: Total stock-based employee compensation expense
  determined under fair-value-based method for all awards,
  net of tax                                                       (13)             (5)        (29)        (43)
                                                             ---------   -------------   ---------   ---------
 Pro forma                                                   $     255   $         (27)  $  (1,721)  $     252
                                                             =========   =============   =========   =========
Basic Earnings (Loss) per Share:
 As reported                                                 $    1.01   $       (0.09)  $   (6.50)  $    1.14
 Pro forma                                                        0.96           (0.10)      (6.61)       0.97
Diluted Earnings (Loss) per Share:
 As reported                                                 $    0.99   $       (0.09)  $   (6.45)  $    1.12
 Pro forma                                                        0.95           (0.10)      (6.56)       0.95
                                                             ---------   -------------   ---------   ---------

Compensation expense for restricted stock is based on the market price of Monsanto's common stock at the grant date; this expense is recognized over the vesting period.

COMMITMENTS AND CONTINGENCIES

Monsanto is subject to various claims and contingencies as well as commitments under contractual and other commercial obligations. The company recognizes liabilities for contingencies and commitments under FASB Interpretation (FIN) No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others, an interpretation of SFAS No. 5, 57 and 107, and rescission of FIN No. 34. For additional information on the company's commitments and other contractual and commercial obligators, see Note 22 -- Commitments and Contingencies.

RECLASSIFICATIONS

Certain prior-year amounts have been reclassified to conform with the current-year presentation.

                                                                    EXHIBIT 99.1

NOTE 3. NEW ACCOUNTING STANDARDS

In March 2004, the Emerging Issues Task Force (EITF) reached a consensus on recognition and measurement guidance previously discussed under EITF Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-01). The consensus clarifies the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method or the equity method. Monsanto has adopted EITF 03-01 for the year ended Aug. 31, 2004. Adoption of this regulation did not have an impact on the company's consolidated financial position, results of operations or liquidity as of and for the year ended Aug. 31, 2004.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), and amended it by issuing FIN 46R in December 2003. FIN 46R addresses the consolidation of business enterprises to which the usual condition of consolidation (ownership of a majority voting interest) does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that, in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to include the assets, liabilities and results of operations of the variable interest entity in its financial statements.

Monsanto adopted the provisions of FIN 46R for the quarter ended Feb. 29, 2004, for interests in variable interest entities that are considered to be special-purpose entities. Monsanto has an arrangement with a special-purpose entity to provide a financing program for selected Monsanto customers. See Note 7 -- Customer Financing Program -- for a description of this arrangement. This special-purpose entity is consolidated.

As of May 31, 2004, the company adopted the provisions of FIN 46R for all other types of variable interest entities. The company has evaluated its relationships with two entities and has determined that, although the entities are variable interest entities and Monsanto holds variable interests in the entities, these investments are not required to be consolidated in the company's financial statements pursuant to FIN 46R because Monsanto is not the primary beneficiary. One entity is a biotechnology company focused on plant gene research, development and commercialization, in which the company had a 9 percent equity investment as of Aug. 31, 2004. Monsanto currently has an agreement in place under which Monsanto makes payments for research services and receives rights to intellectual property developed within funded research. The entity reported total assets of $33 million and total liabilities of $14 million as of Aug. 31, 2004, and revenues of $19 million for the 12 months ended Aug. 31, 2004. The second entity is a joint venture in which the company has a 49 percent equity investment. This joint venture packages and sells seeds, with a focus on corn and sunflower seeds, and also sells and distributes agricultural chemical products. The joint venture reported total assets of $22 million and total liabilities of $14 million as of Aug. 31, 2004, and revenues of $25 million for the 12 months ended Aug. 31, 2004. As of Aug. 31, 2004, Monsanto's total estimate of maximum exposure to loss as a result of its relationships with these entities was approximately $23 million, which represents Monsanto's equity investments in these entities.

In January 2004, the FASB issued FASB Staff Position No. 106-1 (FSP 106-1), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-1 permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), which was signed into law on Dec. 8, 2003. The Act introduced a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare. As permitted by FSP 106-1, Monsanto made a one-time election to defer accounting for the effect of the Act, and as a result, the amounts included in the consolidated financial statements related to the company's postretirement benefit plans do not reflect the effects of the Act. In May 2004, the FASB issued FSP No. 106-2 (FSP 106-2), which superseded FSP 106-1. FSP 106-2 provides authoritative guidance on the accounting for the federal subsidy and specifies the disclosure requirements for employers who have adopted FSP 106-2. Detailed regulations necessary to implement the Act have not been issued, including those that would specify the manner in which actuarial equivalency must be determined, the evidence required to demonstrate actuarial equivalency, and the documentation requirements necessary to be entitled to the subsidy. FSP 106-2 is

                                                                    EXHIBIT 99.1
effective for Monsanto's first quarter of fiscal 2005. Monsanto has estimated a reduction of the postretirement benefit obligation of approximately $14 million. The reduction in annual benefit cost is estimated at approximately $2 million. Final authoritative guidance could require the company to change previously reported information.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, which enhanced the required disclosures about pension plans and other postretirement benefit plans, but did not change the measurement or recognition principles for those plans. The statement requires additional interim and annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required interim disclosures were effective for Monsanto in the third quarter of fiscal year 2004, and the required annual disclosures are effective for Monsanto's Form 10-K for the fiscal year ended Aug. 31, 2004. See Note 14 -- Postretirement Benefits - Pensions -- and Note 15 -- Postretirement Benefits - Health Care and Other -- for the required annual disclosures.

In December 2003, the SEC issued SAB 104, which updates portions of the interpretive guidance included in Topic 13 of the codification of Staff Accounting Bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The company is following the guidance of SAB 104.

In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143, which was effective for Monsanto on Jan. 1, 2003, addresses financial accounting for and reporting of costs and obligations associated with the retirement of tangible long-lived assets. Upon adopting this standard, in accordance with APB Opinion 20, Monsanto recorded an after-tax cumulative effect of accounting change of $12 million, or $0.05 per share. This noncash charge was recorded as of Jan. 1, 2003. In addition, as required by SFAS 143, as of Jan. 1, 2003, net property, plant and equipment increased by $10 million, and asset retirement obligations (a component of noncurrent liabilities) of $30 million were recorded. Adoption of this standard did not affect the company's liquidity. If SFAS 143 would have been effective for all periods presented, the asset retirement obligation liability would have been $29 million as of Dec. 31, 2002, and net earnings would have been reduced by $3 million and $2 million for calendar years 2002 and 2001, respectively, or $0.01 per diluted share for each calendar year.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). SFAS 146 replaced EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are actually incurred, rather than on the date the company commits itself to the exit or disposal plan. This statement is effective for any exit or disposal activities initiated after Dec. 31, 2002. Monsanto followed the guidance of SFAS 146 for the fiscal year 2004 restructuring plan. See Note 5 -- Restructuring and Other Special Items -- for further details. The adoption of SFAS 146 had no effect on Monsanto's 2002 and 2000 restructuring plans, which were both initiated prior to Dec. 31, 2002.

NOTE 4. CHANGE IN FISCAL YEAR END

As discussed in Note 1 -- Background and Basis of Presentation -- the company's fiscal year end was changed from December 31 to August 31. Accordingly, the company is presenting audited financial statements for the eight months ended Aug. 31, 2003, the transition period, in this Form 10-K. The following table provides certain unaudited financial information for the same period of the prior year.

                                                                    EXHIBIT 99.1

                                                                 Eight Months
                                                                Ended Aug. 31,
                                                              ------------------
(Dollars in millions, except per share amounts)                2003      2002(1)
------------------------------------------------------------  -------   -------
Net Sales                                                     $ 3,383   $ 3,131
Gross Profit                                                    1,557     1,428
                                                              -------   -------
Income (Loss) from Continuing Operations Before Income Taxes      (21)       67
 Income tax provision (benefit)                                   (21)       19
                                                              -------   -------
Income from Continuing Operations                                  --        48
                                                              -------   -------
Discontinued Operations (see Note 27):
 Loss from operations of discontinued businesses                  (17)      (17)
 Income tax benefit                                                (6)       (6)
                                                              -------   -------
Loss on Discontinued Operations                                   (11)      (11)
                                                              -------   -------
Income (Loss) Before Cumulative Effect of Accounting Change       (11)       37
Cumulative Effect of a Change in Accounting Principle, Net
of Tax Benefit of $7 in 2003 and $162 in 2002                     (12)   (1,822)
                                                              -------   -------
Net Loss                                                      $   (23)  $(1,785)
                                                              -------   -------
Basic Earnings (Loss) per Share:
 Income from continuing operations                            $    --   $  0.18
 Loss on discontinued operations                                (0.04)    (0.04)
 Cumulative effect of accounting change                         (0.05)    (7.00)
                                                              -------   -------
Net Loss                                                      $ (0.09)  $ (6.86)
                                                              -------   -------
Diluted Earnings (Loss) per Share:
 Income from continuing operations                            $    --   $  0.18
 Loss on discontinued operations                                (0.04)    (0.04)
 Cumulative effect of accounting change                         (0.05)    (6.92)
                                                              -------   -------
Net Loss                                                      $ (0.09)  $ (6.78)
                                                              -------   -------

(1) Unaudited

NOTE 5. RESTRUCTURING AND OTHER SPECIAL ITEMS

Restructuring and other special items were recorded in the Statement of Consolidated Operations as follows:

                                                                               Eight
                                                               Year Ended      Months
                                                                Aug. 31,    Ended Aug. 31,   Year Ended Dec. 31,
                                                              -----------   --------------   -------------------
(Dollars in millions)                                            2004             2003         2002       2001
------------------------------------------------------------  -----------   --------------   -------     -------
Cost of goods sold(1, 2)                                      $       (35)  $            3   $   (21)    $   (82)
Amortization and impairment of goodwill                               (69)              --        --          (2)
Selling, general and administrative expenses                           --               --        --          (1)
Restructuring (charges) reversals -- net(1, 2)                       (112)               5      (100)       (122)
Other expense -- net                                                   --               --        --          (6)
                                                              -----------   --------------   -------     -------
Income (Loss) from Continuing Operations Before Income Taxes         (216)               8      (121)       (213)
Income tax benefit (provision)                                         54               (3)       42          76
                                                              -----------   --------------   -------     -------
Income (Loss) from Continuing Operations                             (162)               5       (79)       (137)
Loss from operations of discontinued businesses (3)                   (11)              --        (3)         --
Income tax benefit                                                      9               --         1          --
                                                              -----------   --------------   -------     -------
Loss on discontinued operations                                        (2)              --        (2)         --
                                                              -----------   --------------   -------     -------
Net Income (Loss)                                             $      (164)  $            5   $   (81)    $  (137)
                                                              ===========   ==============   =======     =======

(1) Restructuring charges include reversals related to prior plans of $7 million, $8 million, $13 million and $8 million in fiscal year 2004, the transition period, and calendar years 2002 and 2001, respectively. Of the fiscal year 2004 reversals, $5 million was related to the 2000 restructuring plan, and $2 million was related to the 2002 restructuring plan. Further, $1 million was recorded in cost of goods sold, and $6 million was recorded in restructuring charges - net. Of the reversals in the eight months ended Aug. 31, 2003, $3 million was related to the 2000 restructuring plan, and $5 million was related to the 2002 restructuring plan. Of the calendar year 2002 reversals, $8 million was related to the 2000 restructuring plan, and $5 million was related to the 2002 restructuring plan.

(2) The $35 million of restructuring charges recorded in cost of goods sold was split by segment as follows: $26 million in Agricultural Productivity and $9 million in Seeds and Genomics. The $112 million of restructuring charges - net was split by segment as follows: $72 million in Agricultural Productivity and $40 million in Seeds and Genomics.

(3) Fiscal year 2004 and calendar year 2002 contain restructuring charges related to discontinued businesses (see Note 27 - Discontinued Operations). The fiscal year 2004 restructuring charges recorded in discontinued operations were related to the European wheat and barley business (see the table that follows for more details). Restructuring charges in calendar year 2002 were reclassified to discontinued operations and were related to the environmental technologies businesses.

                                                                    EXHIBIT 99.1

FISCAL YEAR 2004 RESTRUCTURING PLAN

On Oct. 15, 2003, Monsanto announced plans to continue to reduce costs primarily associated with its agricultural chemistry business as that segment matures globally. Total restructuring actions approved under the fiscal year 2004 restructuring plan were estimated to be $289 million pretax. The company has further concentrated its resources on its core seeds and traits businesses. These plans included (1) reducing costs associated with the company's ROUNDUP herbicide business, (2) exiting the European breeding and seed business for wheat and barley, and (3) discontinuing the plant-made pharmaceuticals program. Total restructuring charges related to these actions were $165 million pretax ($105 million aftertax) in fiscal year 2004. Additionally, the approved plan included the impairment of goodwill in the global wheat business of $69 million pretax ($64 million aftertax; see Note 9 -- Goodwill and Other Intangible Assets). The company expects to incur charges of up to $5 million pretax in fiscal year 2005 to complete the restructuring actions under this plan.

Pretax restructuring charges of $165 million for fiscal year 2004 were comprised of $104 million related to the Agricultural Productivity segment and $61 million related to the Seeds and Genomics segment ($50 million in continuing operations and $11 million in discontinued operations). These charges include $104 million pretax related to work force reductions, $53 million pretax in asset impairments (excluding the $69 million pretax impairment of goodwill related to the global wheat reporting unit), and $8 million pretax in costs associated with facility closures. Charges relating to work force reductions were approximately $20 million lower than originally estimated primarily because of fewer headcount reductions as resources were reallocated to support the seeds and traits businesses. Charges relating to asset impairments were approximately $30 million lower than previously estimated because of the favorable results from the sale of the European wheat and barley business.

                                                                    EXHIBIT 99.1

The following table displays the pretax charges incurred by segment under the fiscal year 2004 restructuring plan for the year ended Aug. 31, 2004 (before restructuring reversals related to prior year plans of $7 million). Work force reduction and facility closure charges were cash charges. Asset impairments were non-cash charges.

                               Work Force  Facility     Asset
                               Reductions  Closures  Impairments  Total
                               ----------  --------  -----------  -----
Continuing Operations:
 Seeds and Genomics            $       27  $     --  $        23  $ 50
 Agricultural Productivity             71         5           28   104
                               ----------  --------  -----------  ----
Total Continuing Operations            98         5           51   154

Discontinued Operations:
 Seeds and Genomics                     6         3            2    11
 Agricultural Productivity             --        --           --    --
                               ----------  --------  -----------  ----
Total Discontinued Operations           6         3            2    11

Total Segment:
 Seeds and Genomics                    33         3           25    61
 Agricultural Productivity             71         5           28   104
                               ----------  --------  -----------  ----
Total                          $      104  $      8  $        53  $165
                               ==========  ========  ===========  ====

In fiscal year 2004, pretax restructuring charges of $104 million were recorded related to work force reductions. Work force reductions in continuing operations of $98 million were primarily in the areas of downsizing the regional structure in Europe, and in sales and marketing, manufacturing, research and development (R&D), and information technology in the United States. Work force reduction charges of $6 million included in discontinued operations were related to employees of the plant-made pharmaceuticals program, as well as incremental benefit plan costs for employees of the European wheat and barley business. Facility closure charges of $5 million in continuing operations related to the closure of an office building in Europe, and the shutdown of production lines and disposal of discontinued agricultural chemical products in the United States. Facility closure charges of $3 million were also recorded in discontinued operations related to shutdown expenses from the exit of the plant-made pharmaceuticals site. Asset impairments in continuing operations of $51 million included $34 million recorded in cost of goods sold and the remainder in restructuring charges - net. Property, plant and equipment impairments of $20 million were recorded in the United States, Canada and Asia for the shutdown of production lines and disposal of equipment, and in Brazil for impairment of computer systems to be consolidated with a global system. Inventory impairments of $14 million were also recorded related to discontinued agricultural chemical products and seed hybrids in Argentina, Brazil and Latin America; discontinued agricultural chemical products in the United States and Asia; and disposal of inventory at closed production sites in Canada. Asset impairments in restructuring charges - net of $17 million included $11 million for the closure of an office building in the United States, $2 million for the closure of a technology facility in Canada, and $2 million for the disposal of assets in Asia. Discontinued operations asset impairments of $2 million consisted primarily of property, plant and equipment impairments associated with the plant-made pharmaceuticals program.

Charges incurred in connection with the fiscal year 2004 restructuring plan were accounted for under SFAS 146 (as discussed in Note 3 -- New Accounting Standards) and SFAS 144. The company's written human resource policies are indicative of an ongoing benefit arrangement in respect to severance packages. Benefits paid pursuant to an ongoing benefit arrangement are specifically excluded from the scope of SFAS 146 and should be accounted for in accordance with the accounting pronouncement applicable to the company's arrangement. Monsanto accounted for its severance packages under SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, which addresses the accounting for other employee benefits.

                                                                    EXHIBIT 99.1

The following table displays a roll forward of the liability established for restructuring expense from Oct. 15, 2003 (the date of board of directors approval), to Aug. 31, 2004:

                                                  Work Force  Facility     Asset
(Dollars in millions)                             Reductions  Closures  Impairments  Total
---------------------                             ----------  --------  -----------  -----
Continuing Operations:
   Restructuring liability                        $      98   $     5   $       51   $ 154
   Cash payments                                        (51)       (4)          --     (55)
   Asset impairment                                      --        --          (51)    (51)
   Reclassification of reserves to other balance
     sheet accounts:
     Other current liability                             (3)       --           --      (3)
                                                  ---------   -------   ----------   -----
Ending liability as of Aug. 31, 2004                     44         1           --      45

Discontinued Operations:
   Restructuring liability                                6         3            2      11
   Cash payments                                         (3)       (3)          --      (6)
   Asset impairment                                      --        --           (2)     (2)
   Reclassification of reserves to other balance
     sheet accounts:
     Long-term liability                                 (3)       --           --      (3)
                                                  ---------   -------   ----------   -----
Ending liability as of Aug. 31, 2004                     --        --           --      --

Total Restructuring:
   Restructuring liability                              104         8           53     165
   Cash payments                                        (54)       (7)          --     (61)
   Asset impairment                                      --        --          (53)    (53)
   Reclassification of reserves to other balance
     sheet accounts:
     Other current liability                             (3)       --           --      (3)
     Long-term liability                                 (3)       --           --      (3)
                                                  ---------   -------   ----------   -----
Ending liability as of Aug. 31, 2004              $      44   $     1  $        --   $  45
                                                  =========   =======  ===========   =====

2002 RESTRUCTURING PLAN (CHARGES RECORDED IN CALENDAR YEAR 2002)

In 2002, Monsanto's management approved a restructuring plan to further consolidate or shut down facilities and to reduce the work force. Under this plan, various R&D programs and sites were shut down in the United States and Europe. This restructuring plan also involved the closure and downsizing of certain agricultural chemical manufacturing facilities in the Asia-Pacific region and in the United States as a result of more efficient production capacity installed at other Monsanto manufacturing sites. Certain seed sites were consolidated within the United States and within Brazil, and certain U.S. swine facilities were exited. Finally, the plan included work force reductions in addition to those related to the facility closures. These additional reductions were primarily marketing and administrative positions in Asia-Pacific, Europe-Africa, and the United States.

In connection with this plan, Monsanto recorded $132 million pretax ($86 million aftertax) of net charges in 2002. The pretax components of the restructuring charge were as follows:

(Dollars in millions)
Work Force Reductions                      $  64
Facility Closures/Exit Costs                  24
Asset Impairments:
  Property, plant and equipment               45
  Inventories                                  6
Reversal of Restructuring Reserves            (5)
Recoverable Amount from a Third Party         (2)
                                           -----
Total Pretax Charge                        $ 132
                                           =====

These restructuring costs relate primarily to the closure of certain research and manufacturing sites, as well as work force reductions. The work force cost reductions include involuntary separation costs for approximately 1,140 employees worldwide, in marketing, manufacturing, R&D, and administration. The affected employees are entitled to receive severance benefits pursuant to established severance policies or to government labor regulations. As of Aug. 31, 2004, all work force separation payments were completed. As of Aug. 31, 2003, approximately 1,080 of the planned employee separations were completed. In the transition period, approximately 110 former employees received cash severance payments totaling $10 million. Additionally, $14 million was paid to approximately 160 former employees whose involuntary termination benefits

                                                                    EXHIBIT 99.1
were recorded in calendar year 2002, but who elected to defer payment until the first quarter of calendar year 2003. As of Dec. 31, 2002, approximately 940 of the planned employee separations were completed. Restructuring reversals of $1 million, $3 million and $1 million were recorded in fiscal year 2004, the transition period, and calendar year 2002, respectively. Reversals were required because approximately 30 positions originally in the plan were eliminated through attrition, while the remainder was reversed because severance expenses were lower than originally estimated.

Facility closures and other exit costs included contract termination expenses ($8 million), equipment dismantling and disposal expenses ($8 million), and other shutdown expenses ($8 million) resulting from the exit of certain research and manufacturing sites. The inventory write-off was associated with facility closures; it was recorded within cost of goods sold. The recoverable amount from a third party represents a portion of work force reduction and exit costs that will be reimbursed to Monsanto. The asset impairments were related to property, plant and equipment. Restructuring reversals of $1 million were recorded within cost of goods sold in fiscal year 2004 because asset write-offs were lower than originally estimated. Restructuring reversals of $2 million were recorded in the transition period because proceeds from disposed assets were higher than originally estimated. Restructuring reversals of $4 million were recorded in calendar year 2002 for facility closures because costs were lower than originally estimated and because assets brought higher proceeds than originally estimated. As of Aug. 31, 2004, the reserve balance for the 2002 restructuring plan was depleted.

Activities related to the 2002 restructuring plan were as follows:

                                                                      Work Force   Facility    Asset
(Dollars in millions)                                                 Reductions   Closures  Impairments  Other   Total
---------------------                                                 ----------   --------  -----------  -----   -----
Additions                                                             $       64   $     24  $        51  $  (2)  $ 137
Reversals                                                                     (1)        (4)          --     --      (5)
Costs Charged Against Reserves                                               (34)        (3)          --     --     (37)
Reclassification of
 Reserves to Other Balance Sheet Accounts:
 Inventories                                                                  --         --           (6)    --      (6)
 Property, plant and equipment                                                --         --          (45)    --     (45)
 Miscellaneous receivable                                                     --         --           --      2       2
                                                                      ----------   --------  -----------  -----   -----
Dec. 31, 2002, Reserve Balance                                        $       29   $     17  $        --  $  --   $  46
Costs Charged Against Reserves                                               (24)        (7)          --     --     (31)
Reclassification of
 Reserves to Other Balance Sheet Accounts:
 Long-term liability                                                          --         (7)          --     --      (7)
Reversals                                                                     (3)        --           (2)    --      (5)
Reclassification of Reversal to Property, Plant and Equipment                 --         --            2     --       2
                                                                      ----------   --------  -----------  -----   -----
Aug. 31, 2003, Reserve Balance                                        $        2   $      3  $        --  $  --   $   5
Costs Charged Against Reserves                                                (1)        (2)          --     --      (3)
Reclassification of
 Reserves to Other Balance Sheet Accounts:
 Miscellaneous liability                                                      --         (1)          --     --      (1)
Reversals                                                                     (1)        --           --     --      (1)
                                                                      ----------   --------  -----------  -----   -----
Aug. 31, 2004, Reserve Balance                                        $       --   $     --  $        --  $  --   $  --
                                                                      ==========   ========  ===========  =====   =====

2000 RESTRUCTURING PLAN (CHARGES RECORDED IN CALENDAR YEARS 2000 AND 2001)

In calendar year 2000, Monsanto's management formulated a restructuring plan as part of the company's overall strategy to focus on certain key crops and to streamline operations. Restructuring and other special items, primarily associated with the implementation of this plan, were recorded in calendar years 2000 and 2001. These charges totaled $474 million pretax ($334 million aftertax): $261 million ($197 million aftertax) was recorded in calendar year 2000, and $213 million ($137 million aftertax) was recorded in calendar year 2001.

The calendar year 2001 net charges were primarily for the streamlining of manufacturing operations, the discontinuation of certain seed hybrids, the elimination of noncore activities, and the exit of certain research programs. This plan also involved the closure and downsizing of certain agricultural chemical manufacturing facilities to eliminate duplicate manufacturing capacity for formulating and packaging herbicides. Due to geographical location and cost considerations, improved technologies were installed at other Monsanto manufacturing sites. These sites, improved by technological advancements, have increased their production capacity to meet current and expected demand for Monsanto's herbicides.

                                                                    EXHIBIT 99.1

The pretax charge of $213 million included the reversal of $8 million of restructuring liabilities recorded during calendar years 2000 and 2001, primarily because severance expenses were lower than originally estimated. The $213 million charge was also partially offset by the reversal of $4 million of the calendar year 1998 restructuring liability, primarily because severance expenses were lower than originally estimated.

The pretax components of these net charges were as follows:

(Dollars in millions)                    2001        2000
---------------------                   -----       -----
Work Force Reductions                   $  50       $  61
Facility Closures/Exit Costs               49           9
Asset Impairments:
 Trade receivables                         --          12
 Inventories                               45          60
 Other current assets                       6          --
 Property, plant and equipment             57          22
 Goodwill                                   2          88
 Other intangible assets                    3           3
 Other assets                               3          --
Reversal of Restructuring Reserves         (8)         (4)
Other                                       6          10
                                        -----       -----
Total Pretax Charge                     $ 213       $ 261
                                        =====       =====

The work force reduction charges in calendar years 2001 and 2000 included involuntary separation costs for approximately 1,500 employees worldwide (805 in calendar year 2001 and 695 in calendar year 2000), including positions in administration, R&D, and manufacturing. The affected employees were entitled to receive severance benefits pursuant to established company severance policies or government labor regulations. As of Dec. 31, 2000, 460 of the planned employee separations had been completed; 358 of these employees received cash severance payments totaling $28 million during calendar year 2000, and 102 employees elected deferred payments of $9 million, which were paid during the first quarter of calendar year 2001. Planned separations were completed for 526 employees during calendar year 2001, including 27 employees who elected deferred payments of $3 million, which were paid during the first quarter of calendar year 2002. Planned employee separations were completed for 400 employees during calendar year 2002; 399 of them received cash severance payments totaling $25 million during calendar year 2002, and one employee elected deferred payments of less than $1 million, which was paid during the first quarter of calendar year 2003. In fiscal year 2004, the remaining work force actions were completed. The cost to carry out certain of these work force reductions has been lower than originally anticipated. Accordingly, the work force reduction reserves were reduced by reversals of $3 million, $1 million, $2 million, and $8 million in fiscal year 2004, the transition period, calendar year 2002, and calendar year 2001, respectively. These reversals were required primarily because of attrition and severance payouts that were lower than originally estimated.

Facility closures and other exit costs in calendar year 2000 included contract termination costs ($5 million), equipment dismantling and disposal costs ($2 million), and other shutdown costs ($2 million). Facility closures and other exit costs in calendar year 2001 included contract termination costs ($28 million), property, plant and equipment dismantling and disposal costs ($18 million), and other shutdown costs ($3 million). The inventory write-offs in calendar year 2000 related to laureate oil, seed, and other inventories. The inventory write-offs in calendar year 2001 were for discontinued seed hybrids ($31 million), unused raw materials at closed agricultural chemical manufacturing facilities ($6 million), and other inventories, including certain discontinued agricultural chemical products ($8 million). Inventory write-offs for both years, as well as $37 million in property, plant and equipment impairments in calendar year 2001, were recorded in cost of goods sold. The remaining $20 million in property, plant and equipment impairments in calendar year 2001, recorded in restructuring charges, was related to the consolidation of agricultural chemical distribution sites and various corporate assets. The intangible asset impairment in calendar year 2000 included a $79 million goodwill impairment associated with the decision to terminate certain nutrition programs. In calendar year 2002, $6 million of restructuring reversals were recorded, primarily because facility closing costs were lower than originally estimated and proceeds from disposed assets were higher than originally estimated. In the transition period, restructuring reversals of $1 million were recorded upon release of the company's obligation to perform under a contract and $1 million because the proceeds from disposed assets were higher than originally estimated. As of Aug. 31, 2004, the reserve balance for the 2000 restructuring plan was depleted.

                                                                    EXHIBIT 99.1

Also included in the calendar year 2000 plan were charges for special items. In calendar year 2001, a total charge of $6 million was recorded in other expense to reflect the impairment of equity investments caused by adverse business developments of the investees. In calendar year 2000, other special items of $10 million consisted of $3 million for costs associated with a failed joint venture, and $7 million for the recognition of an impairment of a marketable equity security that was classified as available for sale.

Activities related to the calendar year 2000 restructuring plan and other special items recorded in calendar years 2000, 2001 and 2002, in the transition period, and in fiscal year 2004, were as follows:

                                                        Work Force    Facility       Asset
(Dollars in millions)                                   Reductions    Closures    Impairments    Other     Total
---------------------                                   ----------    --------    -----------    -----    ------
Jan. 1, 2000, Reserve Balance                           $       --    $     --    $        --    $  --    $   --
Additions                                                       61           9            185       10       265
Costs Charged Against Reserves                                 (28)         (3)            --       --       (31)
Reclassification of
 Reserves to Other Balance Sheet Accounts:
 Trade receivables                                              --          --            (12)      --       (12)
 Inventories                                                    --          --            (60)      --       (60)
 Property, plant and equipment                                  --          --            (22)      --       (22)
 Goodwill                                                       --          --            (88)      --       (88)
 Other intangible assets                                        --          --             (3)      --        (3)
 Other assets                                                   --          --             --       (1)       (1)
 Miscellaneous accruals                                         (3)         --             --       --        (3)
 Accumulated other comprehensive loss                           --          --             --       (7)       (7)
                                                        ----------    --------    -----------    -----    ------
Dec. 31, 2000, Reserve Balance                          $       30    $      6    $        --    $   2    $   38
Additions                                                       50          49            116        6       221
Costs Charged Against Reserves                                 (37)        (21)            --       (2)      (60)
Reversals                                                       (8)         --             --       --        (8)
Reclassification of
 Reserves to Other Balance Sheet Accounts:
 Inventories                                                    --          --            (45)      --       (45)
 Other current assets                                           --          --             (6)      --        (6)
 Property, plant and equipment                                  --          --            (57)      --       (57)
 Goodwill                                                       --          --             (2)      --        (2)
 Other intangible assets                                        --          --             (3)      --        (3)
 Other assets                                                   --          --             (3)      (6)       (9)
                                                        ----------    --------    -----------    -----    ------
Dec. 31, 2001, Reserve Balance                          $       35    $     34    $        --    $  --    $   69
Costs Charged Against Reserves                                 (25)        (20)            --       --       (45)
Reversals                                                       (2)         (5)            (1)      --        (8)
Reclassification of Reversal to Property, Plant and
  Equipment                                                     --          --              1       --         1
                                                        ----------    --------    -----------    -----    ------
Dec. 31, 2002, Reserve Balance                          $        8    $      9    $        --    $  --    $   17
Costs Charged Against Reserves                                  (2)         (5)            --       --        (7)
Reversals                                                       (1)         (1)            (1)      --        (3)
Reclassification of Reversal to Property, Plant and
  Equipment                                                     --          --              1       --         1
                                                        ----------    --------    -----------    -----    ------
Aug. 31, 2003, Reserve Balance                          $        5    $      3    $        --    $  --    $    8
Costs Charged Against Reserves                                  (1)         (2)            --       --        (3)
Reversals                                                       (3)         --             --       --        (3)
Reclassification of
 Reserves to Other Balance Sheet Accounts:
 Miscellaneous liability                                        (1)         (1)            --       --        (2)
                                                        ----------    --------    -----------    -----    ------
Aug. 31, 2004, Reserve Balance                          $       --    $     --    $        --    $  --    $   --
                                                        ==========    ========    ===========    =====    ======

                                                                    EXHIBIT 99.1

NOTE 6.  TRADE RECEIVABLES

The following table displays a roll forward of the allowance for doubtful trade receivables for the two years ended Dec. 31, 2002, the eight months ended Aug. 31, 2003, and fiscal year 2004.

(Dollars in millions)
---------------------
Balance Jan. 1, 2001                     $ 171
 Additions -- charged to expense(1)         42
 Deductions                                (36)
                                         -----
Balance Dec. 31, 2001                    $ 177
 Additions -- charged to expense(1)        208
 Deductions                               (138)
                                         -----
Balance Dec. 31, 2002                    $ 247
 Additions -- charged to expense(1)         40
 Deductions                                (33)
                                         -----
Balance Aug. 31, 2003                    $ 254
 Additions -- charged to expense(1)        106
 Deductions                               (110)
                                         -----
Balance Aug. 31, 2004                    $ 250
                                         =====

(1) Bad-debt expense related to continuing operations was recorded in operating expenses and bad-debt expense related to the environmental technologies businesses was recorded in discontinued operations.

In fiscal 2004, Monsanto increased its allowance for doubtful trade receivables by approximately $45 million for exposures related to potentially uncollectible Argentine accounts receivable. The increase in deductions for fiscal 2004 is also primarily attributable to Argentine trade receivables. In the second quarter of calendar year 2002, Monsanto increased its allowance for doubtful trade receivables by $154 million pretax for estimated uncollectible trade receivables in Argentina, all of which has been written off as of Aug. 31, 2004. See Note 22 -- Commitments and Contingencies -- for further discussion of Argentina.

NOTE 7.  CUSTOMER FINANCING PROGRAM

In April 2002, Monsanto established a new $500 million revolving financing program for selected customers through a third-party specialty lender. Under the financing program, Monsanto originates customer loans on behalf of the lender, which is a special purpose entity (SPE) that Monsanto consolidates, pursuant to Monsanto's credit and other underwriting guidelines approved by the lender. Monsanto services the loans and provides a first-loss guarantee of up to $100 million. Following origination, the lender transfers the loans to multi-seller commercial paper conduits through a nonconsolidated qualifying special purpose entity (QSPE). Monsanto accounts for this transaction as a sale, in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.

Monsanto has no ownership interest in the lender, in the QSPE, or in the loans. However, because Monsanto substantively originates the loans through the SPE (which it consolidates) and partially guarantees and services the loans, Monsanto accounts for the program as if it were the originator of the loans and the transferor selling the loans to the QSPE.

Monsanto records its guarantee liability at a value that approximates fair value (except that it does not discount credit losses because of the short term of the loans), primarily related to expected future credit losses. Monsanto does not recognize any servicing asset or liability because the servicing fee is adequate compensation for the servicing activities. Discounts on the sale of the customer loans and servicing revenues collected and earned were not significant during fiscal year 2004, the transition period or calendar year 2002.

Proceeds from customer loans sold through the financing program totaled $255 million for fiscal year 2004, $121 million for the transition period and $224 million for calendar year 2002. These proceeds are included in net cash provided by operations in the Statement of Consolidated Cash Flows. The loan balance outstanding as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, was $222
million, $198 million and $111 million, respectively. The first-loss guarantee will be in place throughout the financing program. Loans are considered delinquent when payments are 31 days past due. If a customer fails to pay an obligation when due, Monsanto would incur a liability to perform under the first-loss guarantee. As of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, less than $1 million of loans sold through this financing program were delinquent. As of Aug.

                                                                    EXHIBIT 99.1

31, 2004, Aug. 31, 2003, and Dec. 31, 2002, Monsanto recorded its guarantee liability at less than $1 million, based on the company's historical collection experience with these customers and the company's current assessment of credit exposure. Adverse changes in the actual loss rate would increase the liability. If Monsanto is called upon to make payments under the first-loss guarantee, it would have the benefit under the financing program of any amounts subsequently collected from the customer.

As discussed in Note 3 -- New Accounting Standards, FIN 46 was issued in January 2003, and then amended by FIN 46R in December 2003. The SPE is included in Monsanto's consolidated financial statements. Because QSPEs are excluded from the scope of FIN 46R and Monsanto does not have the unilateral right to liquidate the QSPE, this interpretation does not have an effect on Monsanto's accounting for the customer financing program.

NOTE 8.  INVENTORIES

Components of inventories were:

                                                                 As of
                                       As of Aug. 31,           Dec. 31,
                                   ---------------------       ---------
(Dollars in millions)                2004          2003           2002
---------------------              -------       -------       ---------
Finished Goods                     $   477       $   516       $     637
Goods In Process                       436           464             398
Raw Materials and Supplies             266           246             232
                                   -------       -------       ---------
Inventories at FIFO Cost             1,179         1,226           1,267
Excess of FIFO over LIFO Cost          (25)          (19)            (13)
                                   -------       -------       ---------
Total                              $ 1,154       $ 1,207       $   1,254
                                   =======       =======       =========

Monsanto uses commodity futures and options contracts to hedge the price volatility of certain commodities, primarily soybeans and corn. This hedging activity is intended to manage the price paid to production growers for corn and soybean seeds. As of Aug. 31, 2004, the excess of FIFO over LIFO cost increased by $6 million over Aug. 31, 2003, primarily because of improved inventory management resulting in a $5 million liquidation of chemical LIFO inventory layers carried at higher costs which prevailed in prior years and $1 million in higher costs.

NOTE 9.  GOODWILL AND OTHER INTANGIBLE ASSETS

Monsanto adopted SFAS No. 141, Business Combinations, and SFAS 142, effective Jan. 1, 2002. Taking the first step of the transitional impairment test, Monsanto compared the fair value of its reporting units with their net book values (including goodwill), and identified potential impairments in two reporting units. In the second step of the transitional impairment test, completed in the second quarter of 2002, Monsanto determined a $2.0 billion pretax impairment ($1.8 billion aftertax). The resulting impairment charge, specific to the corn and wheat reporting units, related to goodwill that resulted primarily from Monsanto's 1998 and (to a lesser extent) 1997 seed company acquisitions. The primary causes of the impairment were a change in valuation method (from an undiscounted cash flow methodology used under APB Opinion No. 17, Intangible Assets, to a discounted cash flow methodology required by SFAS 142) and the unanticipated delays in biotechnology acceptance and regulatory approvals. As required by SFAS 142, the transitional impairment charge was recorded as an accounting change in accordance with APB Opinion 20, effective Jan. 1, 2002. The impairment charge had no effect on Monsanto's liquidity or cash flow.

The 2003 annual goodwill impairment test was performed as of July 1, 2003, and no indications of impairment existed as of that date. The company's decision in October 2003 to exit the European wheat and barley business required a re-evaluation for potential impairment of goodwill and other intangible assets related to the company's global wheat business. A potential impairment was determined in the wheat reporting unit during the quarter ended Nov. 30, 2003. Fair value calculations using a discounted cash flow methodology indicated a potential goodwill impairment, which required the company to perform the second step of the goodwill impairment test. The decision to exit the European wheat business had a negative effect on the assumptions underlying the fair value calculation of the remaining global wheat business because of its effect on the probability of success of the remaining product development efforts. The second step of the impairment assessment was

                                                                    EXHIBIT 99.1
completed during the quarter ended Nov. 30, 2003, and resulted in the $69 million pretax impairment of goodwill in the global wheat business ($64 million aftertax). The resulting impairment charge was specific to the wheat reporting unit.

Under SFAS 142, the company initially selected July 1 for performing the required annual impairment testing of goodwill because July 1 was the approximate time that the company completed its annual reassessment of its strategy and revised its long-term financial projections. Performing the SFAS 142 goodwill impairment testing at this time was appropriate as the revised long-term financial projections that were the basis for such measurements had been updated to reflect management's current strategic direction and considered the company's current and expected future business environment. Accordingly, when the decision was made to change the company's fiscal year-end from December 31 to August 31, the company also changed its annual strategic reassessment completion timing from approximately July 1 to approximately March 1. As a result, the company has changed its annual goodwill impairment testing date to March 1. The change is not intended to delay, accelerate, or avoid an impairment charge. Therefore, the company believes that the accounting change described above was to an alternative principle that is preferable under the circumstances. The fiscal year 2004 annual goodwill impairment test was performed as of March 1, 2004, and no indications of goodwill impairment existed as of that date.

Changes in the net carrying amount of goodwill for fiscal year 2004, by segment, are as follows:

                                 Seeds and   Agricultural
(Dollars in millions)            Genomics    Productivity     Total
---------------------            ---------   ------------    -------
Balance as of Aug. 31, 2003      $     708   $         60    $   768
Effect of Foreign Currency
 Translation Adjustments                20              1         21
Impairment of Goodwill                 (69)            --        (69)
                                 ---------   ------------    -------
Balance as of Aug. 31, 2004      $     659   $         61    $   720
                                 =========   ============    =======

Information regarding the company's other intangible assets is as follows:

                       AS OF AUG. 31, 2004             As of Aug. 31, 2003            As of Dec. 31, 2002
                  -----------------------------   ----------------------------   ----------------------------
(Dollars in       CARRYING   ACCUMULATED          Carrying   Accumulated         Carrying  Accumulated
 millions)         AMOUNT    AMORTIZATION   NET    Amount   Amortization  Net     Amount   Amortization   Net
-----------       ---------  ------------  ----   --------  ------------  ----   --------  ------------  ----
Acquired
  Germplasm       $     590  $       (423) $167   $    617  $       (376) $241   $    607  $       (322) $285
Acquired
  Biotechnology
  Intellectual
  Property              423          (218)  205        392          (172)  220        382          (142)  240
Trademarks               85           (26)   59        108           (26)   82        108           (22)   86
Other                    42           (19)   23         44           (16)   28         50           (18)   32
                  ---------  ------------  ----   --------  ------------  ----   --------  ------------  ----
Total             $   1,140  $       (686) $454   $  1,161  $       (590) $571   $  1,147  $       (504) $643
                  =========  ============  ====   ========  ============  ====   ========  ============  ====

In addition to the goodwill impairment related to the European wheat and barley business discussed above, germplasm with carrying amounts of $29 million (net values of $8 million) and trademarks with carrying amounts of $23 million (net values of $17 million) were also written off as a result of the divestiture of the European breeding and seed business for wheat and barley. See Note 27 -- Discontinued Operations -- for further discussion of the sale of the European wheat and barley business. The decrease in germplasm intangible assets during fiscal year 2004 was partially offset by the purchase of an additional interest in a Canadian seed company; approximately $4 million of the purchase price was allocated to germplasm and is being amortized over seven years.

The increase in the carrying amount of acquired biotechnology intellectual property during fiscal year 2004 was primarily related to the acquisition of a software license for approximately $17 million. This license will provide enabling technology to Monsanto to improve the speed and efficiency of moving product concepts through its pipeline and has a useful life of seven years. Additionally, during fiscal year 2004, deliverables totaling $9 million were received under the 2002 collaboration with Ceres, Inc. (Ceres). The increases in acquired biotechnology intellectual property during the transition period and calendar year 2002 were also primarily due to the collaboration with Ceres. The 2002 product discovery and development collaboration is a five-year arrangement that focuses on applying genomics technologies to improve and to accelerate the time to commercialization of certain agricultural crops. The arrangement included the acquisition of rights to existing technologies, acquisition of rights to similar technology to be developed over the term of the arrangement, a minority

                                                                    EXHIBIT 99.1
equity investment in Ceres and funding of a joint research program. The technologies received under the collaboration agreement were valued using a discounted cash flow methodology under which the value to Monsanto was driven by increased probabilities of success and accelerated launch dates for specific products. The acquired technologies are recorded as intangible assets, with weighted-average useful lives of 10 years, only when the specified deliverables meet established quantity and quality criteria, and the asset amounts recorded do not exceed the amounts paid for such technologies. The minority equity investment in Ceres was recorded at fair value and is accounted for using the cost method. Under the joint research program, research costs funded by Monsanto are expensed as incurred. Including the rights to existing technologies, the rights to technology to be developed, the equity investment and the joint research program, total payments to Ceres under the 2002 collaboration are expected to approximate $137 million over five years, plus potential royalties. Monsanto paid Ceres $17 million in fiscal year 2004, $15 million in the transition period and $40 million in calendar year 2002.

Other intangible assets include the company's only nonamortizing intangible asset of $18 million associated with minimum pension liabilities, most of which was recognized in calendar year 2002. The minimum pension liability adjustment is discussed in Note 14 -- Postretirement Benefits -- Pensions. During fiscal year 2004 and the transition period, there were no fully amortized intangible asset write-offs. During calendar year 2002, Monsanto wrote off other intangible assets with a carrying amount of $20 million and accumulated amortization of $(20) million. During fiscal year 2004, Monsanto wrote off other intangible assets with a carrying value of less than $1 million.

Upon adoption of SFAS 141 and SFAS 142, the classification of all identifiable and recognized intangible assets was reassessed, and any necessary reclassifications were made effective Jan. 1, 2002. Total amortization expense of other intangible assets was $124 million in fiscal year 2004, $85 million in the transition period, $131 million in calendar year 2002 and $122 million in calendar year 2001. These amortization expense amounts are inclusive of amortization expense included in discontinued operations of $3 million in fiscal year 2004, $4 million in the transition period, and $5 million in both calendar year 2002 and 2001. Intangible asset amortization expense in calendar year 2001 included $3 million related to intangible asset impairments, as discussed in
Note 5 -- Restructuring and Other Special Items.

Upon adoption of SFAS 142, the useful lives and residual values of all identifiable and recognized other intangible assets were reassessed, and any necessary prospective amortization period adjustments were made Jan. 1, 2002. SFAS 142 requires that identifiable intangible assets with definite useful lives be amortized over their estimated lives and reviewed for impairment in accordance with SFAS 144.

The estimated intangible asset amortization expense for each of the five succeeding fiscal years is as follows:

Year ending Aug. 31,                 Amount
--------------------                 ------
2005                                 $  100
2006                                     70
2007                                     60
2008                                     35
2009                                     20
                                     ------

                                                                    EXHIBIT 99.1

SFAS 142 did not require Monsanto to restate prior periods. The following table sets forth what the earnings and earnings per share would have been on an after-tax pro forma basis if the provisions of SFAS 142 had been applied in calendar year 2001.

                                                                                 Year     Eight Months
                                                                                Ended      Ended Aug.
                                                                               Aug. 31,       31,           Year Ended Dec. 31,
                                                                              ----------  ------------  --------------------------
(Dollars in millions)                                                            2004         2003          2002           2001
---------------------                                                         ----------  ------------  ------------    ----------
Reported Net Income (Loss)                                                    $      267   $      (23)  $     (1,693)   $      295
 Goodwill amortization, net of tax                                                    --           --             --           105
 Effects of useful life adjustments, net of tax                                       --           --             --             1
                                                                              ----------   ----------   ------------    ----------
Adjusted Net Income (Loss)                                                           267          (23)        (1,693)          401
 Cumulative effect of a change in accounting principle, net of tax                    --           12          1,822            --
                                                                              ----------   ----------   ------------    ----------
Adjusted Income (Loss) Before Cumulative Effect of Accounting Change          $      267   $      (11)  $        129    $      401
                                                                              ==========   ==========   ============    ==========
Basic Earnings (Loss) Per Share
Reported Net Income (Loss)                                                    $     1.01   $    (0.09)  $      (6.50)   $     1.14
 Goodwill amortization, net of tax                                                    --           --             --          0.41
 Effects of useful life adjustments, net of tax                                       --           --             --            --
                                                                              ----------   ----------   ------------    ----------
Adjusted Net Income (Loss)                                                          1.01        (0.09)         (6.50)         1.55
 Cumulative effect of a change in accounting principle, net of tax                    --         0.05           6.99            --
                                                                              ----------   ----------   ------------    ----------
Adjusted Income (Loss) Before Cumulative Effect of Accounting Change          $     1.01   $    (0.04)  $       0.49    $     1.55
                                                                              ==========   ==========   ============    ==========
Diluted Earnings (Loss) Per Share
Reported Net Income (Loss)                                                    $     0.99   $    (0.09)  $      (6.45)   $     1.12
 Goodwill amortization, net of tax                                                    --           --             --          0.40
 Effects of useful life adjustments, net of tax                                       --           --             --            --
                                                                              ----------   ----------   ------------    ----------
Adjusted Net Income (Loss)                                                          0.99        (0.09)         (6.45)         1.52
 Cumulative effect of a change in accounting principle, net of tax                    --         0.05           6.94            --
                                                                              ----------   ----------   ------------    ----------
Adjusted Income (Loss) Before Cumulative Effect of Accounting  Change         $     0.99   $    (0.04)  $       0.49    $     1.52
                                                                              ==========   ==========   ============    ==========

If the new accounting standard had been adopted effective Jan. 1, 2001, Monsanto would not have recorded pretax goodwill amortization of $119 million in calendar year 2001. Pretax R&D expenses would have been $8 million higher in calendar year 2001 because of the reassessment of useful lives and classifications. As a result of this change, the income tax provision would have been $5 million higher in calendar year 2001.

NOTE 10. INVESTMENTS

Short-term investments on Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, included $300 million, $230 million and $250 million, respectively, of debt securities with original maturities of three to six months, designated as available for sale and stated at market value. The realized gains on these investments were $1 million for fiscal year 2004, $1 million for the transition period and less than $1 million for calendar year 2002.

LONG-TERM INVESTMENTS

Equity Securities Available for Sale

                                                   Gross     Gross
(Dollars in millions)             Unrealized    Unrealized   Fair
As of:                      Cost     Gains       (Losses)    Value
------                      ----  ----------    ----------   -----
Aug. 31, 2004                $29      $15           $(1)      $43
Aug. 31, 2003                 34       17             0        51
Dec. 31, 2002                 34       10            (4)       40
                             ---      ---           ---       ---

Net unrealized gains on long-term investments (net of deferred taxes) included in shareowners' equity amounted to $9 million as of Aug. 31, 2004, $10 million as of Aug. 31, 2003, and $4 million as of Dec. 31, 2002. Proceeds from sales of equity securities were $14 million in fiscal year 2004, $10 million in calendar year 2002 and $10 million in calendar year 2001. Realized gains of $6 million net of $3 million tax expense in fiscal year 2004, $7 million net of $5 million tax expense in calendar year 2002, and $5 million net of $3 million tax expense in calendar year 2001, were determined using the specific identification method, and were included in net income. A realized loss of $1 million net of $1 million of tax benefit in calendar year 2001 was also included in net income and was determined using the specific identification method.

                                                                    EXHIBIT 99.1

NOTE 11.  INCOME TAXES

The components of income (loss) from continuing operations before income taxes were:

                                  Year Ended       Eight Months
                                   Aug. 31,       Ended Aug. 31,  Year Ended Dec. 31,
                                  ----------      --------------  -------------------
(Dollars in millions)                2004              2003        2002         2001
---------------------             ----------      --------------  ------       ------
United States                        $ 301            $(134)       $ 476       $ 637
Outside United States                   93              113         (245)       (152)
                                     -----            -----        -----       -----
Total                                $ 394            $ (21)       $ 231       $ 485
                                     =====            =====        =====       =====

The components of income tax provision (benefit) were:

                               Year Ended       Eight Months
                                 Aug. 31,      Ended Aug. 31,  Year Ended Dec. 31,
                               ----------      --------------  ------------------
(Dollars in millions)             2004              2003        2002        2001
---------------------          ----------      --------------  ------       -----
Current:
 U.S. federal                     $ (15)            $  66       $  93       $ 189
 U.S. state                          (7)               21           2          17
 Outside United States               57                40          52          (7)
                                  -----             -----       -----       -----
Total Current                        35               127         147         199
                                  -----             -----       -----       -----
Deferred:
 U.S. federal                       107              (115)         54          24
 U.S. state                          15               (21)         13          (2)
 Outside United States              (29)              (12)       (129)        (54)
                                  -----             -----       -----       -----
Total Deferred                       93              (148)        (62)        (32)
                                  -----             -----       -----       -----
Total                             $ 128             $ (21)      $  85       $ 167
                                  =====             =====       =====       =====

Factors causing Monsanto's income taxes to differ from the U.S. federal statutory rate were:

                                  Year Ended    Eight Months
                                   Aug. 31,    Ended Aug. 31,      Year Ended Dec. 31,
                                  ----------   --------------      -------------------
(Dollars in millions)                2004           2003            2002         2001
---------------------             ----------   --------------      ------       ------
U.S. Federal Statutory Rate         $ 138         $ (7)              $ 81       $ 170
U.S. Export Earnings                  (12)          (7)               (11)        (30)
U.S. R&D Tax Credit                    (4)          (1)                (4)         (4)
Higher (Lower) Ex-U.S. Rates          (18)         (10)                10          10
State Income Taxes                      5           --                 10          10
Valuation Allowances                   17            3                  2         (14)
Donation of Appreciated Assets         (2)          --                 (4)         --
Nondeductible Goodwill                 20           --                 --          26
Tax Reserve                           (15)          --                 --          --
Other                                  (1)           1                  1          (1)
                                    -----         ----               ----       -----
Income Taxes                        $ 128         $(21)              $ 85       $ 167
                                    =====         ====               ====       =====

                                                                    EXHIBIT 99.1

Deferred income tax balances are related to:

                                                    As of Aug. 31,     As of Dec. 31,
                                                ---------------------  --------------
(Dollars in millions)                             2004          2003        2002
---------------------                           -------       -------       -----
Net Operating Loss and Other Carryforwards      $   597       $   311       $ 309
Employee Fringe Benefits                            228           320         286
Intangible Assets                                   112           128         140
Allowance for Doubtful Accounts                     110            69          71
Accrued Interest on Intercompany Debt                59            46          36
Inventories                                          54            59          43
Litigation Reserves                                   3           151           2
Other                                               140           159         121
Valuation Allowance                                (210)          (90)        (76)
                                                -------       -------       -----
Total Deferred Tax Assets                       $ 1,093       $ 1,153       $ 932
                                                =======       =======       =====
Property, Plant and Equipment                   $   256       $   267       $ 274
Other                                                 5            13          14
                                                -------       -------       -----
Total Deferred Tax Liabilities                  $   261       $   280       $ 288
                                                =======       =======       =====
Net Deferred Tax Assets                         $   832       $   873       $ 644
                                                =======       =======       =====

As of Aug. 31, 2004, Monsanto had available approximately $1.4 billion in net operating loss carryforwards, most of which related to Brazilian, U.S. and Argentine operations. Management regularly assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent management believes that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established. In fiscal 2004, the company assessed the realizability of its deferred tax assets in Argentina and Brazil following completion of the crop season in these countries and the preparation of updated long-range financial projections for these countries. The company concluded that it was more likely than not that the deferred tax assets related to net tax operating loss carryforwards (NOLs) in Argentina will not be realizable prior to their expiration from 2006 to 2009 and, as of Aug. 31, 2004, has established a valuation allowance for $107 million. This conclusion was based on the recent history of losses, the continued uncertain economic conditions, and also the limited tax carryforward period of five years. Management is taking actions to attempt to realize such deferred tax assets; however, such actions are dependent, in part, on conditions that are not entirely in management's control. The company also concluded that it is more likely than not that it will realize its deferred tax assets in Argentina that are not related to the NOLs noted above through future projected taxable income.

At the beginning of fiscal 2004, Monsanto Brazil had a valuation allowance of $90 million for deferred tax assets related to NOLs because management believed it was more likely than not that such deferred tax assets would not be realized. However, based on improvements in Monsanto Brazil's operations related to business changes that the company had begun implementing two crop seasons previously, and improvements over that period in Brazil's overall economy, particularly the agricultural sector, management now believes it is more likely than not that such deferred tax assets will be realized. Accordingly, the previously recorded $90 million valuation allowance, related to NOLs that have an indefinite life, was reversed in fiscal 2004. The company also concluded that it is more likely than not that it will realize its deferred tax assets in Brazil that are not related to the NOLs noted above through future projected taxable income.

Monsanto generated a taxable loss in the United States in fiscal 2004, primarily as a result of the payment made for the PCB litigation settlement. The company has not recorded a valuation allowance on the federal NOL, which expires in 2024. However, for state purposes, the company concluded that it was more likely than not that a portion of the deferred tax assets related to this NOL will not be realizable prior to their expiration from 2009 to 2024 and, as of Aug. 31, 2004, has established a valuation allowance of $15 million.

Monsanto generated a taxable loss deductible in either the United Kingdom or the United States as a result of the sale of the European wheat and barley business. Monsanto has recorded a full valuation allowance against the deferred tax asset of $68 million related to the United Kingdom capital loss carryforward, which does not expire, because the company concluded that it was more likely than not that the deferred tax asset will not be realizable. A deferred tax asset was not recorded for the United States loss due to the existence of a number of uncertainties. Monsanto is evaluating alternative strategies in an effort to realize the optimum benefit from the loss incurred on this investment, whether in the United Kingdom or the United States. See Note 30 -- Subsequent Event -- for further discussion of this item.

                                                                    EXHIBIT 99.1

Tax authorities regularly examine the company's returns in the jurisdictions in which it does business. Due to the nature of the examinations, it may take several years before they are completed. Management regularly assesses the tax risk of its return filing positions for all open years. During fiscal 2004, a settlement was reached with the Internal Revenue Service on a number of issues. As a result, Monsanto has recorded a favorable adjustment to the income tax reserve in its current year results. As of Aug. 31, 2004, management believes that its accruals for income tax liabilities are adequate.

Income taxes and remittance taxes have not been recorded on approximately $930 million of undistributed earnings of foreign operations of Monsanto, either because any taxes on dividends would be substantially offset by foreign tax credits, or because Monsanto intends to reinvest those earnings indefinitely. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.

Monsanto's current and deferred tax amounts are presented as if Monsanto had been a separate company for all years presented. To the extent that Monsanto's results were included in any Pharmacia income tax return for the periods from Sept. 1, 2000, through Aug. 13, 2002, Monsanto, in general, is obligated to pay Pharmacia the amount of taxes that would have been due had Monsanto filed its own tax returns. Effective Aug. 13, 2002, Monsanto and Pharmacia entered into a new tax-sharing agreement, which replaced the original agreement that began on Sept. 1, 2000. After Aug. 13, 2002, Monsanto was no longer included in the Pharmacia consolidated group; the company was obligated to file its own income tax returns in all U.S. and ex-U.S. jurisdictions. As of Aug. 31, 2004, Monsanto had no amount due to Pharmacia related to income taxes payable. As of Aug. 31, 2003, and Dec. 31, 2002, Monsanto owed $44 million and $41 million, respectively, to Pharmacia included in income taxes payable.

After the completion of the 2000 income tax returns, an adjustment was made in 2001 to correct the deferred tax balances that were estimated on Sept. 1, 2000, when the assets and liabilities of the agricultural business were transferred from Pharmacia to Monsanto. The offset to this net increase in deferred tax assets was reflected as an adjustment to additional contributed capital in the Statement of Consolidated Shareowners' Equity.

NOTE 12.  DEBT AND OTHER CREDIT ARRANGEMENTS

Monsanto has a committed borrowing facility of $1.0 billion, which was unused as of Aug. 31, 2004. This facility expires in June 2009 and exists largely to support commercial paper borrowings. Covenants under this credit facility restrict maximum borrowings. There are no related compensating balances, but the facilities are subject to various fees, which are based on the company's credit rating. The company also had aggregate short-term loan facilities of $274 million with unrelated parties, under which loans totaling $17 million were outstanding as of Aug. 31, 2004.

SHORT-TERM DEBT

                                                                                 As of Aug. 31,     As of Dec. 31,
                                                                                -----------------   --------------
(Dollars in millions)                                                           2004         2003        2002
---------------------                                                           ----         ----        ----
Commercial Paper                                                                $ --         $ --        $ --
Current Maturities of Long-Term Debt                                             276          133         358
Notes Payable to Banks                                                            17           31          24
Bank Overdrafts                                                                  140          105          11
                                                                                ----         ----        ----
Total Short-Term Debt                                                           $433         $269        $393
                                                                                ====         ====        ====

                                                                                  As of Aug. 31,      As of Dec. 31,
                                                                                ------------------    --------------
                                                                                2004         2003         2002
                                                                                ----         ----         ----
Weighted-Average Interest Rate on Short-Term Borrowings at End of Period        10.1%         9.1%        11.0%
                                                                                ----         ----         ----

At the end of fiscal year 2004, the transition period and calendar year 2002, the company did not have any outstanding commercial paper, but it had several short-term borrowings to support ex-U.S. operations, which had weighted-average interest rates as indicated above. Certain of these bank loans also act to limit exposure to changes in foreign currency exchange rates.

                                                                    EXHIBIT 99.1

LONG-TERM DEBT

                                                    As of Aug. 31,    As of Dec. 31,
                                                  ------------------  --------------
(Dollars in millions)                              2004        2003       2002
---------------------                             ------      ------      ----
7 3/8% Senior Notes, Due 2012                     $  796      $  795      $795
4% Senior Notes, Due 2008(1)                         248         243        --
Medium-Term Notes at 12.9%, Due 2004(2)               --         172        --
Variable Rate Medium-Term Notes, Due 2006(3)          21          48        56
Other                                                 10          --        --
                                                  ------      ------      ----
Total Long-Term Debt                              $1,075      $1,258      $851
                                                  ======      ======      ====

(1) In connection with this debt, the company entered into certain interest rate hedging contracts, which effectively exchange the fixed interest rate to variable interest at the six-month London Interbank Offered Rate (LIBOR), plus a weighted-average spread of 0.39 percent.

(2) In connection with this debt, the company entered into certain interest rate hedging contracts, which effectively exchange the fixed interest rate to variable interest at the six-month LIBOR, less a weighted-average spread of 1.169 percent.

(3) The interest rate for borrowings under these agreements is the Brazil Development Bank funding interest rate, as adjusted quarterly, plus a 4 percent spread, and the long-term interest rate, as set quarterly by the Central Bank of Brazil, plus a 3 percent spread.

In May 2002, Monsanto filed a $2.0 billion shelf registration with the SEC. As of Aug. 31, 2004, $950 million remains available for future debt issuances. On Aug. 14, 2002, Monsanto issued $600 million of 7-3/8% Senior Notes under this shelf registration. On Aug. 23, 2002, the aggregate principal amount of the outstanding notes was increased to $800 million. These 7-3/8% Senior Notes are due on Aug. 15, 2012. On May 5, 2003, Monsanto issued $250 million of 4% Senior Notes under the shelf registration. These 4% Senior Notes are due on May 15, 2008. The net proceeds from the sale of the 7-3/8% Senior Notes were used to reduce commercial paper borrowings and to repay short-term debt owed to Pharmacia. The net proceeds from the sale of the 4% Senior Notes were used to reduce commercial paper borrowings.

During fiscal year 2004 and calendar year 2002, Monsanto issued approximately $100 million and $50 million, respectively, of additional debt, primarily medium-term debt in Brazil with floating interest.

Interest rate swap agreements are used to reduce interest rate risk and to manage the interest rate sensitivity of the company's debt. In connection with the 4% Senior Notes, Monsanto entered into a $250 million notional amount interest rate swap maturing in May 2008. The fair value of Monsanto's interest rate swap agreement was a liability of $2 million as of Aug. 31, 2004, and an asset of $6 million as of Aug. 31, 2003. The company bases its estimate of the fair value of its interest rate management derivative on quoted market prices. For a more complete discussion of interest rate management, see Note 13 -- Financial Instruments.

Annual aggregate maturities of medium-term notes are $276 million in fiscal year 2005, $20 million in fiscal year 2006, and $1 million in fiscal year 2007. In August 2003, approximately $172 million of debt was extended by the lender to mature in October 2004.

The information regarding interest expense below reflects Monsanto's interest expense, interest expense on debt, or interest amounts specifically attributable to Monsanto:

                                        Year Ended       Eight Months
                                         Aug. 31,       Ended Aug. 31,     Year Ended Dec. 31,
                                        ----------      --------------     -------------------
(Dollars in millions)                      2004              2003            2002       2001
---------------------                   ----------      --------------     --------   --------
Interest Cost Incurred                  $       98      $           61     $     89   $    129
Less: Capitalized on Construction               (7)                 (4)          (8)       (30)
                                        ----------      --------------     --------   --------
Interest Expense -- Net                 $       91      $           57     $     81   $     99
                                        ==========      ==============     ========   ========

                                                                    EXHIBIT 99.1

NOTE 13. FINANCIAL INSTRUMENTS

The notional amounts, carrying amounts, and estimated fair values of the company's financial instruments were as follows as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002:

                                                           As of Aug. 31,                             As of Dec. 31, 2002
                                      --------------------------------------------------------    --------------------------
                                                 2004                        2003
                                                 ----                        ----
                                      NOTIONAL CARRYING   FAIR      Notional  Carrying   Fair     Notional  Carrying   Fair
(Dollars in millions)                  AMOUNT   AMOUNT    VALUE      Amount    Amount    Value     Amount    Amount    Value
---------------------                 -------- --------   -----     --------  --------   -----    --------  --------   -----
Financial Assets:
  Foreign-currency contracts:
    Forward purchases                 $    321 $     (3) $    (3)   $    139  $    --   $    -    $    154  $     (3)  $ (3)
    Forward sales                          450        1        1         419       (5)      (5)        489        (4)    (4)
    Options                                435       (8)      (8)         53        1        1          --        --     --
  Commodity futures:
    Futures purchased -- net               161      (14)     (14)         49        5        5          23        (2)    (2)
    Options purchased                       51       (2)      (2)         42       --       --           8        --     --
  Natural gas swaps                         11        1        1          10       --       --          --        --     --
Financial Liabilities:
  Interest rate swaps                      250        2        2         250       (6)      (6)         --        --     --
  Short-term debt                           --      433      433          --      269      269          --       393    393
  Long-term debt                            --    1,075    1,216          --    1,258    1,361          --       851    920
                                      -------- --------  -------    --------  -------   ------    --------  --------   ----

Monsanto's business and activities expose it to a variety of market risks, including risks related to changes in commodity prices, foreign-currency exchange rates, interest rates and, to a lesser degree, security prices. These financial exposures are monitored and managed by the company as an integral part of its market risk management program. This program recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effects that market volatility could have on operating results.

As part of its market risk management strategy, Monsanto uses derivative instruments to protect fair values and cash flows from fluctuations caused by volatility in currency exchange rates, interest rates, and commodity prices. This volatility affects cross-border transactions that involve sales and inventory purchases denominated in foreign currencies. Monsanto is exposed to this risk both on an intercompany basis and on a third-party basis. Additionally, the company is exposed to foreign-currency exchange risks for recognized assets and liabilities, royalties, and net investments in subsidiaries that are denominated in currencies other than its functional currency, the U.S. dollar. Monsanto uses forward-currency exchange contracts, swaps, and options to manage these risks.

The foreign-currency contracts generally have maturities of less than 12 months, and they require Monsanto to exchange currencies at agreed-upon rates at maturity. The company does not expect any losses from credit exposure related to these instruments because these are with large financial institutions.

Monsanto's commodity price risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in commodity prices. Price fluctuations in commodities, mainly in corn and soybeans, can cause the actual prices paid to production growers for corn and soybean seeds to differ from anticipated cash outlays. Monsanto uses commodity futures and options contracts to manage these risks. The company also uses commodity futures and options contracts to manage the value of its corn and soybean inventories.

Monsanto's natural gas risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in natural gas prices.

Monsanto's interest rate risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in interest rates of the company's borrowings and to manage the interest rate sensitivity of its debt.

By using derivative financial instruments to manage exposures to changes in exchange rates, commodity prices, and interest rates, Monsanto exposes itself to the risk that the counterparty might fail to perform its obligations under the terms of the

                                                                    EXHIBIT 99.1
derivative contract. Monsanto minimizes this risk in derivative instruments by entering into transactions with high-quality counterparties and by limiting the amount of exposure in each instrument. Such financial instruments are neither held nor issued by the company for trading purposes.

FOREIGN-CURRENCY HEDGES

The company sometimes uses foreign-currency options and foreign-currency forward contracts as hedges against anticipated sales and/or purchases denominated in foreign currencies. The company enters into these contracts to protect itself against the risk that the eventual dollar-net-cash flows will be adversely affected by changes in exchange rates. The company also uses foreign-currency contracts to hedge the effects of fluctuations in exchange rates on foreign-currency-denominated third-party and intercompany receivables and payables.

The company hedges a portion of its net investment in Brazilian subsidiaries and recorded an after-tax loss of $15 million in fiscal year 2004, an after-tax loss of $19 million in the transition period, an after-tax gain of $19 million in calendar year 2002, and an after-tax loss of $7 million in calendar year 2001, all of which are included in accumulated foreign currency translation.

Foreign currencies in which Monsanto has significant hedged exposures are the Brazilian real, the South African rand, the euro, the Australian dollar, and the Canadian dollar. The aggregate net transaction loss, net of related hedging gains and losses, included in net earnings for fiscal year 2004, the transition period, calendar year 2002 and calendar year 2001, was $29 million, $17 million, $36 million and $32 million, respectively, primarily because of the euro and Argentine-peso transaction exposures. As of Aug. 31, 2004, $1 million has been recorded in other comprehensive loss to reflect the change in the fair value of foreign currency derivatives that have been designated as hedges of foreign currency cash flows. These derivatives all expire or mature within the next 12 months, and any realized gain or loss will be reclassified to earnings.

FAIR-VALUE HEDGES

Monsanto uses futures and options contracts to manage the value of the corn and soybean seed inventories that it buys from growers. Generally, the company hedges from 70 percent to 100 percent of the corn and soybean inventory value, depending on the crop and grower pricing.

Interest rate swap agreements are used to reduce interest rate risk and to manage the interest rate sensitivity of its debt. Monsanto may use interest rate swaps to convert its fixed-rate debt to variable-rate debt. The resulting cost of funds may be lower or higher than it would have been if variable-rate debt had been issued directly. Under the interest rate swap contracts, the company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts, which is calculated based on an agreed-upon notional amount. In connection with the 4% Senior Notes, Monsanto entered into a $250 million notional amount interest rate swap maturing in May 2008. The fair value of Monsanto's interest rate swap agreement was a liability of $2 million as of Aug. 31, 2004, and an asset of $6 million as of Aug. 31, 2003. The company estimates the fair value of its interest rate management derivative based on quoted market prices.

The difference between the carrying value and the fair value of hedged items classified as fair-value hedges was offset by the change in fair value of the related derivatives. Accordingly, hedge ineffectiveness for fair-value hedges, determined in accordance with SFAS 133 and SFAS 149, had an immaterial effect on earnings in fiscal year 2004, the transition period and in calendar year 2002. No fair-value hedges were discontinued during fiscal year 2004, the transition period, calendar year 2002, or calendar year 2001.

CASH-FLOW HEDGES

The company enters into contracts with a number of its seed growers to purchase their output at the market prices in effect when the individual growers elect to fix their contract prices. As a hedge against possible commodity price fluctuations, Monsanto purchases futures and options contracts for corn and soybeans. The futures contracts hedge the commodity prices paid, while the options contracts limit the unfavorable effect that price changes could have on these purchases.

During fiscal year 2004, the transition period and calendar year 2002, Monsanto recognized a net loss of $4 million, $1 million and $3 million, respectively, in cost of goods sold, which represented the ineffectiveness of all cash-flow hedges.

                                                                    EXHIBIT 99.1

These amounts represent the portion of the derivatives' fair value that was excluded from the assessment of hedge effectiveness. No cash-flow hedges were discontinued during fiscal year 2004, the transition period, calendar year 2002, or calendar year 2001.

As of Aug. 31, 2004, $5 million of after-tax deferred net losses on derivative instruments was accumulated in other comprehensive loss and is expected to be reclassified into earnings in fiscal year 2005. The actual sales of the inventory, which are expected to occur during the next 12 months, will necessitate the reclassification of the derivative losses into earnings. As of Aug. 31, 2003, and Dec. 31, 2002, after-tax deferred net gains on derivative instruments accumulated in other comprehensive loss were $6 million and $7 million, respectively. The maximum term over which the company is hedging exposures to the variability of cash flow (for all forecasted transactions, excluding interest payments on variable-rate debt) is 24 months.

As of Aug. 31, 2004, the company had futures contracts with notional amounts of $53 million for corn and $108 million for soybeans. As of Aug. 31, 2003, the company had futures contracts with notional amounts of $35 million for corn and $15 million for soybeans. As of Dec. 31, 2002, the company had futures contracts with notional amounts of $19 million for corn and $4 million for soybeans. As of Aug. 31, 2004, and Aug. 31, 2003, the company had natural gas swaps with notional amounts of $11 million and $10 million, respectively. As of Dec. 31, 2002, the company had one natural gas swap with a notional amount of less than $1 million.

In June 2002, the company entered into a treasury rate lock agreement with several banks to hedge against changes in long-term interest rates on a portion of a planned debt issuance. The closing of this agreement in August 2002 resulted in a pretax loss of $26 million, because of a decrease in interest rates. Monsanto designated this rate lock agreement as a cash-flow hedge. Since this rate lock is designated as a cash-flow hedge, the net loss on the rate lock, to the extent the swap is effective, is recognized in other comprehensive loss until the hedged interest costs are recognized in earnings. As of Aug. 31, 2004, $12 million of after-tax deferred net losses on the interest rate lock accumulated in other comprehensive loss is expected to be reclassified into earnings during the next eight years, which is the term of the underlying debt.

CREDIT RISK MANAGEMENT

Monsanto invests its excess cash in deposits with major banks throughout the world and in high-quality short-term debt instruments. Such investments are made only in instruments issued or enhanced by high-quality institutions. As of Aug. 31, 2004, the company had no financial instruments that represented a significant concentration of credit risk. Limited amounts are invested in any single institution to minimize risk. The company has not incurred any credit risk losses related to those investments.

The company sells a broad range of agricultural products to a diverse group of customers throughout the world. In the United States, the company makes substantial sales to a relatively few large wholesale customers. The company's agricultural products business is highly seasonal, and it is subject to weather conditions that affect commodity prices and seed yields. Credit limits, ongoing credit evaluation, and account monitoring procedures are used to minimize the risk of loss. Collateral is secured when it is deemed appropriate by the company. For example, during fiscal year 2004, the transition period, calendar year 2002, and calendar year 2001, in order to reduce credit exposure in Latin America, the company collected payments on certain customer accounts in grain.

Monsanto regularly evaluates its business practices to minimize its credit risk. As a result, the company improved its prepayment program and one of its marketing programs. In calendar year 2001, the U.S. prepayment program was modified. The change allowed the company to net customer prepayments as a legal offset against the customer's current outstanding balance during fiscal year 2004, the transition period, calendar year 2002 and calendar year 2001. In calendar year 2001, the company also modified one of its U.S. marketing programs, so that any amounts payable to a customer are first applied to the customer's receivable account.

NOTE 14. POSTRETIREMENT BENEFITS -- PENSIONS

Most of Monsanto's employees are covered by noncontributory pension plans sponsored by the company. Prior to the transition period, most Monsanto employees were covered by noncontributory pension plans sponsored either by Monsanto

                                                                    EXHIBIT 99.1
or by Pharmacia. Pursuant to the Separation Agreement between Monsanto and Pharmacia dated Sept. 1, 2000, as amended, the plans were separated. Depending on which entity was the plan sponsor, the plan assets and liabilities were recognized on the balance sheet of either Monsanto or Pharmacia. At the time of the separation, the plans were split as follows: (1) Certain Pharmacia-sponsored pension plans transferred plan assets and plan benefit obligations for Monsanto employees to Monsanto-sponsored plans; (2) Monsanto assumed sponsorship of certain plans in which a limited number of Pharmacia employees participate; and
(3) certain Pharmacia-sponsored plans in which Monsanto employees participate continued.

Effective Jan. 1, 2002, Monsanto and Pharmacia separated their tax-qualified U.S. pension plan into Monsanto-only and Pharmacia-only sponsored plans. The sponsorship of that plan, in which both Monsanto and Pharmacia employees participated, was transferred from Pharmacia to Monsanto, effective Jan. 1, 2002. The assets attributable to Pharmacia employees and former Pharmacia employees were transferred to a new Pharmacia-sponsored plan. As of Jan. 1, 2002, Monsanto assumed assets with an approximate fair value of $1.0 billion, projected benefit obligation of $1.3 billion, accumulated benefit obligation of $1.2 billion, net pension liabilities of $120 million, and related deferred tax assets of $45 million. The net offset of the assumed net pension liabilities and related deferred tax assets was reflected as a reduction of additional contributed capital in the Statement of Consolidated Shareowners' Equity as of Jan. 1, 2002.

In accordance with SFAS No. 87, Employers' Accounting for Pensions, Monsanto recorded an additional minimum pension liability adjustment during fiscal year 2004. This noncash adjustment increased postretirement liabilities by approximately $21 million, increased deferred income tax assets by approximately $8 million, decreased intangible assets for prior service costs by approximately $3 million, and decreased shareowners' equity by approximately $17 million aftertax. The adjustment was necessary to keep the recorded pension liability at least equal to the unfunded accumulated benefit obligation for the plan. The noncash charge to shareowners' equity did not affect Monsanto's results of operations, but it is reflected in other comprehensive loss.

COMPONENTS OF NET PERIODIC BENEFIT COST

Total pension cost for Monsanto employees included in the Statement of Consolidated Operations from both Monsanto- and Pharmacia-sponsored plans was $53 million in fiscal year 2004, $32 million in the transition period, $22 million in calendar year 2002, and $8 million in calendar year 2001. In calendar year 2001, the expense related to Monsanto-sponsored plans for Monsanto employees comprised only service costs for benefits of $4 million, interest cost on benefit obligation of $11 million, assumed return on plan assets of $(9) million, and amortization of unrecognized losses of $1 million.

The information that follows relates to all of the Monsanto- and Pharmacia-sponsored pension plans in which Monsanto employees participated, including pension expense related to Pharmacia employees in calendar year 2001. The components of pension cost for these plans were:

                                                             Year Ended      Eight Months
                                                              Aug. 31,       Ended Aug. 31,      Year Ended Dec. 31,
                                                             ---------      ---------------     --------------------
(Dollars in millions)                                          2004              2003           2002           2001
---------------------                                          ----              ----           ----           ----
                                                                                                             Monsanto &
Plan Sponsor/Plan Participant                                 Monsanto        Monsanto         Monsanto      Pharmacia
-----------------------------                                 --------        --------         --------      ----------
Service Cost for Benefits Earned During the Year              $    33         $     21         $    32       $     47
Interest Cost on Benefit Obligation                               101               67             103            130
Assumed Return on Plan Assets                                    (111)             (69)           (119)          (151)
Amortization of Unrecognized Net Loss (Gain)                       28               10               3             (8)
SFAS 88 Settlement Charge                                           2                3               3             --
                                                               ------         --------         -------       --------
Total                                                         $    53         $     32         $    22       $     18
                                                              =======         ========         =======       ========

Pension benefits are based on an employee's years of service and/or compensation level. Pension plans were funded in accordance with Monsanto's and Pharmacia's long-range projections of the plans' financial conditions. These projections took into account benefits earned and expected to be earned, anticipated returns on pension plan assets, and income tax and other regulations.

Pension costs were determined using the preceding year-end assumptions. The following assumptions, calculated on a weighted-average basis, were effective during the periods indicated for the principal plans in which Monsanto employees participated:

                                                                    EXHIBIT 99.1

                                                               Year Ended      Eight Months
                                                                Aug. 31,       Ended Aug.31,    Year Ended Dec. 31,
                                                               ----------     --------------    -------------------
                                                                  2004            2003          2002          2001
                                                                  ----            ----          ----          ----
Discount Rate                                                     5.80%           6.25%         6.75%         7.25%
Assumed Long-Term Rate of Return on Assets                        8.75%           8.75%         8.75%         9.50%
Annual Rates of Salary Increase (for plans that base
  benefits on final compensation level)                           3.25%           3.25%         3.75%         4.25%
                                                               -------        --------          ----          ----

Fiscal 2005 pension expense, which will be determined using Aug. 31, 2004, assumptions, is expected to remain unchanged in fiscal year 2005 compared with fiscal 2004. The company reduced its discount rate assumption as of Aug. 31, 2004, to reflect current economic conditions, which would increase pension expense in fiscal 2005. However, the cash contributions made to the plan in fiscal 2004 and additional cash contributions to the plan in fiscal 2005 will offset any increase in expense due to a lower discount rate.

OBLIGATIONS AND FUNDED STATUS

Monsanto uses a measurement date of August 31 for the majority of its pension plans. The funded status of the pension plans in which Monsanto employees participated as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, was as follows:

                                                                 Year Ended      Eight Months
                                                                  Aug. 31,       Ended Aug.31,     Year Ended Dec. 31,
                                                                 -----------     -------------   -----------------------
(Dollars in millions)                                               2004            2003                 2002
---------------------                                               ----            ----                 ----
Plan Sponsor                                                      Monsanto         Monsanto      Monsanto      Pharmacia
------------                                                      --------         --------      --------      ---------
                                                                                                               Monsanto&
Plan Participants                                                 Monsanto         Monsanto      Monsanto      Pharmacia
-----------------                                                 --------         --------      --------      ---------
Change in Benefit Obligation:
  Benefit obligation at beginning of period                       $ 1,676         $  1,566        $   220      $   1,638
  Service cost                                                         33               20             32             --
  Interest cost                                                       101               67            103             --
  Plan participants' contributions                                      1                1              1             --
  Plan amendments                                                      --               --             (1)            --
  Actuarial loss                                                       63              129            147             --
  Benefits paid                                                      (138)            (107)          (144)            --
  Curtailments                                                         (3)              --             --             --
  Settlements                                                          (4)              --             --             --
  Benefit obligation transferred to Monsanto plans                     --               --          1,208         (1,208)
  Benefit obligation transferred to Pharmacia-only plans               --               --             --           (430)
                                                                  -------          -------        -------      ---------
Benefit Obligation at End of Period                               $ 1,729          $ 1,676        $ 1,566      $      --
                                                                  =======          =======        =======      =========

Change in Plan Assets:
  Fair value of plan assets at beginning of period                $ 1,014          $   894        $   114      $   1,264
  Actual return on plan assets                                        116              107           (110)            --
  Employer contribution                                               230              119             35             --
  Plan participants' contributions                                      1                1              1             --
  Acquisitions (divestitures)                                          (4)              --             --             --
  Fair value of benefits paid(1)                                     (138)            (107)          (144)            --
  Fair value of plan assets transferred to Monsanto plans              --               --            998           (998)
  Fair value of plan assets transferred to Pharmacia-only
   Plans                                                               --               --             --           (266)
                                                                  =======          =======        =======      =========
Plan Assets at End of Period                                      $ 1,219          $ 1,014        $   894      $      --
                                                                  =======          =======        =======      =========
Unfunded Status                                                       510          $   662        $   672      $      --
Unrecognized Prior Service Cost                                       (19)             (24)           (27)            --
Unrecognized Subsequent Loss                                         (565)            (530)          (439)            --
                                                                  -------          -------        -------      ---------
Net Pension Liability (Asset)                                     $   (74)         $   108        $   206      $      --
                                                                  =======          =======        =======      =========

(1) Employer contributions and benefits paid under the pension plans include $11 million, $7 million and $10 million paid from employer assets in fiscal year 2004, the transition period and calendar year 2002, respectively.

                                                                    EXHIBIT 99.1

Weighted-average assumptions used to determine benefit obligations as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, were as follows:

                                           As of Aug. 31,             As of Dec. 31,
                                           --------------             --------------
                                         2004          2003                2002
                                         ----          ----                ----
Discount rate                            5.80%         6.25%             6.75%
Rate of compensation increase            3.25%         3.25%             3.75%
                                         ----          ----              ----

The accumulated benefit obligation (ABO) as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, was $1.6 billion, $1.5 billion and $1.4 billion, respectively.

The projected benefit obligation (PBO), ABO, and the fair value of the plan assets for pension plans with PBOs in excess of plan assets for Monsanto-sponsored plans as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, were as follows:

                                                                            As of Aug. 31,             As of Dec. 31,
                                                                            --------------             --------------
(Dollars in millions)                                                     2004           2003              2002
---------------------                                                     ----           ----              ----
PBO                                                                     $  1,648       $  1,499          $  1,475
ABO                                                                        1,556          1,422             1,370
Fair Value of Plan Assets with PBOs in Excess of Plan Assets for
  Monsanto-sponsored Plans                                                 1,211            916               890
                                                                        --------       --------          --------

The PBO, ABO, and the fair value of the plan assets for pension plans with ABOs in excess of plan assets for Monsanto-sponsored plans as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, were as follows:

                                                                             As of Aug. 31,            As of Dec. 31,
                                                                             --------------            --------------
(Dollars in millions)                                                     2004            2003              2002
---------------------                                                     ----            ----              ----
PBO                                                                     $  1,544        $  1,487         $  1,372
ABO                                                                        1,470           1,414            1,287
Fair Value of Plan Assets with ABOs in Excess of Plan Assets for
  Monsanto-sponsored Plans                                                 1,112             908              797
                                                                        --------        --------         --------

During the years presented, lower market interest rates and plan asset returns have resulted in more plans with ABO in excess of plan assets, which has caused greater amounts to be shown in the chart.

As of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, amounts recognized in the Statement of Consolidated Financial Position were included in the following balance sheet accounts:

(ASSET) LIABILITY

                                             As of Aug. 31,     As of Dec. 31,
                                             --------------     --------------
(Dollars in millions)                      2004        2003          2002
---------------------                      ----        ----          ----
Miscellaneous Accruals                     $   6      $   5          $   9
Accrued Pension Liability                    102        130            223
Additional Minimum Liability                 480        459            352
Accumulated Other Comprehensive Loss        (461)      (437)          (328)
Prepaid Benefit Cost                        (183)       (28)           (26)
Intangible Assets                            (18)       (21)           (24)
                                           -----      -----          -----
Net Pension Liability (Asset)              $ (74)     $ 108          $ 206
                                           =====      =====          =====

                                                                    EXHIBIT 99.1

PLAN ASSETS

U.S. PLANS: The asset allocation for Monsanto's U.S. pension plans as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, and the target allocation range for fiscal year 2005, by asset category, follows. The fair value of plan assets for these plans was $1.1 billion, $904 million and $797 million as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, respectively.

                                                            Percentage of Plan Assets
                                    Target                  -------------------------
                                  Allocation            As of Aug. 31,          As of Dec. 31,
                                  ----------            --------------          --------------
Asset Category                       2005            2004          2003             2002
--------------                       ----            ----          ----             ----
Equity Securities                  60 - 70%          64.8%         60.1%            59.4%
Debt Securities                    25 - 35%          31.2%         27.8%            33.1%
Real Estate                         2 -  8%           3.7%          5.3%             7.0%
Other                               0 -  3%           0.3%          6.8%             0.5%
                                                    -----         -----            -----
Total                                               100.0%        100.0%           100.0%
                                                    =====         =====            =====

The expected long-term rate of return on these plan assets was 8.75 percent in fiscal year 2004, in the transition period and in calendar year 2002. The expected long-term rate of return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plan's investment portfolio. Assumed projected rates of return for each asset class were selected after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed, adjusted for historical and expected experience of active portfolio management results compared to benchmark returns and for the effect of expenses paid for plan assets.

The general principles guiding investment of U.S. pension plan assets are those embodied in the Employee Retirement Income Security Act of 1974 (ERISA). These principles include discharging the company's investment responsibilities for the exclusive benefit of plan participants and in accordance with the "prudent expert" standards and other ERISA rules and regulations. Investment objectives for the company's U.S. pension plan assets are to optimize the long-term return on plan assets while maintaining an acceptable level of risk, to diversify assets among asset classes and investment styles, and to maintain a long-term focus.

In 2003, the company conducted an asset/liability study to determine the optimal strategic asset allocation to meet the plan's projected long-term benefit obligations and desired funding status. The target asset allocation resulting from the asset/liability study is outlined in the table above.

The plan fiduciaries are responsible for selecting investment managers, commissioning periodic asset/liability studies, setting asset allocation targets, and monitoring asset allocation and investment performance. The company's pension investment professionals have discretion to manage assets within established asset allocation ranges approved by the plan fiduciaries.

PLANS OUTSIDE THE UNITED STATES: The weighted-average asset allocation for Monsanto's pension plans outside of the United States as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, and the weighted-average target allocation range for fiscal year 2005, by asset category, follows. The fair value of plan assets for these plans is $104 million, $97 million and $84 million as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, respectively.

                                                            Percentage of Plan Assets
                                        Target              -------------------------
                                      Allocation        As of Aug. 31,        As of Dec. 31,
                                      ----------        --------------        --------------
Asset Category                           2005         2004          2003          2002
--------------                           ----         ----          ----          ----
Equity Securities                      57 - 77%       65.8%         67.0%         61.4%
Debt Securities                        22 - 38%       33.0%         31.7%         36.9%
Real Estate                             0     %        0.0%          0.0%          0.0%
Other                                   0 -  5%        1.2%          1.3%          1.7%
                                                     -----         -----         -----
Total                                                100.0%        100.0%        100.0%
                                                     =====         =====         =====

The weighted-average expected long-term rate of return on these plan assets was
8.0 percent in fiscal year 2004, 8.0 percent in the transition period, and 8.5 percent in calendar year 2002. See the discussion in the U.S. Plans section above related to the determination of the expected long-term rate of return on plan assets.

                                                                    EXHIBIT 99.1

EXPECTED CASH FLOWS

Information about the expected cash flows for the pension benefit plans follows:

                                                   Outside the
                                                  United States
(Dollars in millions)               U.S.        (weighted-average)
---------------------               ----        ------------------
Employer Contributions
  2005 (expected)                  $  63            $   5
Expected Benefit Payments
2005                                 113               12
2006                                 114                8
2007                                 115                7
2008                                 118               12
2009                                 122               11
2010-2014                            647               65
                                   -----            -----

Expected contributions include pension benefits of $4 million expected to be paid from employer assets in 2005. Total benefits expected to be paid include both the company's share of the benefit cost and the participants' share of the cost, which is funded by participant contributions to the plan.

NOTE 15. POSTRETIREMENT BENEFITS -- HEALTH CARE AND OTHER

Pursuant to the Separation Agreement and employee benefits and compensation allocation agreement between Monsanto and Pharmacia on Sept. 1, 2000, Monsanto created and assumed sponsorship of all medical, life, disability and other welfare benefit plans in which its employees participate. Prior to Sept. 1, 2000, most Monsanto U.S. full-time employees and certain employees in other countries were covered by certain Pharmacia-sponsored benefit plans that provided health care and life insurance benefits for retired employees who had met the requisite age and service requirements. Pursuant to the Separation Agreement and employee benefits and compensation allocation agreement, on Sept. 1, 2000, Monsanto assumed responsibility for such health care and life insurance plan benefits for its retirees and certain former employees of Pharmacia allocated to Monsanto under the terms of the agreements. Total postretirement benefit costs for Monsanto employees and the former employees included in Monsanto's Statement of Consolidated Operations in fiscal year 2004, the transition period and calendar years 2002 and 2001 were $36 million, $23 million, $28 million, and $25 million, respectively.

Substantially all regular full-time U.S. employees hired prior to May 1, 2002, and certain employees in other countries become eligible for these health care benefits if they reach retirement age while employed by Monsanto and have the requisite service history. Employees retiring from Monsanto prior to Jan. 1, 2003, were eligible for retiree life insurance benefits. These postretirement benefits are unfunded and are generally based on the employees' years of service or compensation levels, or both. The costs of postretirement benefits are accrued by the date the employees become eligible for the benefits.

The following information pertains to the Monsanto-sponsored postretirement benefit plans in which Monsanto employees and certain former employees of Pharmacia allocated to Monsanto participated, principally health care and life insurance. The cost components of these plans were:

                                                            Year Ended         Eight Months
                                                             Aug. 31,         Ended Aug. 31,       Year Ended Dec. 31,
                                                             --------         --------------       -------------------
(Dollars in millions)                                         2004               2003                2002       2001
------------------------------------------------            --------           --------            --------   --------
Service Cost for Benefits Earned During the Year            $     11           $      7            $      9   $      8
Interest Cost on Benefit Obligation                               21                 13                  19         18
Amortization of Unrecognized Net Gain                              4                  3                  --         (1)
                                                            --------           --------            --------   --------
Total                                                       $     36           $     23            $     28   $     25
                                                            ========           ========            ========   ========

                                                                    EXHIBIT 99.1

Monsanto determined postretirement costs using the preceding year-end rate assumptions. The following assumptions, calculated on a weighted-average basis, were used for the principal plans as of the periods indicated:

                                            As of Aug. 31,    As of Dec. 31,
                                            --------------    --------------
                                            2004      2003     2002     2001
                                            ----      ----     ----     ----
Discount Rate                               5.80%     6.25%    6.75%    7.25%
Initial Trend Rate for Health Care Costs    8.00%     9.00%   10.00%    5.25%
Ultimate Trend Rate for Health Care Costs   5.00%     5.00%    5.00%    5.25%
                                            ----      ----     ----     ----

A 9 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5 percent for 2008 and remain at that level thereafter. Assumed health care cost trend rates have an effect on the amounts reported for the health care plans. A 1 percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in millions)                          1 Percentage-Point Increase     1 Percentage-Point Decrease
---------------------                          ---------------------------     ---------------------------
Effect on total of service and interest cost               $  1                         $  (1)
Effect on postretirement benefit obligation                $  7                         $  (7)
                                                           ----                         -----

Monsanto uses a measurement date of August 31 for most of its other postretirement benefit plans. The status of the postretirement health care, life insurance, and employee disability benefit plans in which Monsanto employees participated was as follows for the periods indicated:

                                              Year Ended       Eight Months     Year Ended
                                               Aug. 31,       Ended Aug. 31,      Dec. 31,
                                              ----------      --------------    ----------
(Dollars in millions)                            2004              2003            2002
---------------------                         ----------      --------------    ----------
Change in Benefit Obligation:
  Benefit obligation at beginning of period   $    331          $    292        $    261
  Service cost                                      11                 7               9
  Interest cost                                     21                13              19
  Plan amendments                                   --                --             (10)
  Actuarial loss                                    14                33              29
  Plan participant contributions                     1                 1               1
  Benefits paid(1)                                 (25)              (15)            (17)
                                              --------          --------        --------
Benefit Obligation at End of Period           $    353          $    331        $    292
                                              ========          ========        ========
Unfunded Status                               $    353          $    331        $    292
Unrecognized Prior Service Cost                     11                11               3
Unrecognized Subsequent Loss                       (79)              (69)            (30)
                                              --------          --------        --------
Accrued Postretirement Liability              $    285          $    273        $    265
                                              ========          ========        ========

(1) Employer contributions and benefits paid under the other postretirement benefit plans include $25 million, $15 million and $17 million from employer assets in fiscal year 2004, the transition period and calendar year 2002, respectively.

Weighted-average assumptions used to determine benefit obligations as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, were as follows:


                        As of Aug. 31,   As of Dec. 31,
                        --------------   --------------
                        2004    2003          2002
                        ----    ----          ----
Discount rate            5.8%   6.25%         6.75%
                        ----    ----          ----

As of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, amounts recognized in the Statement of Consolidated Financial Position were as follows:


                               As of Aug. 31,   As of Dec. 31,
                               --------------   --------------
                               2004    2003          2002
                               ----    ----          ----
Miscellaneous Accruals         $ 28    $ 25          $ 23
Postretirement Liabilities      257     248           242
                               ----    ----          ----

An asset allocation for the company's other postretirement benefit plans is not applicable as these plans are unfunded.

                                                                    EXHIBIT 99.1

EXPECTED CASH FLOWS

Information about the expected cash flows for the other postretirement benefit plans follows:

(Dollars in millions)          U.S.
---------------------          ----
Employer Contributions
     2005 (expected)           $ 28
Expected Benefit Payments
  2005                           28
  2006                           27
  2007                           27
  2008                           27
  2009                           28
  2010-2014                     135
                               ----

Expected contributions include other postretirement benefits of $28 million expected to be paid from employer assets in 2005. Total benefits expected to be paid include both the company's share of the benefit cost and the participants' share of the cost, which is funded by participant contributions to the plan.

NOTE  16. EMPLOYEE SAVINGS PLANS

For some company employee savings and investment plans, employee contributions are matched in part by the company. Monsanto matches employee contributions to the U.S. tax-qualified savings and investment plan with shares that are released from the Monsanto ESOP component of the Monsanto Savings and Investment Plan (Monsanto SIP). As of Aug. 31, 2004, the Monsanto ESOP held 6.7 million shares of Monsanto common stock (allocated and unallocated).

In connection with the separation of Monsanto's businesses from those of Pharmacia, and pursuant to the Employee Benefits and Compensation Allocation Agreement between Pharmacia and Monsanto dated Sept. 1, 2000, certain assets and liabilities of the Pharmacia Corporation Savings and Investment Plan (the Pharmacia SIP, formerly known as the Monsanto SIP) were transferred to the new Monsanto SIP as of July 1, 2001. Assets and liabilities of a trust (the Pharmacia ESOP Trust) established under the Pharmacia SIP were restructured and divided between the Pharmacia ESOP Trust and a trust established under the Monsanto SIP (the Monsanto ESOP Trust). In connection with this restructuring, the portion of guaranteed debt attributed to Monsanto was retired, and Monsanto loaned $42.8 million to the new Monsanto ESOP Trust. Certain costs associated with this debt restructuring were allocated to Monsanto, which resulted in a pretax expense of $4 million ($2 million aftertax) in calendar year 2001.

At its inception, the Pharmacia ESOP Trust acquired Pharmacia shares by using proceeds from the issuance of long-term notes and debentures guaranteed by Pharmacia and a loan from Pharmacia. Prior to the spinoff on Aug. 13, 2002, the Monsanto ESOP held Pharmacia shares. After the spinoff, the Pharmacia shares held were gradually converted to shares of Monsanto stock through open-market transactions and through the exchange of Pharmacia stock for Monsanto stock with certain Pharmacia employee benefit plans at market rates. Unallocated shares within the Monsanto ESOP are allocated each year to employee savings accounts as matching contributions. During fiscal year 2004, 1,142,853 Monsanto shares were allocated specifically to Monsanto participants, leaving 3.5 million shares of Monsanto common stock remaining in the Monsanto ESOP and unallocated as of Aug. 31, 2004.

Compensation expense is equal to the cost of the shares allocated to participants, less cash dividends paid on the shares held by the Monsanto ESOP. Dividends on the common stock owned by the Monsanto ESOP are used to repay the Monsanto ESOP borrowings, which were $19 million as of Aug. 31, 2004. Compensation expense for Monsanto employees included in the Statement of Consolidated Operations in fiscal year 2004, the transition period and calendar years 2002 and 2001 was $2 million, $1 million, $3 million and $3 million, respectively. The following information relates to the Monsanto ESOP from 2001 to Aug. 31, 2004 (including the portion of the Pharmacia ESOP attributable to Monsanto employees for the period Jan. 1 to June 30, 2001).

                                                                    EXHIBIT 99.1

                                            Year Ended     Eight Months
                                             Aug.31,      Ended Aug. 31,    Year Ended Dec. 31,
                                            ----------    --------------    -------------------
(Dollars in millions)                          2004            2003          2002         2001
---------------------                          ----            ----          ----         ----
Total ESOP Expense                             $  3            $  2          $  5         $  6
Interest Portion of Total ESOP Expense            1               1             2            3
Net Cash Contribution                             5               3             5            6
Dividends Paid on ESOP Shares Held                4               2             4            2
                                               ----            ----          ----         ----

NOTE  17. STOCK-BASED COMPENSATION PLANS

Monsanto grants its employees stock options under two fixed stock option plans it established in 2000. Under the Monsanto Company Long-Term Incentive Plan
(LTIP), formerly known as the Monsanto 2000 Management Incentive Plan, the company may grant awards to key officers, directors, and employees of Monsanto, including stock options, of up to 22.6 million shares of Monsanto common stock. Other employees were granted options under the Monsanto Company Broad-Based Stock Option Plan (Broad-Based Plan), which permits the granting of a maximum of
2.7 million shares of Monsanto common stock to employees other than officers and other employees subject to special reporting requirements. In February 2003, the LTIP was amended to increase the number of shares available for awards by 16.7 million, for a collective total of 42 million shares under the LTIP and the Broad-Based Plan. Under the plans, the grant price of any option is the average of the high price and low price of the company's common stock on the day before the grant date. The plans provide that the term of any option granted may not exceed 10 years and that each option may be exercised for such period as may be specified by the People and Compensation Committee of the board of directors or by the delegate who administers the plans.

The Monsanto Non-Employee Director Equity Incentive Compensation Plan (Director
Plan) was established in 2000 for directors who are not employees of Monsanto or its affiliates. In December 2003, the Director Plan was amended. Half of the annual retainer for each nonemployee director continues to automatically be paid in the form of deferred stock -- shares of common stock to be delivered at a specified future time. The remainder is payable, at the election of each director, in the form of restricted common stock, deferred common stock, current cash and/or deferred cash. A director may no longer elect to receive the remainder of the retainer in the form of nonqualified stock options. The amendment to the Director Plan also provides that a nonemployee director will receive a grant of 3,000 shares of restricted stock upon commencement of service as a member of Monsanto's board of directors. Awards of deferred stock and restricted stock under the Director Plan are automatically granted under the LTIP as provided for in the Director Plan. The Director Plan is administered by a committee of company executives. Compensation expense recognized for the stock-based component of the Director Plan was $1.7 million and $561,000 for fiscal year 2004 and for the transition period, respectively. Compensation benefit recognized for the stock-based component of the Director Plan was $44,000 in calendar year 2002. Compensation expense recognized for the stock-based component of the Director Plan was $774,000 in calendar year 2001.

The LTIP also authorizes Monsanto to grant awards of restricted or unrestricted shares. In fiscal year 2004, 31,500 restricted shares were granted; 6 percent of those shares vest in calendar year 2006 and the remaining 94 percent in calendar year 2007. During the transition period, 25,000 restricted shares were granted; 8 percent of those shares vest in calendar year 2005 and the remaining 92 percent in calendar year 2006. In calendar year 2002, 147,000 restricted shares were granted; 15 percent vested in calendar year 2003, and the remaining 85 percent will vest in calendar year 2005. In calendar year 2001, 45,500 restricted shares were granted; they vest in increments: 5 percent vested in calendar year 2002, 51 percent vested in calendar year 2003, 36 percent will vest in calendar year 2004, 4 percent in calendar year 2005, and 4 percent in calendar year 2006. Compensation expense is based on the market price of Monsanto's common stock at the grant date and is recognized over the vesting period. Compensation expense recognized for these restricted shares was $1.3 million for fiscal year 2004, $753,000 for the transition period, $920,000 for calendar year 2002, and $455,000 for calendar year 2001.

In connection with the IPO on Oct. 23, 2000, Monsanto issued a one-time founder's grant of stock options to all eligible employees under the LTIP and the Broad-Based Plan. Approximately 22 million options were granted on that date, each with an exercise price of $20 per share. They vested in increments of 50 percent in March 2002 and 50 percent in March 2003. Additional grants were made to eligible new hires between Oct. 18, 2000, and Dec. 31, 2002, for option grants under the LTIP on a monthly basis, and to new hires eligible for option grants under the Broad-Based Plan on a quarterly basis, with an exercise price equal to the fair market value of Monsanto common stock on the grant date. These options vested in

                                                                    EXHIBIT 99.1
increments of 50 percent on the one-year anniversary of the grant date and 50 percent in 2003, except for options granted in 2002, which vested 100 percent in 2003, but in no event less than one year from the grant date. The maximum term is 10 years.

On April 25, 2003, Monsanto issued another grant of stock options to all eligible employees under the LTIP and Broad-Based Plan. Approximately 8 million options were granted on that date, at an exercise price of $16.145 per share. These options vest in annual increments of one-third. Additional option grants under the LTIP were made in 2003 to new eligible management employees on a monthly basis, and to new eligible non-management employees on a semi-annual basis, with an exercise price equal to the fair market value of Monsanto common stock on the grant date. On Feb. 27, 2004, Monsanto issued a grant of stock options to eligible management employees under the LTIP and the Broad-Based Plan. Approximately 2.5 million options were granted at an exercise price of $32.192 per share. These options also vest in annual increments of one-third. Additional option grants under the LTIP were made between Feb. 27, 2004, and Aug. 31, 2004, to new eligible management employees on a monthly basis, with an exercise price equal to the fair market value of Monsanto common stock on the grant date. On Aug. 31, 2004, Monsanto issued a stock option grant to eligible non-management employees under the LTIP. Approximately 1 million options were granted on that date, with an exercise price of $36.660 per share. These options vest on Aug. 31, 2005.

Prior to the IPO, Monsanto employees participated in Pharmacia incentive plans. Any related outstanding options held by Monsanto employees will be exercised, canceled, or forfeited under the provisions of the Pharmacia plans. A summary of the status of the Monsanto plans for the periods from Jan. 1, 2001, through Aug. 31, 2004, follows:

                                                               Outstanding
                                                            Weighted-Average
                                            Shares           Exercise Price
                                         ----------         ----------------
Balance Outstanding Jan. 1, 2001         22,292,699              $20.08
  Granted                                 1,614,626               33.96
  Exercised                                 (23,908)(2)           20.00
  Forfeited                              (1,312,740)              20.15
                                         ----------              ------
Balance Outstanding Dec. 31, 2001(1)     22,570,677               20.98
  Granted                                   409,120               23.57
  Exercised                              (3,153,400)              20.04
  Forfeited                                (278,874)              24.12
                                         ----------              ------
Balance Outstanding Dec. 31, 2002(1)     19,547,523               21.24
  Granted                                 8,748,591               16.54
  Exercised                              (1,378,060)              19.97
  Forfeited                                (475,752)              19.99
                                         ----------              ------
Balance Outstanding Aug. 31, 2003(1)     26,442,302               19.78
  GRANTED                                 3,685,130               33.16
  EXERCISED                              (9,919,328)              19.89
  FORFEITED                                (868,009)              20.06
                                         ----------              ------
BALANCE OUTSTANDING AUG. 31, 2004        19,340,095              $22.28
                                         ==========              ======

(1) The number of options exercisable and the weighted-average exercise price thereof were 17,379,852 and $21.35 as of Aug. 31, 2003; 9,256,582 and
      $21.31 as of Dec. 31, 2002; and 22,819,158 and $20.99 as of Dec. 31, 2001.
      The following table contains corresponding information for Aug. 31, 2004.

(2) In accordance with the provisions of the plans, shares exercised related to those of former employees who were separated.

Monsanto stock options outstanding as of Aug. 31, 2004, are summarized as follows:

                               Options Outstanding                          Options Exercisable
                  --------------------------------------------------    ------------------------------
                                Weighted-Average
                                   Remaining        Weighted-Average                  Weighted-Average
                                Contractual Life     Exercise Price                     Exercise Price
                    Shares          (Years)            per Share          Shares         per Share
                  ----------    ----------------    ----------------    ----------    ----------------
$14.66 - $20.00   13,670,311          7.33             $ 18.21           8,987,982        $ 19.23
$20.01 - $30.00      917,782          8.14             $ 23.33             434,750        $ 24.24
$30.01 - $37.61    4,752,002          8.86             $ 33.78           1,315,032        $ 34.12
                  ----------          ----             -------          ----------        -------
                  19,340,095                                            10,737,764        $ 21.25
                  ==========                                            ==========        =======

                                                                    EXHIBIT 99.1

As permitted by SFAS 123 and SFAS 148, the company has elected to follow APB Opinion No. 25 for measuring and recognizing its stock-based transactions with employees. Accordingly, no compensation expense was recognized in relation to any of the Monsanto or Pharmacia option plans in which Monsanto employees participate. Note 2 -- Significant Accounting Policies -- shows what the pro forma net income (loss) and net income (loss) per share would have been if compensation expense for these plans had been based on the fair value at the grant dates for awards under these plans, consistent with the method of SFAS 123 and SFAS 148. Pro forma compensation expense for years presented may not be representative of compensation expense that will be incurred on a pro forma basis in future years.

In computing the pro forma compensation expense (see Note 2), Monsanto used the Black-Scholes option-pricing model to estimate the fair value of each option on the date it was granted. The weighted-average fair value of options granted to Monsanto employees during fiscal year 2004, the transition period, calendar year 2002 and calendar year 2001 was $5.97, $5.45, $9.53 and $8.46, respectively, per Monsanto stock option. The following weighted-average assumptions were used for grants:

                                    2004    2003    2002    2001
                                   -----    ----    ----    ----
Expected Dividend Yield             1.76%   2.28%   1.88%   1.46%
Expected Volatility                31.45%   40.4%   44.6%   45.3%
Risk-Free Interest Rates            2.50%    2.4%    3.8%    4.4%
Expected Option Life (in years)      4.0     4.0     3.5     3.5
                                   -----    ----    ----    ----

Certain Monsanto employees received stock appreciation rights as part of Monsanto's and Pharmacia's stock compensation plans. These rights entitle those employees to receive a cash amount determined by the appreciation in the fair market value of the company's common stock between the date of the award and the date of exercise. Upon the merger of Pharmacia & Upjohn Inc. with the former Monsanto Company on March 31, 2000, the rights from the Pharmacia plan vested. Compensation expense for the stock appreciation rights was $683,000 and $537,000 for fiscal year 2004 and for the transition period, respectively. The company recognized net compensation benefit associated with these rights of $415,000 in calendar year 2002 and $4 million in calendar year 2001.

In February 2004, the Company granted executives 54,730 restricted stock units under the LTIP. The restricted stock units represent the right to receive a number of shares of restricted stock dependent upon vesting requirements. Vesting is subject to Monsanto's attainment of specified performance criteria during the designated performance period (Sept. 1, 2003, to Aug. 31, 2005) and the executives' continued employment during the designated service period (Sept. 1, 2003, to Aug. 31, 2006). All units will be forfeited if Monsanto does not meet the specified performance criteria, and all or a portion of the units may be forfeited if employment of the Monsanto employee is terminated before the end of the vesting period. The grantees may elect to defer the award of the vested restricted stock. Compensation expense is based on the market price of Monsanto common stock and is recognized over the vesting period. Monsanto recognized compensation expense for the restricted stock units of $400,000 in fiscal year 2004.

In 2000, four executives signed Phantom Share Agreements. These agreements provided each executive with a number of phantom shares of common stock equal to the cash severance and value of benefits continuation they would have received under a prior change-of-control agreement with Pharmacia, divided by the IPO offering price. The phantom shares, which gave the holders the opportunity to earn a cash award equal to the fair value of the company's common stock upon the attainment of a certain performance goal, vested on Oct. 1, 2002. In calendar year 2002, 825,796 phantom shares were settled for cash payments of $13 million. Monsanto recognized $4 million in compensation benefit in calendar year 2002 and $14 million in compensation expense in calendar year 2001 related to the phantom shares. Compensation expense was based on the market price of Monsanto's common stock and recognized over the 24-month vesting period.

NOTE 18. CAPITAL STOCK

Monsanto is authorized to issue 1.5 billion shares of common stock, $0.01 par value, and 20 million shares of undesignated preferred stock, $0.01 par value. The board of directors has the authority, without action by the shareowners, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the company's common stock. It is not possible to state the actual effect of the issuance of any

                                                                    EXHIBIT 99.1
shares of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the holders of preferred stock.

The authorization of undesignated preferred stock makes it possible for Monsanto's board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. These and other provisions may deter hostile takeovers or delay attempts to change management control.

There were no shares of preferred stock outstanding as of Aug. 31, 2004. As of that date, 264.4 million shares of common stock were outstanding, and 42 million shares of common stock were reserved for employee and director stock options.

On July 31, 2003, the Executive Committee of the board of directors authorized the purchase of up to $500 million of the company's common stock over a three-year period. As of Aug. 31, 2004, the company purchased 8.3 million shares for $266 million. No shares had been repurchased as of Aug. 31, 2003.

NOTE 19. COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes all nonshareowner changes in equity and consists of net income (loss), foreign currency translation adjustments, unrealized gains and losses on available-for-sale securities, additional minimum pension liability adjustments, and accumulated derivative gains or losses on cash flow hedges not yet realized. Information regarding comprehensive income
(loss) is as follows:

                                                        Year Ended      Eight Months
                                                         Aug. 31,      Ended Aug. 31,       Year Ended Dec. 31,
                                                       -----------     --------------     ----------------------
(Dollars in millions)                                      2004            2003             2002          2001
--------------------                                   -----------     --------------     --------      --------
Accumulated foreign currency translations              $   (824)        $   (882)         $   (987)     $   (714)
Net unrealized gains on investments, net of taxes             9               10                 4            15
Net accumulated derivative loss, net of taxes               (18)             (14)               (8)           (8)
Minimum pension liability, net of taxes                    (299)            (282)             (211)           (9)
                                                       --------        ---------          --------      --------
Accumulated Other Comprehensive Loss                   $ (1,132)       $  (1,168)         $ (1,202)     $   (716)
                                                       ========        =========          ========      ========

NOTE 20. EARNINGS (LOSS) PER SHARE

Basic earnings per share (EPS) for fiscal year 2004, the transition period, calendar year 2002, and calendar year 2001 were computed using the weighted-average number of common shares outstanding during the period (264.4 million shares, 261.7 million shares, 260.7 million shares, and 258.1 million shares, respectively). The diluted EPS computations took into account the effect of dilutive potential common shares, calculated to be 4.8 million shares, 0.4 million shares, 1.9 million shares and 5.5 million shares in fiscal year 2004, the transition period, calendar year 2002 and calendar year 2001, respectively. Potential common shares consist of stock options calculated using the treasury stock method and are excluded if their effect is antidilutive. These dilutive potential common shares consisted of 19.1 million, 5.6 million, 17.5 million and
21.6 million outstanding stock options in fiscal year 2004, the transition period, calendar year 2002 and calendar year 2001, respectively. In fiscal year 2004, the transition period, calendar year 2002 and calendar year 2001, 3 million, 19 million, 2 million and 1 million outstanding stock options, respectively, were excluded from the computation because the options' exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

NOTE 21. SUPPLEMENTAL CASH FLOW INFORMATION

The effect of exchange rate changes on cash and cash equivalents was not material. Cash payments for interest and taxes during fiscal year 2004, the transition period, and calendar year 2002 were as follows:

                                                                    EXHIBIT 99.1

                           Year Ended      Eight Months      Year Ended
                            Aug. 31,      Ended Aug. 31,      Dec. 31,
                           ----------     --------------     ----------
(Dollars in millions)         2004             2003             2002
---------------------      ----------     --------------     ----------
Interest                    $    84          $     73         $     81
Taxes                            65                70               75
                            -------          --------         --------

Noncash transactions with Pharmacia included approximately $(80) million in calendar year 2002. See the Statement of Consolidated Shareowners' Equity for further details.

In connection with the acquisition of biotechnology intellectual property assets from Ceres, Monsanto recorded intangible assets and the related obligations, in excess of amounts paid, of $35 million in noncash transactions in the second quarter of 2002. See Note 9 -- Goodwill and Other Intangible Assets -- for further details. Payments on the related obligation will be included in vendor financing payments as they are made.

NOTE 22. COMMITMENTS AND CONTINGENCIES

CONTRACTUAL OBLIGATIONS: The following table sets forth the company's current estimates of future payments under contracts.

                                                                  Payments Due by Fiscal Year Ending Aug. 31,
                                                    ---------------------------------------------------------------------
                                                                                                                 2010 and
(Dollars in millions)                                Total      2005      2006      2007      2008      2009      beyond
---------------------                               --------  --------   -------  -------   --------  --------   --------
Long-Term Debt                                      $  1,075  $     --   $    23  $     4   $    250  $      1   $    797
Interest Payments Relating to Long-term Debt(1)          525        73        70       71         72        61        178
Operating Lease Obligations                               50        19        11        6          4         3          7
Purchase Obligations:
 Uncompleted additions to property                        24        24        --       --         --        --         --
 Commitments to purchase inventories                     424       286        45       31         28        19         15
 Commitment to purchase breeding research                363        45        52       45         45        45        131
 R&D alliances and joint venture obligations             195        61        55       48         31       --         --
 Other purchase obligations                              256        54        59       55         30        11         47
Other Liabilities Reflected on the Balance Sheet:
 Payments on other financing                              19         7         7        5        --        --         --
                                                    --------  --------   -------  -------   --------  --------   --------
Total Contractual Obligations                       $  2,931  $    569   $   322  $   265   $    460  $    140   $  1,175
                                                    ========  ========   =======  =======   ========  ========   ========

(1) The total interest payments include approximately $47 million estimated for payments associated with variable interest rates on the 4% Senior Notes.

Rent expense was $78 million for fiscal year 2004, $53 million for the transition period, $87 million for calendar year 2002, and $99 million for calendar year 2001.

GUARANTEES: FIN 45, issued in November 2002, elaborates on the disclosures a guarantor must make in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after Dec. 31, 2002.

Monsanto provides guarantees to certain banks that provide loans to Monsanto customers in Brazil and Europe. Terms of the guarantees are equivalent to terms of the bank loans, generally six months. When a customer fails to pay an obligation that is due, Monsanto incurs a liability to make these payments. As of Aug. 31, 2004, the maximum potential amounts of future payments under these guarantees were approximately $41 million in Brazil and $7 million in Europe. Based on the company's current assessment of credit exposure, Monsanto has recorded a liability of less than $1 million related to these guarantees. Monsanto's recourse under these guarantees is limited to the customer, and it is not currently estimable.

Monsanto provides guarantees on behalf of certain suppliers. As of Aug. 31, 2004, a guarantee is outstanding to a bank that financed construction of a supplier's plant. This guarantee was established prior to calendar year 2003. This plant supplies certain raw materials to a Monsanto facility in Brazil. The term of this guarantee is equivalent to the term of the financing agreements, which are scheduled to be paid during calendar year 2008. If the supplier fails to pay the obligations when due,

                                                                    EXHIBIT 99.1

Monsanto would incur a liability to make these payments. As of Aug. 31, 2004, the maximum potential amount of future payments under this guarantee is approximately $9 million with respect to principal, plus additional amounts with respect to interest and related expenses. Monsanto believes that it is not likely to incur a loss under this guarantee, and it has therefore not recorded any liability related to its obligation under this guarantee. If Monsanto were to incur a loss under this guarantee, Monsanto would have recourse against the supplier and the shareowners of the supplier's parent company pursuant to an agreement entered into by the parties.

Monsanto guarantees minimum revenues for certain community programs that promote civic progress. If the programs do not earn a specified minimum level of revenue, Monsanto would incur a liability to perform under this guarantee. The maximum aggregate potential amount of future payments under these guarantees is approximately $5 million. These guarantees were established prior to calendar year 2003 and will expire from calendar year 2004 through calendar year 2010. As of Aug. 31, 2004, based on current levels of revenue earned by these programs, Monsanto has not recorded any liability related to these guarantees. Monsanto has no recourse under these guarantees.

Monsanto provides guarantees to certain banks that make loans to joint ventures in which Monsanto is a partner. Terms of the guarantees vary, but in every case Monsanto is liable for 50 percent of the joint venture's obligations. When a joint venture fails to pay an obligation that is due, Monsanto incurs a liability to make the payment. As of Aug. 31, 2004, the maximum potential amount of future payments under these guarantees was approximately $1 million. Monsanto also guarantees 50 percent of the noncancelable lease obligation of a joint venture. The maximum potential amount of future payments under this guarantee was approximately $2 million. Based on the company's current assessment of exposure, Monsanto has recorded a liability of less than $1 million related to these guarantees.

Monsanto may provide and has provided guarantees on behalf of its consolidated subsidiaries for obligations incurred in the normal course of business. Where appropriate, an obligation for such guarantees would be recorded as a liability; no such liabilities were recorded as of Aug. 31, 2004. Because these are guarantees of obligations of consolidated subsidiaries, Monsanto's consolidated financial position is not affected by the issuance of these guarantees.

Monsanto warrants the performance of certain products through standard product warranties and specific performance warranties. In addition, Monsanto provides extensive marketing programs to increase sales and enhance customer satisfaction. These programs may include performance warranty features, and indemnification for risks not related to performance, both of which are provided to qualifying customers on a contractual basis. The cost of payments for claims based on performance warranties has been, and is expected to continue to be, insignificant. It is not possible to predict the maximum potential amount of future payments for indemnification for losses that are not related to the performance of our products (for example, replanting due to extreme weather conditions), because it is not possible to predict whether the specified contingencies will occur and if so, at what amount.

In various circumstances, Monsanto has agreed to indemnify or reimburse other parties for various losses or expenses. For example, like many other companies, Monsanto has agreed to indemnify officers and directors for liabilities incurred by reason of their position with Monsanto. Contracts for the sale or purchase of a business or line of business may require indemnification for various events, including certain events that arose before the sale, or tax liabilities arising before, after or in connection with the sale. Certain seed licensee arrangements indemnify the licensee against liability and damages, including legal defense costs, arising from any claims of patent, copyright, trademark, or trade secret infringement related to Monsanto's trait technology. Germplasm licenses generally indemnify the licensee against claims related to the source or ownership of the licensed germplasm. Credit agreements and other financial agreements frequently require reimbursement for certain unanticipated costs resulting from changes in legal or regulatory requirements or guidelines. These agreements may also require reimbursement of withheld taxes, and additional payments adequate to allow the recipient to receive an amount equal to the sum it would have received had no such withholding been made. Provisions like those in this paragraph may be found in many types of agreements, including, for example, operating agreements, leases, purchase or sale agreements, and other licenses. It is not possible to predict the maximum future payments possible under these or similar provisions because it is not possible to predict whether any of these contingencies will come to pass and if so, at what amounts. Historically, these types of provisions did not have a material effect on Monsanto's financial position, profitability or liquidity. Monsanto believes that if it were to incur a loss in any of these matters, it would not have a material effect on its financial position, profitability or liquidity. Based on the company's current assessment of exposure, Monsanto has recorded a liability of less than $1 million related to these indemnifications.

                                                                    EXHIBIT 99.1

Monsanto provides a guarantee to a specialty finance company for certain customer loans. See Note 7 -- Customer Financing Program -- for additional information.

Information regarding Monsanto's indemnification obligations to Pharmacia under the Separation Agreement can be found below in the "Litigation and Indemnification" section of this note.

CUSTOMER CONCENTRATIONS IN GROSS TRADE RECEIVABLES: The following table sets forth Monsanto's gross trade receivables as of Aug. 31, 2004, Aug. 31, 2003, and Dec. 31, 2002, by significant customer concentrations:

                                                      As of Aug. 31,       As of Dec. 31,
                                                 ----------------------    --------------
(Dollars in millions)                              2004          2003           2002
---------------------                            --------      --------    --------------
U.S. Agricultural Product Distributors           $    709      $  1,207      $    811
European Agricultural Product Distributors            342           336           256
Argentina(1)                                          182           299           416
Brazil(1)                                             281           293           226
Mexico(1)                                              73            73            67
Asia-Pacific(1)                                        89            86            88
Canada(1)                                             115           102            18
Other                                                 122           130            99
                                                 --------      --------      --------
Gross Trade Receivables                             1,913         2,526         1,981
Less: Allowance for Doubtful Accounts                (250)         (254)         (247)
                                                 --------      --------      --------
Net Trade Receivables                            $  1,663      $  2,272      $  1,734
                                                 ========      ========      ========

(1) Represents customer receivables within the specified geography.

In fiscal year 2004, trade receivables decreased primarily because of improvements in U.S. collections as more customers prepaid or chose not to take advantage of extended terms in fiscal 2004, which was partially attributable to a stronger agriculture economy. For further details on the allowance for doubtful trade receivables, see Note 6 -- Trade Receivables. The company's receivables focus continues to be on the key agricultural markets of Argentina and Brazil. Net trade receivables in Argentina and Brazil were as follows:

                            As of Aug. 31,      As of Dec. 31,
                         --------------------   --------------
(Dollars in millions)      2004        2003         2002
---------------------    --------    --------   --------------
Argentina                $    117    $    229     $        332
Brazil                        228         256              196
                         --------    --------     ------------

As a result of the economic crisis and related reforms in Argentina throughout 2002 and the devaluation of the Argentine peso, Monsanto established an allowance of $154 million pretax in the second quarter of calendar year 2002 for estimated uncollectible receivables in Argentina. As of Aug. 31, 2004, the related receivables were fully written off. In fiscal year 2004, the allowance for doubtful trade receivables was increased by $45 million for potential uncollectible Argentine accounts receivable as the redesign of the Argentine business model, coupled with the continued economic and business challenges, led to increased credit exposure. Although the company cannot determine how government actions and economic conditions in Argentina will affect the value of net receivables outstanding, the company continues to pursue customer collections aggressively to minimize exposure. Management's current assessment of the situation is that the allowance balance for Argentine receivables is adequate.

REMEDIATION OBLIGATIONS: Monsanto's Statement of Consolidated Financial Position includes accrued liabilities of $22 million as of Aug. 31, 2004, $15 million as of Aug. 31, 2003, and $12 million as of Dec. 31, 2002, for the remediation of existing and former manufacturing facilities and certain off-site disposal and formulation facilities. There is currently no material range of loss in excess of the amount recorded for these sites. It is possible that new information about the sites for which the accrual has been established, such as results of investigations by regulatory agencies, Monsanto, or other parties, could require Monsanto to reassess its potential exposure related to environmental matters. Monsanto's future remediation expenses are affected by a number of uncertainties. These uncertainties include, but are not limited to, the method and extent of remediation, the percentage of material attributable to Monsanto at the sites relative to that attributable to other parties, and the financial capabilities of the other potentially responsible parties. Monsanto does not expect the resolution of such uncertainties to have a material adverse effect on its financial position, profitability, or liquidity.

                                                                    EXHIBIT 99.1

LITIGATION AND INDEMNIFICATION: Monsanto is defending and prosecuting litigation in its own name. In addition, Monsanto is defending and prosecuting certain cases that were brought in Pharmacia's name and for which Monsanto assumed responsibility under the Separation Agreement. Such matters relate to a variety of issues. Some of the lawsuits seek damages in very large amounts, or seek to restrict the company's business activities. Although the results of litigation cannot be predicted with certainty, it is management's belief that the final outcome of the lawsuits that Monsanto is defending or prosecuting (excluding litigation relating to Solutia), will not have a material adverse effect on Monsanto's financial position, profitability and/or liquidity.

SOLUTIA INC.: Pursuant to the Separation Agreement, Monsanto was required to indemnify Pharmacia for liabilities that Solutia assumed from Pharmacia under a Distribution Agreement entered into between those companies in connection with the spinoff of Solutia on Sept. 1, 1997, as amended (Distribution Agreement), to the extent that Solutia fails to pay, perform or discharge those liabilities. Those liabilities remain the present responsibility of Pharmacia and are referred to as "Solutia's Assumed Liabilities." Solutia's Assumed Liabilities may include, among others, litigation, environmental remediation, and certain retiree liabilities relating to individuals who were employed by Pharmacia prior to the Solutia spinoff.

On Dec. 17, 2003, Solutia and 14 of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. In the Chapter 11 proceeding, Solutia is seeking relief from paying certain liabilities, including some or all of Solutia's Assumed Liabilities. Solutia may retain responsibility for all or a portion of Solutia's Assumed Liabilities. However, if Solutia is discharged from all or a portion of Solutia's Assumed Liabilities, Monsanto may be required to indemnify Pharmacia for all or a portion of them. Monsanto is participating in the Chapter 11 proceeding as a creditor of Solutia and will act as appropriate to protect Monsanto's interests and the interests of its shareowners. Pharmacia or Monsanto may have defenses to payment obligations for some or all of Solutia's Assumed Liabilities, and Monsanto has legal claims against Solutia. However, it is unclear what effect the Chapter 11 proceeding will have on Monsanto's ability to recover on those claims.

On April 20, 2004, Solutia filed a complaint for declaratory judgment against Pharmacia and Monsanto that, among other things: (a) any and all rights that Pharmacia and Monsanto have against Solutia for indemnification pursuant to the Distribution Agreement are "claims" that arose before Solutia filed its bankruptcy petition and may be discharged in the Chapter 11 proceeding; and (b) the Distribution Agreement has been fully performed. On May 7, 2004, the Official Committee of Retirees filed a complaint for declaratory judgment against Solutia, Pharmacia and Monsanto that Pharmacia and Monsanto share responsibility for providing certain benefits to certain retirees and must pay certain benefits to certain retirees if Solutia reduces or terminates retiree benefits. The Official Committee of Retirees also seeks to have the Bankruptcy Court declare all claims held by Pharmacia and Monsanto subordinate to the retiree claims. Monsanto believes it has meritorious defenses to assert in each of these matters; however, it has not filed any response or asserted counterclaims because all parties have agreed to a limited stay of all litigation. Given the uncertain nature of litigation, Monsanto cannot reasonably predict the outcome of either proceeding.

The Bankruptcy Court has established Nov. 30, 2004, as the date by which all claims against Solutia in the Chapter 11 proceeding must be asserted. However, due to the complexity of Monsanto's claims, Monsanto may be permitted to amend its claim after this date.

Both immediately prior to and since its Chapter 11 filing, Solutia has failed to perform its obligations relating to some of Solutia's Assumed Liabilities. These obligations relate primarily to third-party tort litigation and environmental matters and are described below. For fiscal year 2004, Monsanto recorded $58 million in other expense - net in the Statement of Consolidated Operations for the advancement of funds to pay for Solutia's Assumed Liabilities, in light of Solutia's refusal to pay for those liabilities during and prior to its bankruptcy, and for legal and other costs related to the Chapter 11 proceeding. Monsanto expects to pursue recovery of its costs for Solutia's Assumed Liabilities from Solutia in the bankruptcy proceedings. However, neither the extent of Monsanto's ability to recover such costs, nor the potential future costs to Monsanto for advancement of funds and legal and other costs to protect its interests, can be reasonably estimated at this time.

Litigation Obligations: On Feb. 17, 2004, Solutia notified Pharmacia and Monsanto that it was disclaiming its obligation to defend and indemnify Pharmacia and Monsanto for litigation matters that it had been managing under the Distribution Agreement, and that it would not accept the defense of new cases relating to Solutia's Assumed Liabilities. Monsanto believes Solutia is required to meet its obligations unless and until those obligations are discharged by the Bankruptcy Court.

                                                                    EXHIBIT 99.1

However, in order to protect Pharmacia's and our interests until that issue is resolved, pursuant to our obligation to indemnify Pharmacia under the Separation Agreement, Monsanto has on an interim basis assumed the management and defense of such litigation. If additional such cases arise in the future, Monsanto may also assume their management in order to mitigate damages and protect Pharmacia and Monsanto. In addition, Monsanto may settle litigation related to Solutia's Assumed Liabilities and pay judgments entered with respect to Solutia's Assumed Liabilities if Solutia refuses to do so.

Solutia's Assumed Liabilities include certain liabilities related to polychlorinated biphenyls (PCBs). In September 2003, the state and federal courts approved a global settlement of certain PCB litigation: Sabrina Abernathy et al. v. Monsanto Company et al. (a group of consolidated cases in the Circuit Court of Etowah County, Alabama); and Antonia Tolbert et al. v. Monsanto Company et al. (in the U.S. District Court for the Northern District of Alabama). Monsanto, Solutia and Pharmacia are each responsible for paying the full amount of the settlement. However, they agreed among themselves that Solutia would pay $50 million of the settlement amount over the next 11 years or more; the first installment of approximately $5 million was paid by Solutia in August 2004. If Solutia is discharged from this obligation in the Chapter 11 proceeding, Monsanto may be required to pay, or to indemnify Pharmacia for, this amount.

Monsanto provided $150 million to the settlement fund during August 2003 and $400 million during September 2003 and expected to be partially reimbursed by commercial insurance. Subsequently, Monsanto and the insurer responsible for approximately $140 million of this reimbursement resolved a dispute regarding the amount due, and Monsanto received $72 million net in August 2004. The insurer agreed to pay the remainder in quarterly installments over three calendar years beginning March 2005. Miscellaneous receivables of $80 million remain recorded as of Aug. 31, 2004, for the anticipated insurance reimbursement ($15 million was recorded in miscellaneous receivables and $65 million was recorded in other assets).

In connection with the global settlement of the Abernathy and Tolbert cases, Solutia also agreed to issue warrants to Monsanto for the purchase of up to 10 million shares of Solutia common stock, at an exercise price of $1.104 per share. Solutia did not execute a final warrant agreement or issue or deliver the warrants prior to the Chapter 11 filing. Monsanto has not recorded the warrants in its financial statements because they were not received. Monsanto will make a claim for its unreimbursed settlement contribution in the course of the Chapter 11 proceeding but expects that Solutia's obligation to issue the warrants will be discharged.

In 2002, in connection with litigation that Solutia was defending in Pennsylvania state court, Monsanto posted a $71 million appeal bond on Solutia's behalf pursuant to its indemnification obligation to Pharmacia under the Separation Agreement and an agreement with Pharmacia and Solutia. Solutia provided a $20 million bank letter of credit to secure a portion of Monsanto's obligations in connection with the appeal bond. Although this letter of credit remains available to Monsanto, Solutia has discontinued the payment of bank fees associated with maintaining the letter of credit. Monsanto is paying these fees and will make a claim for recovery of such fees against Solutia in the course of the Chapter 11 proceeding.

Environmental Obligations: On Feb. 27, 2004, Solutia filed a declaratory judgment action requesting that the Bankruptcy Court declare that the automatic stay under bankruptcy law prevented Solutia from continuing to perform its environmental obligations under the Distribution Agreement with respect to any sites where it does not have current operations or beyond its property line at sites where it has current operations. Prior to the filing of its declaratory judgment action, Solutia stopped performing its environmental obligations under the Distribution Agreement and applicable environmental laws, except within the boundaries of its current operations.

Solutia also filed on Feb. 27, 2004, a motion for summary judgment seeking a declaration from the Bankruptcy Court that the bankruptcy automatic stay precluded the U.S. Environmental Protection Agency (EPA) from taking efforts to enforce a Partial Consent Decree issued by the U.S. District Court for the Northern District of Alabama. In light of Solutia's failure to perform under the Partial Consent Decree, the EPA had previously filed actions and pleadings in the District Court asserting that Solutia's bankruptcy filing does not eliminate Solutia's obligation to perform certain environmental activities. The Bankruptcy Court denied Solutia's summary judgment motion and directed that the District Court determine Solutia's performance obligations under the Partial Consent Decree. The District Court then entered an order that the automatic stay provisions of the Bankruptcy Code do not apply to Solutia's obligations under the Partial Consent Decree. Solutia subsequently filed a motion to reconsider, modify, or clarify this order, which was denied by the District Court, and has continued to selectively perform its environmental obligations.

                                                                    EXHIBIT 99.1

Based on Solutia's failure to perform these environmental obligations, on March 25, 2004, Monsanto entered into an arrangement with the EPA and Solutia to perform certain environmental obligations at the Sauget, Illinois, and Anniston, Alabama sites under existing orders where both Solutia and Pharmacia are named parties. As a part of this arrangement, Monsanto has agreed with the EPA to perform certain remedial work until Monsanto invokes a 60-day notice of termination provision, which Monsanto has not invoked. Monsanto will assert claims and seek payment from Solutia for all the costs incurred in performing under this agreement. Through Aug. 31, 2004, the balance of Monsanto's accrual for remediation costs was $6.3 million.

Monsanto believes that Solutia remains obligated to continue to meet its environmental obligations unless and until those obligations are discharged by the Bankruptcy Court. However, in order to protect Pharmacia's and its interests until that issue is resolved, pursuant to its contractual obligation to indemnify Pharmacia under the Separation Agreement, Monsanto has on an interim basis stepped in as Pharmacia's representative and funded some of Solutia's environmental obligations at sites in addition to Sauget, Illinois, and Anniston, Alabama. Monsanto may continue to fund Solutia's environmental obligations at these other sites in order to mitigate damages and to protect Pharmacia and Monsanto.

Effect on Monsanto: It is reasonably possible that Monsanto's obligation under the Separation Agreement to indemnify Pharmacia for Solutia's Assumed Liabilities will result in a material adverse effect on Monsanto's financial position, profitability and/or liquidity. However, because of the many uncertainties relating to any resolution of Solutia's Chapter 11 proceeding, including the potential allocation of responsibility for and the ultimate resolution of Solutia's Assumed Liabilities, at this time Monsanto is unable to reasonably estimate the amount or range of any potential future liability or expense to the company.

Other Solutia-related matters: Monsanto is a party to an agreement with Solutia for the supply of formalin, a raw material used in the production of glyphosate. Pursuant to a September 2003 amendment to that agreement, Monsanto made a $25 million prepayment to Solutia for formalin in consideration for a reduction in the duration of Monsanto's obligation under the agreement. Solutia delivered $20 million of product relating to this prepaid amount and issued Monsanto a $5 million credit for the remaining balance, which was applied to lease and operating payments Monsanto owed to Solutia. At this time, Solutia has indicated that it will continue to perform its obligations under the formalin supply contract.

                                                                    EXHIBIT 99.1

NOTE 23. SEGMENT AND GEOGRAPHIC DATA

Monsanto manages its business in two segments: Seeds and Genomics, and Agricultural Productivity. The Seeds and Genomics segment consists of the global seeds and related traits businesses and biotechnology platforms. The Agricultural Productivity segment consists of the crop protection products, animal agriculture businesses and residential lawn-and-garden herbicide products. Sales between segments were not significant. Certain selling, general and administrative expenses are allocated between segments primarily by the ratio of segment sales to total Monsanto sales, consistent with the company's historical practice. Based on the Seeds and Genomics segment's increasing contribution to total Monsanto operations, the allocation percentages were changed at the beginning of fiscal 2004. Segment data is presented in the table that follows.

                                                    Year Ended    Eight Months
                                                     Aug. 31,    Ended Aug. 31,   Year Ended Dec. 31,
                                                    ----------   --------------  ---------------------
(Dollars in millions)                                 2004            2003         2002        2001
-------------------------------------------------   ----------   --------------  ---------   ---------
NET SALES(1)
    Corn seed and traits                             $  1,146      $    592      $    734    $    688
    Soybean seed and traits                               699           270           572         670
    All other crops seeds and traits                      476           322           295         375
                                                     --------      --------      --------    --------
  Total Seeds and Genomics                           $  2,321      $  1,184      $  1,601    $  1,733
                                                     --------      --------      --------    --------
    ROUNDUP and other glyphosate-based herbicides       2,011         1,352         1,888       2,488
    All other agricultural productivity products        1,101           847         1,189       1,242
                                                     --------      --------      --------    --------
  Total Agricultural Productivity                    $  3,112      $  2,199      $  3,077    $  3,730
                                                     --------      --------      --------    --------
  Total                                              $  5,433      $  3,383      $  4,678    $  5,463
                                                     --------      --------      --------    --------

EBIT(2)
  Seeds and Genomics                                 $    197      $     17      $ (2,088)   $   (241)
  Agricultural Productivity                               258           (28)          366         773
                                                     --------      --------      --------    --------
  Total                                              $    455      $    (11)     $ (1,722)   $    532
                                                     --------      --------      --------    --------

DEPRECIATION AND AMORTIZATION EXPENSE(3)
  Seeds and Genomics(4)                              $    264      $    146      $    223    $    328
  Agricultural Productivity                               188           156           237         226
                                                     --------      --------      --------    --------
  Total                                              $    452      $    302      $    460    $    554
                                                     --------      --------      --------    --------

RESTRUCTURING AND OTHER SPECIAL ITEMS
  Seeds and Genomics                                 $     40      $     (2)     $     72    $     76
  Agricultural Productivity(5)                             72            (6)           52         137
                                                     --------      --------      --------    --------
  Total                                              $    112      $     (8)     $    124    $    213
                                                     --------      --------      --------    --------

EQUITY AFFILIATE EXPENSE
  Seeds and Genomics                                 $    (36)     $    (26)     $    (43)   $    (41)
  Agricultural Productivity                                --            --            --          --
                                                     --------      --------      --------    --------
  Total                                              $    (36)     $    (26)     $    (43)   $    (41)
                                                     --------      --------      --------    --------

TOTAL ASSETS
  Seeds and Genomics                                 $  4,121      $  4,409      $  4,644    $  5,944
  Agricultural Productivity                             5,043         5,127         4,305       5,510
                                                     --------      --------      --------    --------
  Total                                              $  9,164      $  9,536      $  8,949    $ 11,454
                                                     --------      --------      --------    --------

PROPERTY, PLANT AND  EQUIPMENT PURCHASES
  Seeds and Genomics                                 $    127      $     77      $     89    $    103
  Agricultural Productivity                                83            37           135         279
                                                     --------      --------      --------    --------
  Total                                              $    210      $    114      $    224    $    382
                                                     --------      --------      --------    --------

INVESTMENT IN EQUITY AFFILIATES
  Seeds and Genomics                                 $     42      $     40      $     37    $     49
  Agricultural Productivity                                 3             2             1           1
                                                     --------      --------      --------    --------
  Total                                              $     45      $     42      $     38    $     50
                                                     --------      --------      --------    --------

(1) Represents net sales from continuing operations. As discussed in Note 2 -- Significant Accounting Policies -- Monsanto changed its marketing approach for certain trait fees, which resulted in certain trait revenue being recognized earlier -- in the second half of calendar year 2001 rather than in the first half of calendar year 2002.

(2) EBIT is defined as earnings (loss) before interest and taxes; see the following table for reconciliation. Earnings (loss) is intended to mean net income as presented in the Statement of Consolidated Operations under generally accepted accounting principles.

(3) Includes depreciation and amortization expense recorded in continuing operations and discontinued operations.

                                                                    EXHIBIT 99.1

(4)   Does not include the $69 million impairment of goodwill in fiscal year
      2004.

(5) Includes pretax restructuring charges of $3 million recorded in discontinued operations in calendar year 2002 related to the environmental technologies businesses.

A reconciliation of EBIT to net income (loss) for each year follows:

                                    Year Ended    Eight Months
                                     Aug. 31,    Ended Aug. 31,    Year Ended Dec. 31,
                                    ----------   --------------   ---------------------
(Dollars in millions)                  2004           2003           2002        2001
---------------------------------   ----------   --------------   ---------   ---------
EBIT(1)                              $    455       $    (11)     $ (1,722)   $    532
Interest Expense -- Net                   (67)           (46)          (59)        (73)
Income Tax (Provision) Benefit(2)        (121)            34            88        (164)
                                     --------       --------      --------    --------
Net Income (Loss)                    $    267       $    (23)     $ (1,693)   $    295
                                     ========       ========      ========    ========

(1) Includes the loss from operations of discontinued businesses and the pretax cumulative effect of a change in accounting principle.

(2) Includes the income tax provision (benefit) from continuing operations, the income tax benefit on discontinued operations, and the income tax benefit on the cumulative effect of a change in accounting principle.

Although inflation is relatively low in most of Monsanto's major markets, it continues to affect operating results. To mitigate the effect of inflation, Monsanto implemented measures to control costs, to improve productivity, to manage capital expenditures and working capital, and to raise selling prices when government regulations and competitive conditions permit. In addition, the current costs of replacing certain assets are estimated to be greater than the historical costs presented in the financial statements. Accordingly, the depreciation expense reported in the Statement of Consolidated Operations would be greater if it were stated on a current-cost basis.

Net sales and long-lived assets are attributed to the geographic areas of the relevant Monsanto legal entities. For example, a sale from the United States to a customer in Latin America is reported as a U.S. export sale.

                        Net Sales to Unaffiliated Customers Excluding Inter-area Sales              Long-Lived Assets
                        --------------------------------------------------------------   ----------------------------------------
                        Year Ended         Eight Months
                         Aug. 31,          Ended Aug. 31,          Year Ended Dec. 31,     As of Aug. 31,        As of Dec. 31,
                        ----------         --------------          -------------------   ------------------   -------------------
(Dollars in millions)      2004                 2003                 2002       2001       2004     2003        2002       2001
---------------------   ----------         --------------          --------   --------   --------   -------   --------   --------
United States             $  2,910           $  1,987              $  3,003   $  3,354   $  2,637   $ 2,896   $  2,965   $  4,853
Latin America                1,105                563                   584        949        648       628        572        880
Europe-Africa                  778                486                   592        601        321       413        417        597
Asia-Pacific                   373                161                   315        371        107       118        112        128
Canada                         267                186                   184        188         45        42         34         37
                          --------           --------              --------   --------   --------   -------   --------   --------
Total                     $  5,433           $  3,383              $  4,678   $  5,463   $  3,758   $ 4,097   $  4,100   $  6,495
                          ========           ========              ========   ========   ========   =======   ========   ========

                                                                    EXHIBIT 99.1

NOTE 24. OTHER EXPENSE -- NET

During the transition period, Monsanto recorded $396 million for the Solutia PCB litigation settlement in other expense listed separately in the Statement of Consolidated Operations. Further description of the Solutia PCB litigation settlement is provided in this note. The significant components of other expense (income) were:

                                                             Year Ended     Eight Months
                                                               Aug. 31,     Ended Aug. 31,       Year Ended Dec. 31,
                                                             -----------   ---------------     ---------------------
(Dollars in millions)                                           2004            2003            2002        2001
----------------------------------------------------------   -----------   ---------------     ---------   ---------
Solutia's Assumed Liabilities and Bankruptcy-Related Legal
  and Other Expenses                                         $     58        $     --           $    --     $    --
Equity Affiliate Expense -- Net (see Note 25)                      36              26                43          41
Foreign-Currency Transaction Losses -- Net                         34              20                36          32
Banking and Other Related Fees                                     12              11                10           8
Minority Interest Expense                                           9               2                 4           3
Hedging Losses                                                      7              --                --          --
Gains Realized Upon Sale of Equity Securities                      (9)             --               (12)         (8)
Gain on Sale of Businesses and Assets                              (2)             (1)              (24)         --
Litigation Matters -- Net                                          --              --                17          60
Deferred Payout Provision Related to Past Business
  Divestiture                                                      --              --                --          (8)
Impairments of Equity Investments and Securities                   --              --                --           8
Early Extinguishment of Debt                                       --              --                --           4
Other Miscellaneous Expense (Income)                                7               9               (16)        (13)
                                                             --------        --------          --------    --------
Other Expense -- Net                                         $    152        $     67          $     58    $    127
                                                             ========        ========          ========    ========

See Note 22 -- Commitments and Contingencies -- for further discussion of Solutia's Assumed Liabilities. Other miscellaneous expense for fiscal year 2004 and the transition period comprises numerous items that are less than $5 million individually.

Charges for litigation matters in calendar year 2002 related primarily to an agreement among Monsanto and certain of its subsidiaries, DuPont, and DuPont's Pioneer subsidiary. Under the agreement, the parties agreed to resolve a number of business and patent disputes among themselves. The agreement also included new royalty and business arrangements, including the granting of technology licenses.

Litigation matters recognized in calendar year 2001 included charges of $82 million and a gain of $22 million related to the three matters discussed below.

      - In November 2001, a federal appeals court upheld a 1999 judgment against DEKALB Genetics (now a wholly owned subsidiary of Monsanto) in a licensing dispute brought by Aventis CropScience S.A. (now Bayer CropScience). As a result, a reserve of $50 million for punitive damages was recorded in other expense in 2001. The reserve was included in miscellaneous short-term accruals in the Statement of Consolidated Financial Position as of Dec. 31, 2001, and it was paid during calendar year 2002.

      - In January 2002, Monsanto and Central Garden and Pet (Central Garden) announced the settlement of all litigation related to Central Garden's distributorship of lawn-and-garden products during the 1990s for a divested business of the former Monsanto. As a result, the company recorded a net pretax charge of $32 million in other expense in calendar year 2001, Central Garden paid Monsanto $5.5 million for products shipped to Central Garden under the distribution agreement, and Central Garden's Pennington subsidiary also agreed to purchase $2 million of Monsanto's glyphosate material under an existing supply agreement with Monsanto.

      - In October 2001, Monsanto and DuPont announced the resolution of issues related to Monsanto's MON810 YIELDGARD insect-protected corn trait used in corn hybrids sold by Pioneer. The resolution includes the dismissal of several lawsuits regarding the development, licensing and sale of MON810 YIELDGARD products. Under this agreement, Pioneer will continue to sell MON810 YIELDGARD insect-protected corn hybrids under a royalty-bearing license from Monsanto. In addition, Monsanto received a one-time fee of approximately $56 million. The

                                                                    EXHIBIT 99.1
            major components of this fee relate to Pioneer's past use of Monsanto's MON810 YIELDGARD product and to royalties related to Pioneer's sales of MON810 YIELDGARD products during calendar year 2001. The portion of the fee related to Pioneer's past use of the product and to the settlement of other issues ($22 million) was recorded as other income. The royalties related to MON810 YIELDGARD products sold during calendar year 2001 were recorded as trait revenues in the fourth quarter of calendar year 2001.

PCB LITIGATION SETTLEMENT: As discussed in Note 22 -- Commitments and Contingencies -- Monsanto participated in a global settlement, which included Solutia and Pharmacia, relating to certain Solutia PCB litigation in Alabama. As a result, Monsanto recorded a pretax charge of $396 million ($252 million aftertax, reflecting a tax benefit of $144 million) in August 2003. The net charge of $396 million includes $1 million of related legal expenses. Monsanto paid $150 million of its share of the $550 million cash settlement in August 2003, and the remaining $400 million was paid in September 2003. Receivables of $155 million were recorded as of Aug. 31, 2003, for the insurance proceeds; however, this amount was adjusted by $5 million in fiscal year 2004 to reflect the discounted effect of the delay in receipt of the reimbursement (approximately $2 million was accreted in fiscal 2004). As of Aug. 31, 2004, Monsanto had received net insurance proceeds of $72 million.

NOTE 25. EQUITY AFFILIATES

Equity affiliate expense includes investments in a number of affiliates that are accounted for using the equity method. In September 1998, the former Monsanto Company entered into an agreement (as amended from time to time, the Renessen Agreement) to form the Renessen LLC joint venture (Renessen) with Cargill, Incorporated (Cargill). The agreement was assigned to Monsanto in connection with its spinoff from Pharmacia Corporation. The joint venture combines Monsanto's seed assets and technology capabilities with Cargill's global grain processing, marketing and risk management infrastructure to develop and commercialize enhanced grain products in the processing and animal feed markets, and to increase returns on those products by greater participation in the value chain. Monsanto and Cargill each have a 50 percent interest in Renessen. A governance board on which Monsanto and Cargill each have equal representation manages Renessen. Monsanto and Cargill have committed to make equal contributions to fund the Renessen business plan that is approved by the governance board annually. The Renessen agreement grants Renessen a worldwide, fully paid-up, non-exclusive, non-royalty-bearing right and license to Monsanto's and Cargill's respective patents and other intellectual property needed for Renessen to pursue the approved business plan. Monsanto and Cargill receive rights to use intellectual property developed by Renessen in other specified areas. Pursuant to the Renessen Agreement, Monsanto performs the majority of Renessen's upstream research and development activities. Equity affiliate expense from Renessen was $36 million in fiscal year 2004, $26 million in the transition period, $41 million in calendar year 2002, and $41 million in calendar year 2001, and represented substantially all of equity affiliate expense. During fiscal year 2004, the transition period, and calendar years 2002 and 2001, Monsanto performed R&D services of $45 million, $33 million, $47 million and $49 million, respectively, for Renessen, which was recovered at cost. The fair value of performing these services approximates the recovered cost. Summarized financial information related to Renessen is as follows:

                         As of Aug. 31,   As of Dec. 31,
                         --------------   --------------
(Dollars in millions)    2004      2003        2002
----------------------   ----      ----   --------------
Current Assets           $13       $ 3        $ 6
Noncurrent Assets          3         3          3
Current Liabilities       12        13         13
Noncurrent Liabilities     2         1          1
                         ---       ---        ---

                                    Year Ended   Eight Months
                                      Aug. 31,   Ended Aug. 31,   Year Ended Dec. 31,
                                    ----------   --------------  --------------------
(Dollars in millions)                  2004           2003         2002        2001
---------------------------------   ----------   --------------  ---------   --------
Net Sales                           $       8      $      6      $      2    $      1
Gross Margin                                1            --            (1)         --
Research and Development Expenses          54            40            61          64
Net Loss                                  (71)          (53)          (82)        (82)
                                    ---------      --------      --------    --------

                                                                    EXHIBIT 99.1

NOTE 26. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Advertising Costs: Costs for producing and communicating advertising for the various brands and products were charged to selling, general and administrative expenses as they were incurred, or expensed ratably during the year in relation to revenues or certain other performance measures. Advertising costs were $65 million for fiscal year 2004, $37 million for the transition period, $69 million for calendar year 2002, and $95 million for calendar year 2001.

Agency Fee and Marketing Agreement: In 1998, Pharmacia (f/k/a Monsanto Company) entered into an agency and marketing agreement with The Scotts Miracle-Gro Company (f/k/a The Scotts Company) (Scotts) with respect to the lawn-and-garden herbicide business, which was transferred to Monsanto in connection with its separation from Pharmacia. Scotts acts as Monsanto's principal agent to market and distribute its lawn-and-garden herbicide products. The agreement has an indefinite term except for certain countries in the European Union, where the agreement related to those countries terminates on Sept. 30, 2008, and may be extended for up to ten years by the mutual agreement of both parties. Under the agreement, Scotts is obligated to pay Monsanto a $20 million fixed fee each year for the length of the contract to defray costs associated with the lawn-and-garden herbicide business (the annual payment). Monsanto records the annual payment from Scotts as a reduction of selling, general and administrative (SG&A) expenses ratably over the year to which the payment relates. Of the total fixed fee that was owed for the first three years of the agreement, Scotts deferred $40 million and is contractually required to repay this amount in full, with interest. Monsanto is accruing interest on the deferred amounts owed by Scotts monthly and including it in interest income. Scotts began paying these deferred amounts ($5 million per year for both the deferred portion of the fixed fee and interest in monthly installments) beginning in program year 2003 (program year is defined as October 1 to September 30). In addition, if certain earnings thresholds are achieved, starting with program year 2001, recovery of the deferred amount is accelerated through additional payments. No accelerated portion of the deferral was paid by Scotts as of Aug. 31, 2004. The total amount owed by Scotts, including accrued interest, was $49 million as of Aug. 31, 2004, $50 million as of Aug. 31, 2003 and $50 million as of Dec. 31, 2002.

Monsanto is obligated to pay Scotts an annual commission based on the earnings of the lawn-and-garden herbicide business (before interest and income taxes). The amount of commission due to Scotts varies depending on whether or not the earnings of the lawn-and-garden herbicide business exceed certain thresholds that vary by program year. The commission due to Scotts is accrued monthly and included in SG&A expenses. The commission expense included in SG&A expenses was $57 million in fiscal year 2004, $43 million in the transition period, $39 million in calendar year 2002, and $37 million in calendar year 2001 (the commission expense presented herein is not netted with any payments received from Scotts).

NOTE 27. DISCONTINUED OPERATIONS

In second quarter 2005, the company committed to a plan to sell its environmental technologies businesses that met the "held for sale" criteria under SFAS 144. The environmental technologies businesses provide engineering, procurement and construction management services, and sell proprietary equipment and process technologies. The environmental technologies businesses were previously reported as part of the Agricultural Productivity segment The company has determined that these businesses are no longer consistent with its strategic business goals. In April 2005, the company announced that it signed a non-binding letter of intent to sell the environmental technologies businesses to the management of the businesses in a management buyout. The parties are negotiating a definitive agreement for the transaction, which is targeted to close by the end of fiscal year 2005.

As discussed earlier in Note 5 -- Restructuring, on Oct. 15, 2003, Monsanto announced plans to (1) exit the European breeding and seed business for wheat and barley and (2) discontinue the plant-made pharmaceuticals program. As a result of these plans and the plan to sell the environmental technologies businesses, certain financial data for these businesses has been presented as discontinued operations in accordance with SFAS 144. Accordingly, for the year ended Aug. 31, 2004, for the transition period, and for calendar years 2002 and 2001, the Statement of Consolidated Operations has been conformed to this presentation. As of Aug. 31, 2004, the remaining assets and liabilities of the European wheat and barley business and plant-made pharmaceuticals program were less than $1 million, and thus there was no impact on the Statement of Consolidated

                                                                    EXHIBIT 99.1

Financial Position. The European wheat and barley business and plant-made pharmaceuticals program were previously reported as part of the Seeds and Genomics segment.

The following amounts related to the environmental technologies businesses, European breeding and seed business for wheat and barley and the plant-made pharmaceuticals program have been segregated from continuing operations and reflected as discontinued operations:

                                                  Year Ended   Eight Months      Year Ended Dec. 31,
                                                   Aug. 31,    Ended Aug. 31,   --------------------
(Dollars in millions)                                2004          2003           2002       2001
-----------------------------------------------   ----------   --------------   --------   ---------
Net sales                                         $     141       $     60      $    93    $    142

Loss from operations of discontinued businesses          (6)           (17)         (28)        (26)
Income tax benefit                                       (7)            (6)         (11)         (3)
                                                  ---------       --------      -------    --------
Net income (loss) on discontinued operations              1            (11)         (17)        (23)
                                                  =========       ========      =======    ========

In fiscal year 2004, the sale of assets associated with the European wheat and barley business to Rodez, France-based RAGT Genetique, S.A. (RAGT) was finalized. This divestiture resulted in a net loss of approximately $3 million before taxes recorded in loss from operations of discontinued businesses, after accounting for currency translation adjustments and transactional costs. The divestiture also generated a capital loss in the United Kingdom. Pursuant to SFAS No. 109, Accounting for Income Taxes, a full valuation allowance was recorded against the deferred tax asset of $68 million related to this capital loss carryforward, which does not expire, because the company concluded that it was more likely than not that the deferred tax asset will not be realizable. Monsanto is evaluating alternative tax planning strategies in an effort to realize a benefit from the loss incurred on this investment, whether in the United Kingdom or the United States. See Note 30 -- Subsequent Event -- for further discussion of this item.

NOTE 28. RELATED-PARTY TRANSACTIONS

On Sept. 1, 2000, Monsanto entered into a master transition services agreement with Pharmacia, which was then its majority shareowner. Some terms of this master agreement expired on Dec. 31, 2001. New terms negotiated in calendar year 2002 do not differ materially from previously agreed upon terms. Under these agreements, Monsanto provides certain administrative support services to Pharmacia, and Pharmacia primarily provides information technology and human resources support to Monsanto. These agreements continue to be effective after Pharmacia's Aug. 13, 2002, spinoff of Monsanto. During the period from Jan. 1, 2002, to Aug. 13, 2002, Monsanto recognized expenses of $22 million, and it recorded a reimbursement of $27 million for costs incurred on behalf of Pharmacia. During 2001, Monsanto recognized expenses of $70 million, and it recorded a reimbursement of $48 million for costs incurred on behalf of Pharmacia. As of Dec. 31, 2002, the company had a net receivable balance of $2 million with Pharmacia. Transition services, employee benefits, capital project costs, and information technology costs comprised this balance.

From the IPO closing date through November 2002, Pharmacia provided loan and deposit management services to Monsanto's ex-U.S. subsidiaries. Since November 2002, Monsanto has maintained its cash-management strategy by working with third-party banks. Until Aug. 13, 2002, Pharmacia was also the counterparty to some of Monsanto's foreign-currency exchange contracts. Since Aug. 13, 2002, Monsanto has maintained its foreign-currency exchange strategies by working with third-party banks. As of Dec. 31, 2001, the fair value of the company's outstanding foreign-currency exchange contracts with Pharmacia was a loss of $7 million. In addition, Monsanto pays a fee to Pharmacia because Pharmacia is the named party on a guarantee of debt of a Monsanto subsidiary issued prior to Monsanto's separation from Pharmacia on Sept. 1, 2000. Fees for these services are comparable to those that Monsanto would have incurred with a third party.

On Aug. 13, 2002, Monsanto repaid its outstanding short-term debt to Pharmacia and entered into a new short-term debt arrangement with Pharmacia for $150 million. This new short-term debt was repaid in August 2002 with a portion of the proceeds received from Monsanto's issuance of 7 3/8% Senior Notes.

Monsanto and Pharmacia entered into an agreement whereby Pharmacia paid Monsanto approximately $40 million for certain expenses incurred by Monsanto relating to the spinoff of Monsanto by Pharmacia effective Aug. 13, 2002. Monsanto has used these funds to pay for the separation of the Monsanto and Pharmacia research and development organizations, legal

                                                                    EXHIBIT 99.1
activities required to separate the ownership of certain intellectual property definitively, and other types of activities that arose directly as a result of the spinoff. Funds unspent as of Aug. 31, 2004 are approximately $500,000 and are recorded in short-term accruals. The company expects to use the remaining funds for their designated purposes during fiscal year 2005.

NOTE 29. QUARTERLY DATA (UNAUDITED)

The following table includes financial data for the fiscal year quarters in 2004 and the calendar year quarters in 2003 and 2002 as indicated. Because of the change in fiscal year to August 31, only the first two quarters were reported in the transition period.

(Dollars in millions, except per share amounts)

                                                                                        Diluted Earnings (Loss) per Share (1)
                                                                                   -----------------------------------------------
                                                             Cumulative                                      Cumulative
                                     Income                   Effect of              Income                  Effect of
                                     (Loss)       Income     Accounting              (Loss)                  Accounting
                                      From       (Loss) on     Change       Net       From       Loss on       Change       Net
                Net       Gross    Continuing  Discontinued   (Notes 3    Income   Continuing  Discontinued   (Notes 3    Income
    2004      Sales (2)   Profit   Operations   Operations     and 9)     (Loss)   Operations   Operations     and 9)     (Loss)
-----------   ---------  --------  ----------  ------------- ----------  --------  ----------  ------------  ----------  ---------
1ST QUARTER   $  1,024   $    460   $    (79)    $    (18)    $     --   $   (97)  $   (0.30)   $   (0.07)    $    --    $  (0.37)
2ND QUARTER      1,498        743        156           (2)          --       154        0.58        (0.01)         --        0.57
3RD QUARTER      1,676        830        226           26           --       252        0.83         0.10          --        0.93
4TH QUARTER      1,235        504        (37)          (5)          --       (42)      (0.14)       (0.02)         --       (0.16)
              --------   --------   --------     --------     --------   -------   ---------    ---------     -------    --------
TOTAL FISCAL
  YEAR        $  5,433   $  2,537   $    266     $      1     $     --   $   267   $    0.99    $      --     $    --    $   0.99
              ========   ========   ========     ========     ========   =======   =========    =========     =======    ========

2003
1st Quarter   $  1,153   $    529   $     78     $     (6)    $    (12)  $    60   $    0.30    $   (0.02)    $ (0.05)   $   0.23
2nd Quarter      1,687        883        296           (1)          --       295        1.12           --          --        1.12

2002
1st Quarter   $  1,229   $    599   $     90     $     (4)    $ (1,822)  $(1,736)  $    0.34    $   (0.01)    $ (6.92)   $  (6.59)
2nd Quarter      1,575        813        152           (5)          --       147        0.58        (0.02)         --        0.56
3rd Quarter        660        190       (161)          (4)          --      (165)      (0.62)       (0.01)         --       (0.63)
4th Quarter      1,214        548         65           (4)          --        61        0.25        (0.02)         --        0.23
              --------   --------   --------     --------     --------   -------   ---------    ---------     -------    --------
Total Calendar
  Year        $  4,678   $  2,150   $    146     $    (17)    $ (1,822)  $(1,693)  $    0.56    $   (0.07)    $ (6.94)   $  (6.45)
              ========   ========   ========     ========     ========   =======   =========    =========     =======    ========

(1) Because of the quarterly changes in the effects of dilutive stock options in 2002 and 2004, correlated with the average quarterly stock price, quarterly earnings (loss) per share do not total to the full-year amount. Additionally, because Monsanto reported a loss from continuing operations before cumulative effect of accounting change in the first and fourth quarters of 2004 and third quarter of 2002, generally accepted accounting principles required diluted loss per share to be calculated using weighted-average common shares outstanding, excluding common stock equivalents. As a result, the quarterly earnings (loss) per share do not total to the full-year amount.

(2) The fluctuation in net sales from quarter to quarter in 2002 is because Monsanto generates most of its sales from continuing operations during the first half of the calendar year. This is primarily due to the timing of the planting season in the Northern Hemisphere. Sales appear more consistent from quarter to quarter in 2004 due to the change from a calendar to fiscal year-end.

NOTE 30. SUBSEQUENT EVENT

As discussed in Note 11 -- Income Taxes, the sale of the European wheat and barley business generated a tax loss deductible in either the United Kingdom or the United States. As of Aug. 31, 2004, a deferred tax asset had not been recorded for the tax loss incurred in the United States because of the existence of a number of uncertainties. These uncertainties were substantially diminished with the enactment of the "American Jobs Creation Act of 2004" on Oct. 22, 2004. As a result, Monsanto will record a deferred tax benefit of approximately $105 million in the first quarter of fiscal year 2005, or an earnings per share impact of $0.39. The recognition of this tax benefit in the United States will effectively preclude Monsanto from claiming any U.K. benefit for the U.K. tax loss. Accordingly, the U.K. deferred tax asset of $68 million, which had a full valuation allowance against it, will be written off.

The American Jobs Creation Act of 2004 also contains a number of tax provisions which the company is in the process of evaluating their impact. While management does not believe these provisions will have a material impact on fiscal year 2005, they may have a material impact in subsequent years.